    THE INFORMATION IN THIS PROSPECTUS SUPPLEMENT AND THE ACCOMPANYING PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. THIS PROSPECTUS SUPPLEMENT AND THE ACCOMPANYING PROSPECTUS ARE NOT AN OFFER TO SELL THESE SECURITIES AND ARE NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

                                                      PURSUANT TO RULE 424(b)(5)
                                                      REGISTRATION NO. 333-73326
                             SUBJECT TO COMPLETION
            PRELIMINARY PROSPECTUS SUPPLEMENT DATED JANUARY 4, 2002

PROSPECTUS SUPPLEMENT

(TO PROSPECTUS DATED DECEMBER 27, 2001)
                           40,000,000 FELINE PACS(SM)
              (INITIALLY CONSISTING OF 40,000,000 INCOME PACS(SM))

                                (WILLIAMS LOGO)
                             ----------------------

    The Williams Companies, Inc. is offering 40,000,000 FELINE PACS. The FELINE PACS initially will consist of units referred to as Income PACS, each with a stated amount of $25. Each Income PACS will include a purchase contract pursuant to which you will agree to purchase from us for $25 on February 16, 2005 a number of shares of our common stock equal to the settlement rate. If the applicable market value of our common stock as of the settlement date is less
than or equal to the appreciation cap price of $         , the settlement rate
will be          shares, which is the $25 stated amount of the FELINE PACS
divided by the closing price of our common stock on the date of this prospectus supplement. If the applicable market value of our common stock as of the
settlement date is greater than the appreciation cap price of $         , the
settlement rate will be equal to     shares multiplied by the quotient of the
appreciation cap price of $         divided by the applicable market value of
our common stock as of the settlement date. Under each purchase contract we will
make quarterly contract adjustment payments at the rate of   % of the stated
amount per year, as described in this prospectus supplement. Each Income PACS also will include $25 principal amount of our senior notes due February 16,
2007. The notes will bear interest at a rate of   % per year, which rate is
expected to be reset on or after November 16, 2004. The notes will not trade separately from the Income PACS unless and until a permitted substitution is made. At any time after the issuance of the Income PACS, a holder may substitute U.S. Treasury securities for the notes, in accordance with the terms described in this prospectus supplement. A FELINE PACS that consists of the purchase contract and a substituted Treasury security is referred to as a "Growth PACS(SM)."

    We will apply to list the Income PACS on the New York Stock Exchange, or NYSE, under the symbol "WMB PrI." On January 4, 2002, the last reported sale price of our common stock on the NYSE was $24.92 per share.

     INVESTING IN THE FELINE PACS INVOLVES RISKS THAT ARE DESCRIBED IN THE "RISK FACTORS" SECTION BEGINNING ON PAGE S-13 OF THIS PROSPECTUS SUPPLEMENT.
                             ----------------------

                                                                  PER
                                                              INCOME PACS    TOTAL
                                                              -----------    -----
Public offering price(1)....................................      $            $
Underwriting discount.......................................      $            $
Proceeds, before expenses, to The Williams Companies,
  Inc. .....................................................      $            $

    (1) Plus accrued interest and accumulated contract adjustment payments from
                 , 2002, if settlement occurs after that date

    The underwriters also may purchase up to an additional 6,000,000 Income PACS at the public offering price less the underwriting discount within 30 days of the date of this prospectus supplement, subject to certain limitations, in order to cover overallotments, if any.

    Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

    The Income PACS will be ready for delivery in book-entry form only through
The Depository Trust Company on or about          , 2002.
                             ----------------------

                          Joint Book-Running Managers
MERRILL LYNCH & CO.                                         SALOMON SMITH BARNEY
                             ----------------------

BANC OF AMERICA SECURITIES LLC                        CREDIT SUISSE FIRST BOSTON
JPMORGAN                        LEHMAN BROTHERS         MIZUHO INTERNATIONAL PLC

ABN AMRO ROTHSCHILD LLC        BMO NESBITT BURNS                BARCLAYS CAPITAL
CIBC WORLD MARKETS                                        COMMERZBANK SECURITIES
CREDIT LYONNAIS SECURITIES (USA) INC.
                              RBC CAPITAL MARKETS     THE ROYAL BANK OF SCOTLAND
SCOTIA CAPITAL                                                     TD SECURITIES
                             ----------------------

          The date of this prospectus supplement is           , 2002.
---------------

"FELINE PACS," "Income PACS" and "Growth PACS" are service marks of Merrill Lynch & Co., Inc.

                               TABLE OF CONTENTS

                                                              PAGE
                                                              ----
                      PROSPECTUS SUPPLEMENT
Prospectus Supplement Summary...............................   S-1
Recent Developments.........................................  S-12
Risk Factors................................................  S-13
Disclosure About Forward-Looking Statements.................  S-21
Use of Proceeds.............................................  S-23
Price Range of Common Stock and Dividends...................  S-24
Capitalization..............................................  S-25
Accounting Treatment........................................  S-26
Description of the FELINE PACS..............................  S-27
Description of the Purchase Contracts.......................  S-31
Description of the Purchase Contract Agreement and the
  Pledge Agreement..........................................  S-41
Description of the Notes....................................  S-45
Certain United States Federal Income Tax Consequences.......  S-50
ERISA Considerations........................................  S-58
Underwriting................................................  S-59
Legal Matters...............................................  S-62

                            PROSPECTUS
Where You Can Find More Information.........................     1
Incorporation of Certain Documents by Reference.............     1
The Williams Companies, Inc. ...............................     2
Use of Proceeds.............................................     2
Ratios of Earnings to Combined Fixed Charges and Preferred
  Stock Dividend Requirements...............................     3
Description of Debt Securities..............................     3
Description of Preferred Stock..............................    13
Description of Common Stock.................................    18
Description of Warrants.....................................    19
Description of Purchase Contracts...........................    20
Description of Units........................................    20
Plan of Distribution........................................    20
Experts.....................................................    21
Legal Matters...............................................    22

     THE ACCOMPANYING PROSPECTUS IS PART OF A REGISTRATION STATEMENT WE FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. YOU SHOULD RELY ONLY ON THE INFORMATION WE HAVE PROVIDED OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS SUPPLEMENT AND THE ACCOMPANYING PROSPECTUS. WE AND THE UNDERWRITERS HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH ADDITIONAL OR DIFFERENT INFORMATION. WE ARE NOT MAKING AN OFFER OF THESE SECURITIES IN ANY JURISDICTION WHERE THE OFFER IS NOT PERMITTED. YOU SHOULD ASSUME THAT THE INFORMATION IN THIS PROSPECTUS SUPPLEMENT AND THE ACCOMPANYING PROSPECTUS IS ACCURATE ONLY AS OF THE DATE ON THE FRONT OF THE DOCUMENT AND THAT ANY INFORMATION WE HAVE INCORPORATED BY REFERENCE IS ACCURATE ONLY AS OF THE DATE OF THE DOCUMENT INCORPORATED BY REFERENCE. OUR BUSINESS, FINANCIAL CONDITION, RESULTS OF OPERATIONS AND PROSPECTS MAY HAVE CHANGED SINCE THESE DATES.

     In this prospectus supplement and the accompanying prospectus, unless we otherwise specify or the context otherwise requires, references to "Williams," "we," "us" and "our" are to The Williams Companies, Inc. and its subsidiaries.

                         PROSPECTUS SUPPLEMENT SUMMARY

     You should read the following summary in conjunction with the more detailed information contained in this prospectus supplement, the accompanying prospectus and the documents incorporated by reference.

                          THE WILLIAMS COMPANIES, INC.

     Williams, together with its subsidiaries, is a leading company in the energy sector. Through Williams Gas Pipeline Company, LLC, Williams Energy Services, LLC, and Williams Energy Marketing & Trading Company and their subsidiaries, Williams engages in the following types of energy-related activities:

     - transportation and storage of natural gas and related activities through operation and ownership of five wholly owned interstate natural gas pipelines and several pipeline joint ventures;

     - exploration and production of oil and gas through ownership of 3.1 trillion cubic feet of proved natural gas reserves primarily located in Colorado, New Mexico, Wyoming and Kansas;

     - natural gas gathering, processing, and treating activities through ownership and operation of approximately 11,450 miles of gathering lines, 12 natural gas treating plants, and 17 natural gas processing plants (three of which are partially owned) located in the United States and Canada;

     - natural gas liquids transportation through ownership and operation of approximately 14,300 miles of natural gas liquids pipeline (4,568 miles of which are partially owned);

     - transportation of petroleum products and related terminal services through ownership or operation of approximately 9,170 miles of petroleum products pipeline and 80 petroleum products terminals (some of which are partially owned);

     - light hydrocarbon/olefin transportation through 300 miles of pipeline in Southern Louisiana;

     - ethylene production through a 5/12 interest in a 1.2 billion pound/year facility in Geismar, Louisiana;

     - production and marketing of ethanol and bio-products through operation and ownership of two ethanol plants (one of which is partially owned) and ownership of minority interests or investments in four other plants;

     - refining of petroleum products through operation and ownership of two refineries;

     - retail marketing primarily through 50 travel centers; and

     - energy commodity marketing and trading.

     Williams, through subsidiaries, also directly invests in energy projects primarily in Canada, South America and Lithuania and continues to explore and develop additional projects for international investments. In addition, Williams invests in energy and infrastructure development funds in Asia and Latin America.

     Williams is a holding company headquartered in Tulsa, Oklahoma. Williams was originally incorporated under the laws of the State of Nevada in 1949 and was reincorporated under the laws of the State of Delaware in 1987. Williams maintains its principal executive offices at One Williams Center, Tulsa, Oklahoma 74172, telephone (918) 573-2000.

     For a discussion of certain recent developments involving Williams, please see "Recent Developments."

                              THE OFFERING -- Q&A

WHAT ARE FELINE PACS?

     The FELINE PACS consist of units referred to as Income PACS and Growth PACS. The FELINE PACS offered will initially consist of 40,000,000 Income PACS (46,000,000 Income PACS if the underwriters exercise their over-allotment option in full), each with a stated amount of $25. From each Income PACS, the holder may create a Growth PACS, as described below.

WHAT ARE THE COMPONENTS OF INCOME PACS?

     Each Income PACS will consist of a purchase contract and, initially, $25
principal amount of our      % senior notes due 2007. You will own the note that
is a component of each Income PACS, but it will be pledged to us to secure your obligations under the purchase contract. If the notes are successfully remarketed or a tax event redemption occurs, in each case as described in this prospectus supplement, your applicable ownership interest in the Treasury portfolio will replace your note as a component of each Income PACS and will be pledged to us to secure your obligations under the purchase contract.

WHAT IS A PURCHASE CONTRACT?

     Each purchase contract underlying a FELINE PACS obligates the holder of the purchase contract to purchase, and obligates us to sell, on February 16, 2005, for $25, a number of shares of our common stock equal to the "settlement rate." The settlement rate will be calculated, subject to adjustment as described under "Description of the Purchase Contracts -- Anti-dilution adjustments," as follows:

     - if the applicable market value of our common stock is less than or equal
       to the appreciation cap price of $          , the settlement rate will be
                 shares, which is the $25 stated amount of the FELINE PACS divided by the closing price of our common stock on the date of this prospectus supplement; and

     - if the applicable market value of our common stock is greater than the
       appreciation cap price of $          , the settlement rate will be equal
       to      shares multiplied by the quotient of the appreciation cap price
       of $          divided by the applicable market value of our common stock.

     "Applicable market value" means the average of the closing price per share of our common stock on each of the twenty consecutive trading days ending on the third trading day immediately preceding February 16, 2005.

CAN I SETTLE THE PURCHASE CONTRACT EARLY?

     If we are involved in a merger in which at least 30% of the consideration for our common stock consists of cash or cash equivalents, then each holder of a purchase contract will have the right to accelerate and settle the purchase contract at the settlement rate in effect immediately before the merger.

     Your early settlement right is subject to the condition that, if required under the U.S. federal securities laws, we have a registration statement under the Securities Act of 1933 in effect covering any securities deliverable upon settlement of a purchase contract.

WHAT ARE THE COMPONENTS OF GROWTH PACS?

     Each Growth PACS will consist of a purchase contract and a 2.5% undivided beneficial ownership interest in a Treasury security. You will own the ownership interest in a Treasury security that is a component of each Growth PACS, but it will be pledged to us to secure your obligations under the purchase contract. The Treasury security is a zero-coupon U.S. Treasury security with a principal amount at maturity of $1,000 that matures on February 15, 2005.

HOW CAN I CREATE GROWTH PACS FROM INCOME PACS?

     Unless the Treasury portfolio has replaced the notes as a component of the Income PACS as a result of a successful remarketing of the notes or as a result of a tax event redemption, as described in this prospectus supplement, each holder of Income PACS will have the right, on or at any time prior to the fifth business day immediately preceding February 16, 2005, to substitute for the related notes, zero-coupon Treasury securities (CUSIP No. 912820BM8) that mature on February 15, 2005 in a total principal amount at maturity equal to the aggregate principal amount of the notes for which substitution is being made. This substitution will create a Growth PACS, at which point the applicable notes will be released to the holder and be separately transferable from the Growth PACS. Because U.S. Treasury securities are issued in multiples of $1,000, holders of Income PACS may make such substitution only in integral multiples of 40 Income PACS. However, if the Treasury portfolio has replaced the notes as a component of the Income PACS as a result of a successful remarketing of the notes or a tax event redemption, holders of Income PACS may make substitutions
only in multiples of           Income PACS, on or at any time prior to the
second business day immediately preceding February 16, 2005. Following this substitution, the appropriate applicable ownership interest in the Treasury portfolio would be released to the holder.

HOW CAN I RECREATE INCOME PACS FROM GROWTH PACS?

     Unless the Treasury portfolio has replaced the notes as a component of the Income PACS as a result of a successful remarketing of the notes or a tax event redemption, each holder of Growth PACS will have the right, on or at any time prior to the fifth business day immediately preceding February 16, 2005, to substitute notes for the related Treasury securities held by the collateral agent in an aggregate principal amount of such notes equal to the aggregate principal amount at maturity of the Treasury securities. This substitution will create an Income PACS, at which point the applicable Treasury securities will be released to the holder and be separately transferable from the Income PACS. Because Treasury securities are issued in integral multiples of $1,000, holders of Growth PACS may make such substitution only in integral multiples of 40 Growth PACS. However, if the Treasury portfolio has replaced the notes as a component of the Income PACS as a result of a successful remarketing of the notes or a tax event redemption, holders of Growth PACS may substitute for the Treasury securities the applicable ownership interest in the Treasury portfolio
only in integral multiples of           Growth PACS on or at any time prior to
the second business day immediately preceding February 16, 2005.

WHAT PAYMENTS AM I ENTITLED TO AS A HOLDER OF INCOME PACS?

     Subject to our right to defer contract adjustment payments described below, each holder of Income PACS will be entitled to receive total cash payments at a
rate of      % of the stated amount per year, payable quarterly in arrears.
These cash payments will consist of interest on the related notes or distributions on the applicable ownership interest of the Treasury portfolio, at
the rate of      % of the stated amount per year, and distributions of contract
adjustment payments at the rate of      % of the stated amount per year. In
addition, original issue discount for United States federal income tax purposes will accrue on each related note.

WHAT PAYMENTS AM I ENTITLED TO AS A HOLDER OF GROWTH PACS?

     Subject to our right to defer contract adjustment payments described below, each holder of Growth PACS will be entitled to receive quarterly contract
adjustment payments payable by us at the rate of      % of the stated amount per
year. In addition, original issue discount will accrue on each related Treasury security.

DO YOU HAVE THE OPTION TO DEFER CURRENT PAYMENTS?

     We have the right to defer the payment of contract adjustment payments until February 16, 2005. Such deferred contract adjustment payments would accrue additional contract adjustment payments at the
rate of      % per year (equal to the initial interest rate on the notes plus the rate of contract adjustment payments on the purchase contracts) until paid, compounded quarterly up to but excluding February 16, 2005. We are not entitled to defer payments of interest on the notes. In the event we exercise our option to defer the payment of contract adjustment payments, then until the deferred contract adjustment payments have been paid, we will not, and will not permit any subsidiary of ours to, with certain exceptions, declare or pay dividends on, make distributions with respect to, or redeem, purchase or acquire, or make a liquidation payment with respect to, any of our capital stock. We have no present intention of exercising our right to defer the payment of the contract adjustment payments.

WHAT ARE THE PAYMENT DATES FOR THE FELINE PACS?

     The payments described above in respect of the Income PACS and Growth PACS will be payable quarterly in arrears on February 16, May 16, August 16 and November 16 of each year, commencing May 16, 2002. Contract adjustment payments are payable until the earlier of February 16, 2005 and the most recent quarterly payment date on or before any early settlement of the related purchase contracts following a cash merger and are subject to the deferral provisions described in this prospectus supplement. Interest payments on the notes are described below under the questions and answers beginning with "What interest payments will I receive on the notes?"

WHAT IS REMARKETING?

     The notes of holders of Income PACS will be remarketed on the third business day immediately preceding November 16, 2004. The remarketing agent will use its reasonable efforts to remarket the notes (bearing the reset rate discussed below) on such date for settlement on November 16, 2004 and to obtain a price of approximately 100.5% of the Treasury portfolio purchase price. The portion of the proceeds from the remarketing equal to the Treasury portfolio purchase price will be applied to purchase the Treasury portfolio. The applicable ownership interest in the Treasury portfolio will be substituted for the notes and will be pledged to the collateral agent to secure the obligations of Income PACS holders to purchase our common stock under the purchase contracts. When paid at maturity, an amount of the Treasury portfolio equal to the principal amount of the notes will automatically be applied to satisfy in full the Income PACS holders' obligations to purchase common stock under the purchase contracts.

     In addition, the remarketing agent may deduct as a remarketing fee an amount not exceeding 25 basis points (.25%) of the Treasury portfolio purchase price from any amount of the proceeds in excess of the Treasury portfolio purchase price. The remarketing agent will remit the remaining portion, if any, of the proceeds from the remarketing for the benefit of the holders.

     If the remarketing of the notes on the third business day preceding November 16, 2004 fails because the remarketing agent cannot obtain a price of at least 100% of the Treasury portfolio purchase price or a condition precedent to the remarketing has not been satisfied, in either case resulting in a failed remarketing, the notes will continue to be a component of Income PACS and another remarketing will be attempted on the third business day preceding February 16, 2005, as described below.

     If there was a failed remarketing on the third business day preceding November 16, 2004, the notes of holders of Income PACS who fail to notify
          , who is the purchase contract agent for the holders of the FELINE PACS, on or before the fifth business day before February 16, 2005 of their intention to pay cash in order to satisfy their obligations under the related purchase contracts, will be remarketed on the third business day immediately preceding February 16, 2005. In this remarketing, the remarketing agent will use its reasonable efforts to obtain a price of approximately 100.5% of the aggregate principal amount of such notes. The portion of the proceeds from the remarketing equal to the total principal amount of the notes will automatically be applied to satisfy in full the obligations of the Income PACS holders to purchase our common stock under the related purchase contracts.

     The remarketing agent may deduct as a remarketing fee an amount not exceeding 25 basis points (.25%) of the aggregate principal amount of the remarketed notes from any amount of the proceeds in excess of the aggregate principal amount of the remarketed notes. The remarketing agent will remit the remaining portion, if any, of the proceeds from the remarketing for the benefit of the holders.

     If the remarketing of the notes on the third business day preceding February 16, 2005 fails because the remarketing agent cannot obtain a price of at least 100% of the total principal amount of the remarketed notes or a condition precedent to the remarketing has not been satisfied, we will exercise our rights as a secured party to dispose of the notes in accordance with applicable law and to satisfy in full, from the proceeds of the disposition, the Income PACS holders' obligations to purchase common stock under the related purchase contracts. In addition, if such a failed remarketing occurs, holders of notes that are not components of Income PACS will have the option to put their notes to us at 100% of the principal amount of such notes, plus accrued and unpaid interest, if any, as described in this prospectus supplement.

WHAT IS THE TREASURY PORTFOLIO?

     The Treasury portfolio is a portfolio of zero-coupon U.S. Treasury securities consisting of:

     - interest or principal strips of U.S. Treasury securities that mature on or prior to February 15, 2005 in an aggregate amount equal to the principal amount of the notes included in the Income PACS; and

     - with respect to the scheduled interest payment date on the notes that occurs on February 16, 2005, in the case of a successful remarketing of the notes, or in the case of a tax event redemption, with respect to each scheduled interest payment date on the notes that occurs after the tax event redemption date and on or before February 16, 2005, interest or principal strips of U.S. Treasury securities that mature prior to that interest payment date in an aggregate amount equal to the aggregate interest payment that would be due on that interest payment date on the principal amount of the notes included in the Income PACS assuming no reset of the interest rate on the notes.

IF I AM HOLDING A NOTE AS A SEPARATED SECURITY, CAN I PARTICIPATE IN THE REMARKETING?

     Holders of the notes that are not components of Income PACS may elect, in the manner described in this prospectus supplement, to have their notes remarketed by the remarketing agent.

BESIDES PARTICIPATING IN A REMARKETING, HOW ELSE MAY I SATISFY MY OBLIGATIONS UNDER THE PURCHASE CONTRACTS?

     Holders of FELINE PACS may satisfy their obligations, or their obligations will be terminated, under the purchase contracts:

     - through early settlement, if we are involved in a merger in which at least 30% of the consideration for our common stock consists of cash, by the early delivery of cash to the purchase contract agent in the manner described in this prospectus supplement; provided that at such time, if so required under the U.S. federal securities laws, there is in effect a registration statement covering any securities to be delivered in respect of the purchase contracts being settled;

     - by settling the related purchase contracts with cash on the business day prior to February 16, 2005 pursuant to prior notification to the purchase contract agent; or

     - without any further action, upon the termination of the purchase contracts as a result of our bankruptcy, insolvency or reorganization.

     If a FELINE PACS holder's purchase contract is terminated as a result of our bankruptcy, insolvency or reorganization, or settled early at the election of the holder upon the occurrence of a cash merger, such holder will have no right to receive any accrued contract adjustment payments or deferred contract adjustment payments.

WHAT INTEREST PAYMENTS WILL I RECEIVE ON THE NOTES?

     Interest payments on the notes will be payable initially at the annual rate
of   % of the principal amount of $25 per note to, but excluding, November 16,
2004, or February 16, 2005, if the interest rate is not reset three business days prior to November 16, 2004. Following a reset of the interest rate three business days prior to November 16, 2004 or three business days prior to February 16, 2005, the notes will bear interest from November 16, 2004, or February 16, 2005, as applicable, at the reset rate to, but excluding February 16, 2007. If the interest rate is not reset as a result of a failed remarketing three business days prior to February 16, 2005, the notes will continue to bear interest at the initial interest rate. The original issue discount rules that apply to contingent payment debt instruments should govern the income inclusions with respect to the notes for United States federal income tax purposes.

WHAT ARE THE PAYMENT DATES ON THE NOTES?

     Interest payments will be payable quarterly in arrears on each February 16, May 16, August 16, and November 16, commencing May 16, 2002.

WHEN WILL THE INTEREST RATE ON THE NOTES BE RESET?

     Unless a tax event redemption has occurred, the interest rate on the notes will be reset on the third business day immediately preceding November 16, 2004, and such reset rate will become effective on November 16, 2004. However, if the remarketing of the notes on the third business day immediately preceding November 16, 2004 results in a failed remarketing, the interest rate will not be reset on that date and instead will be reset on the third business day immediately preceding February 16, 2005, and such reset rate will become effective on February 16, 2005. If the remarketing of the notes on the third business day immediately preceding February 16, 2005 also results in a failed remarketing, the interest rate will not be reset.

WHAT IS THE RESET RATE?

     In the case of a reset on the third business day immediately preceding November 16, 2004, the reset rate will be the rate determined by the reset agent as the rate the notes should bear in order for the notes included in Income PACS to have an approximate aggregate market value on the reset date of 100.5% of the Treasury portfolio purchase price. In the case of a reset on the third business day immediately preceding February 16, 2005, the reset rate will be the rate determined by the reset agent as the rate the notes should bear in order for each note to have an approximate market value of 100.5% of the principal amount of the note. The reset rate may not exceed the maximum rate, if any, permitted by applicable law.

WHEN MAY THE NOTES BE REDEEMED?

     The notes are redeemable at our option, in whole but not in part, upon the occurrence and continuation of a tax event under the circumstances described in this prospectus supplement. Following any such redemption of the notes, which we refer to as a tax event redemption, prior to February 16, 2005, investors that own Income PACS will own the applicable ownership interest of the Treasury portfolio as a component of their Income PACS.

WHAT IS THE RANK OF THE NOTES?

     The notes will rank equally with all of our other senior unsecured debt. The indenture does not limit the amount of debt that we or any of our subsidiaries may incur. Because we are a holding company and we conduct all of our operations through subsidiaries, the notes will be junior to the claims of creditors and preferred stockholders of our subsidiaries.

WHAT ARE THE PRINCIPAL UNITED STATES FEDERAL INCOME TAX CONSEQUENCES RELATED TO THE INCOME PACS, GROWTH PACS AND NOTES?

     A beneficial owner of Income PACS or notes, if separated from Income PACS, will be treated as owning an interest in a debt instrument that should be subject to the Treasury regulations that govern contingent payment debt instruments. If the notes are subject to these rules, until November 16, 2004, and possibly thereafter, a holder will be required to include in gross income an amount in excess of the interest actually received, regardless of the holder's usual method of tax accounting, and a holder will generally recognize ordinary income or loss, rather than capital gain or loss, on the sale, exchange or disposition of separate notes or Income PACS, to the extent such income or loss is allocable to the notes. A beneficial owner of Growth PACS will generally be required to include in gross income any original issue discount with respect to the Treasury securities as it accrues on a constant yield to maturity basis. If the Treasury portfolio has replaced the notes as a component of Income PACS as a result of a successful remarketing of the notes or a tax event redemption, a beneficial owner of Income PACS will generally be required to include in gross income its allocable share of original issue discount on the Treasury portfolio as it accrues on a constant yield to maturity basis. We intend to report contract adjustment payments and deferred contract adjustment payments, if any, as income to you, but you may want to consult your tax advisor concerning possible alternative characterizations. We have no present intention of exercising our right to defer the payment of the contract adjustment payments.

WHAT WILL THE PROCEEDS FROM THE OFFERING BE USED FOR?

     We expect to use the net proceeds from the sale of the Income PACS,
estimated to be approximately $     million (approximately $     million if the
underwriters' over-allotment option is exercised in full) after deducting the underwriting commissions and estimated expenses, to fund our capital program, repay commercial paper and other short-term indebtedness, including approximately $300 million owed to The Fuji Bank, Limited, and for other general corporate purposes.

WHAT ARE THE RIGHTS AND PRIVILEGES OF THE COMMON STOCK?

     The shares of common stock that you will be obligated to purchase under the purchase contracts have one vote per share. For more information, please see the discussion of our common stock in this prospectus supplement under the heading "Risk Factors," and in the accompanying prospectus under the heading "Description of the Capital Stock."

                      THE OFFERING -- EXPLANATORY DIAGRAMS

     The following diagrams demonstrate some of the key features of the purchase contracts, the notes, the Income PACS and the Growth PACS, and the transformation of Income PACS into Growth PACS and separate notes. The prices and percentages below are for illustration only. There can be no assurance that the actual prices and percentages will be limited by the range of prices and percentages shown. The following diagrams also assume that the notes are successfully remarketed, the interest rate on the notes is reset on the third business day immediately preceding November 16, 2004, early settlement does not occur and we do not defer payment of the contract adjustment payments.

PURCHASE CONTRACT

     Income PACS and Growth PACS both include a purchase contract under which the investor agrees to purchase shares of our common stock on February 16, 2005. In addition, these purchase contracts include unsecured contract adjustment payments as shown in the diagrams on the following pages.

                                    (CHART)
---------------

(1) If the applicable market value of our common stock is less than or equal to
    the appreciation cap price of $     ,           shares of our common stock
    will be delivered for each purchase contract.

(2) If the applicable market value of our common stock is greater than the
    appreciation cap price of $          , the number of shares to be delivered
    will be calculated by multiplying           by the quotient of the
    appreciation cap price divided by the applicable market value.

(3) The "appreciation cap price" is $          .

(4) The "applicable market value" means the average of the closing price per share of our common stock on each of the twenty consecutive trading days ending on the third trading day immediately preceding February 16, 2005.

INCOME PACS

     Each Income PACS consists of two components as described below.

                                    (CHART)

     - The investor owns the note but will pledge it to us to secure the investor's obligations under the purchase contract.

     - Following the remarketing of the notes, the applicable ownership interest in the Treasury portfolio will replace the note as a component of the Income PACS.

GROWTH PACS

     Each Growth PACS consists of two components as described below:

                                    (CHART)

     - The investor owns the Treasury security but will pledge it to us to secure the investor's obligations under the purchase contract.

NOTES

     Each Note has the terms described below:

                                    (CHART)

TRANSFORMING INCOME PACS INTO GROWTH PACS AND NOTES

     - To create a Growth PACS, the investor separates an Income PACS into its components -- the purchase contract and the note -- and then combines the purchase contract with an ownership interest in a zero-coupon Treasury security that matures the business day immediately preceding the maturity date of the purchase contract.

     - The investor holds the ownership interest in the Treasury security but will pledge it to us to secure its obligations under the purchase contract.

     - The Treasury security together with the purchase contract constitutes a Growth PACS. The note, which is no longer a component of the Income PACS, is tradeable as a separate security.

                                    (CHART)

     - Upon the transformation of an Income PACS into a Growth PACS following a successful remarketing of the notes or a tax event redemption, the applicable ownership interest in the Treasury portfolio, rather than the note, is no longer a component of the Income PACS and each item in the Treasury portfolio is tradeable as a separate security.

     - The investor also can transform Growth PACS and notes into Income PACS. Following that transformation, the Treasury security, which is no longer a component of the Growth PACS, is tradeable as a separate security.

     - The transformation of Income PACS into Growth PACS and notes and the transformation of Growth PACS and notes into Income PACS, require certain minimum amounts of securities, as more fully described in this prospectus supplement.

                              RECENT DEVELOPMENTS

     On December 19, 2001, Williams announced that it plans to take several steps that are intended to strengthen its balance sheet and maintain its investment-grade debt rating. These steps include:

     - A $1 billion reduction in planned capital spending for 2002. This 25% reduction is expected to be split between infrastructure projects in Williams' regulated and unregulated businesses.

     - The issuance of the FELINE PACS that we are offering with this prospectus supplement.

     - Sales of certain non-core assets during 2002, from which Williams expects to receive proceeds of between $250 million and $750 million.

     - Expected recognition of an impairment loss in the range of $120 million to $170 million related to its soda ash facility in Colorado. This loss relates to operational start-up issues since initial production commenced in November 2000. Williams is also taking steps to address these issues.

     - Initiation of action to eliminate ratings triggers on certain obligations and contingencies that do not appear as debt on our balance sheet, including a contingent liability we have for Williams Communications' debt.

     On November 29, 2001, Williams announced that its estimated net exposure to Enron, which subsequently filed for bankruptcy, is expected to be less than $100 million.

                                  RISK FACTORS

     In addition to the other information contained in or incorporated by reference into the accompanying prospectus, you should carefully consider the following risk factors in deciding whether to make an investment in the FELINE PACS.

RISKS RELATING TO WILLIAMS AND ITS BUSINESS

  PRICING REGULATIONS FOR POWER SOLD IN CALIFORNIA AND THE WESTERN UNITED STATES MAY ADVERSELY AFFECT WILLIAMS' PROFITABILITY.

     The prices that Williams charges for power in California markets have been challenged in various proceedings, including before the Federal Energy Regulatory Commission, or the "FERC." In December 2000, the FERC issued an order which provided that for the period between October 2, 2000 and December 31, 2002, it may order refunds from Williams and other similarly situated companies if the FERC finds that the wholesale markets in California are unable to produce competitive, just and reasonable prices, or that market power or other individual seller conduct is exercised to produce an unjust and unreasonable rate. Beginning on March 9, 2001, the FERC issued a series of orders directing Williams and other similarly situated companies to provide refunds for any prices charged in excess of FERC established proxy prices from January 1, 2001 to May 29, 2001 or to provide justification for the prices charged during those months. According to the FERC, Williams' total potential refund liability for this period is approximately $30 million. Commencing May 29, 2001, a new prospective proxy price methodology was established by FERC that was further adjusted by an order of June 19, 2001. Williams has filed justification for its prices with the FERC and calculated its refund liability under the methodology used by the FERC to compute refund amounts at approximately $11 million. However, in its FERC filings, Williams continues its objections to refunds in any amount. No assurances can be given that the FERC will not seek refunds of additional amounts for the period commencing October 2, 2000 forward. A FERC Administrative Law Judge held extensive settlement discussions in June and July, 2001 regarding refunds and after failing to reach a settlement, recommended a refund methodology to the FERC. On July 25, 2001, the FERC adopted, to a significant extent, the judge's methodology. On December 19, 2001, FERC clarified the methodology on rehearing. This methodology will establish the rates for October 2, 2000 through June 19, 2001 and will determine refunds and offsets for that period. All refund amounts discussed above will be subsumed within this proceeding. We do not expect that this proceeding would result in a refund liability that will have a material financial impact on Williams. However, there can be no assurance that Williams' refund exposure will not have such an adverse impact. Certain parties have also asked the FERC to revoke Williams' authority to sell power from California-based generating units at market-based rates; to limit Williams to cost-based rates for future sales from such units; and to order refunds of excessive rates, with interest, back to May 1, 2000, and possibly earlier. Although Williams believes these requests are ill-founded and will be rejected by the FERC, there can be no assurance of such action.

     The June 19 order discussed above also implements a price mitigation and market monitoring plan for wholesale power sales by all suppliers of electricity, including Williams, in spot markets for a region that includes California and ten other western states (the "Western Systems Coordinating Council," or "WSCC"). In general, the plan, which will be in effect from June 20, 2001 through September 30, 2002, establishes a market clearing price for spot sales in all hours of the day that is based on the bid of the highest-cost gas-fired California generating unit that is needed to serve the California Independent System Operator's load. When generation operating reserves fall below 7% in California (a "reserve deficiency period"), absent cost based justification for a higher price, the maximum price that Williams may charge for wholesale spot sales in the WSCC is the market clearing price. When generation operating reserves rise to 7% or above in California, absent cost based justification for a higher price, Williams' maximum price will be limited to 85% of the highest hourly price that was in effect during the most recent reserve deficiency period. At this time, Williams does not believe that this price mitigation plan will result in a material adverse effect on its results of operations or its financial condition. However, there can be no assurance that this plan will not have such an adverse impact.

  CREDIT EXPOSURE IN CALIFORNIA MAY ADVERSELY AFFECT WILLIAMS' PROFITABILITY.

     Through a long-term contractual relationship with affiliates of AES Corp., Williams has marketing rights to nearly 4,000 megawatts of generation capacity in the Los Angeles basin. Williams sells much of this capacity on a forward basis through contracts with various counterparties. The remainder of its available capacity is sold in the spot and short term market primarily through the California Independent System Operator. During the period of the summer of 2000 through the winter of 2000-2001, tight supply and increased demand resulted in higher wholesale power prices to California utilities. At the same time, two of the three major utilities operated under a retail rate freeze. As a result, there was significant underrecovery of costs by the utilities, one of which, Pacific Gas & Electric, has filed for bankruptcy protection. In addition, Southern California Edison has entered into an agreement with the State of California regarding various arrangements that could prevent its bankruptcy. At this time, Williams does not believe that its credit exposure to the California utilities would result in a material adverse effect on its results of operations or financial condition. However, there can be no assurance that Williams' credit exposure will not have such an adverse impact.

  CLASS ACTION LAWSUITS AND FEDERAL AND STATE INITIATIVES, INVESTIGATIONS AND PROCEEDINGS RELATING TO WILLIAMS' ACTIVITIES IN CALIFORNIA MAY ADVERSELY AFFECT WILLIAMS' PROFITABILITY.

     A number of federal and state initiatives addressing the issues of the California electric power industry are also ongoing and may result in restructuring of various markets in California and elsewhere. Discussions in California and other states have ranged from threats of re-regulation to suspension of plans to move forward with deregulation. Allegations have also been made that the wholesale price increases resulted from the exercise of market power and collusion of the power generators and sellers, such as Williams. These allegations have resulted in multiple state and federal investigations as well as the filing of class-action lawsuits in which Williams is a named defendant. In May 2001, the Department of Justice issued a Civil Investigative Demand commencing an antitrust investigation relating to an agreement between a subsidiary of Williams and AES Southland alleging that the agreement limits the expansion of electric generating capacity at or near the AES Southland plants that are subject to a long-term tolling agreement between Williams and AES. Williams is cooperating with the investigation. Most of these initiatives, investigations and proceedings are in their preliminary stages and their likely outcome cannot be estimated. There can be no assurance that these initiatives, investigations and proceedings will not have an adverse effect on Williams' results of operations or financial condition.

  WE MAY HAVE DIFFICULTY ACCESSING CAPITAL ON ATTRACTIVE TERMS OR AT ALL.

     As a result of the occurrence of several recent events, including the September 11, 2001 terrorist attack on the United States, the ongoing war against terrorism by the United States, and the bankruptcy of Enron Corp., one of Williams' major competitors, the financial markets have been disrupted in general, and the availability and cost of capital for Williams' business and that of its competitors has been adversely affected. In addition, the bankruptcy of Enron has caused the credit ratings agencies to review the capital structure and earnings power of energy companies, including Williams. These events have constrained the capital available to the energy industry and could adversely affect Williams' access to funding for its operations. Williams' business is capital intensive, and achievement of its growth targets is dependent, at least in part, upon its ability to access capital at rates and on terms it determines to be attractive. If Williams' ability to access capital on attractive terms becomes significantly constrained, Williams' financial condition and future results of operations could be significantly adversely affected.

  WILLIAMS WOULD BE SIGNIFICANTLY IMPACTED IF IT LOSES ITS INVESTMENT GRADE RATINGS.

     Williams' energy marketing and trading business relies on the investment grade rating of Williams' senior unsecured long-term debt. Most energy marketing and trading counterparties require the credit worthiness of an investment grade company to stand behind transactions. If Williams' ratings were to decline below investment grade, its ability to participate in energy marketing and trading would be significantly limited.

     In addition, Williams has approximately $2.4 billion of total exposure under existing financing transactions, including contingent liabilities for Williams' Communications debt, that contain triggers tied to Williams' credit ratings. In the event Williams' senior unsecured long-term debt ratings decline below investment grade, subject to certain limited exceptions, Williams' obligations under those financing transactions could be accelerated.

  CREDIT EXPOSURE TO ENRON MAY ADVERSELY AFFECT WILLIAMS' PROFITABILITY.

     Through a variety of contractual arrangements, consisting primarily of energy commodity and derivative trading contracts, Williams has credit exposure to Enron Corp. and certain of its subsidiaries which have sought protection from creditors under Chapter 11 of the U.S. bankruptcy code. While Williams can not be certain about its exact ultimate exposure or its ability to net or set-off certain obligations between Williams and Enron, Williams believes that its ultimate net exposure related to Enron will be less than $100 million.

  WILLIAMS MAY BE SUBJECT TO LIABILITIES PERTAINING TO ITS SPUN-OFF TELECOMMUNICATIONS BUSINESS UNIT.

     In April 2001, Williams spun off Williams Communications Group, Inc., its telecommunications unit, which was subject to certain lawsuits and settlement negotiations, including claims for damages, indemnification for royalties and other contractual claims by third parties. Further, the unit was subject to a putative class action brought on behalf of all landowners on whose property the plaintiffs have alleged Williams' former telecommunications unit installed fiber-optic cable without the permission of the landowner. Another potential putative class action may challenge the unit's railroad or pipeline rights of way. Williams cannot be certain that this purported class action and other purported class actions against its former telecommunications unit, if successfully brought against Williams, will not have a significant adverse impact on Williams' business. However, in connection with the spin-off, the telecommunications unit agreed to indemnify Williams for all liabilities arising out of the unit's businesses, operations or assets, which may reduce the ultimate impact on Williams.

     In addition, Williams is providing indirect credit support for $1.4 billion of Williams Communications' structured notes through a commitment to issue Williams' equity in the event of any one of the following: (1) a Williams Communications default; (2) downgrading of Williams' senior unsecured debt to Bal or below by Moody's Investor's Service, or BB or below by Standard & Poor's, or BB+ or below by Fitch if Williams' common stock closing price is below $30.22 for ten consecutive trading days while such downgrade is in effect, or (3) to the extent proceeds from Williams Communications' refinancing or remarketing of certain structured notes prior to March 2004 produces proceeds of less than $1.4 billion. The ability of Williams Communications to make payments on the notes is dependent on its ability to raise additional capital and its subsidiaries' ability to dividend cash to Williams Communications. Williams Communications, however, is obligated to reimburse Williams for any payment Williams may be required to make in connection with these notes, which may reduce the ultimate impact on Williams.

     Williams has provided a guarantee of Williams Communications' obligations under a 1998 transaction in which Williams Communications entered into an operating lease agreement covering a portion of its fiber-optic network. The total cost of the network assets covered by the lease agreement is $750 million. The lease terms initially totaled five years and, if renewed, could extend to seven years. Williams Communications has an option to purchase the covered network assets during the lease term at an amount approximating lessor's cost. As a result of an agreement between Williams and Williams Communications' revolving credit facility lenders, if Williams gains control of the network assets covered by the lease, Williams is obligated to return the assets to Williams Communications and the liability of Williams Communications to compensate Williams for such property must be subordinated to the interests of Williams Communications' revolving credit facility lenders and may not mature any earlier than one year after the maturity of Williams Communications' revolving credit facility.

     Williams has received an initial private letter ruling from the Internal Revenue Service (IRS) stating that the distribution of Williams Communications common stock would be tax-free to Williams and its stockholders. Although private letter rulings are generally binding on the IRS, Williams will not be able to rely on this ruling if any of the factual representations or assumptions that were made to obtain the ruling are, or become, incorrect or untrue in any material respect. However, Williams is not aware of any facts or circumstances that would cause any of the representations or assumptions to be incorrect or untrue in any material respect. The distribution could also become taxable to Williams, but not Williams shareholders, under the Internal Revenue Code in the event that Williams' or Williams Communications' business combinations were deemed to be part of a plan contemplated at the time of distribution and would constitute a total cumulative change of more than 50 percent of the equity interest in either company.

  WILLIAMS' BUSINESS WILL BE IMPACTED BY THE LEVEL OF ACTIVITY IN THE OIL AND GAS INDUSTRY, WHICH IS SIGNIFICANTLY AFFECTED BY VOLATILE OIL AND GAS PRICES.

     Williams' business is impacted by the level of activity in oil and gas exploration, development and production in markets worldwide. Oil and gas prices, market expectations of potential changes in these prices and a variety of political and economic factors significantly affect this level of activity. Oil and gas prices are extremely volatile and are affected by numerous factors, including:

     - worldwide demand for oil and gas;

     - the ability of the Organization of Petroleum Exporting Countries, commonly called "OPEC," to set and maintain production levels and pricing;

     - the level of production in non-OPEC countries; and

     - the policies of the various governments regarding exploration and development of their oil and gas reserves.

  WILLIAMS' OPERATIONS ARE SUBJECT TO OPERATIONAL HAZARDS, UNINSURED RISKS AND ENVIRONMENTAL RISKS.

     Williams' exploration, production, transportation, gathering, refining and processing operations are subject to the inherent risks normally associated with those operations, including explosions, pollution, release of toxic substances, fires and other hazards, each of which could result in damage to or destruction of Williams' facilities or damage to persons and property. If any of these events were to occur, Williams could suffer substantial losses. Although Williams maintains insurance against these types of risks to the extent and in amounts that it believes are reasonable, its financial condition and operations could be adversely affected if a significant event occurs that is not fully covered by insurance.

     Williams' current and former operations also involve management of regulated materials and are subject to various environmental laws and regulations. Certain of Williams' subsidiaries have been identified as potentially responsible parties at hazardous materials disposal sites under the federal environmental laws, and have incurred, or are alleged to have incurred, various other hazardous materials removal and remediation obligations under environmental laws. Further, certain of Williams' subsidiaries are currently negotiating settlements with the U.S. Department of Justice and the U.S. Environmental Protection Agency with respect to their waste management practices and air emissions. In settlement of several of these matters, the relevant Williams' subsidiary has agreed, during the fourth quarter of 2001, to pay monetary fines and/or conduct supplemental environmental projects. These fines and projects are estimated to cost approximately $2.9 million in the aggregate. It is not possible for Williams to estimate with certainty the amount and timing of all other future expenditures related to environmental matters.

  TERRORIST ATTACKS, SUCH AS THE ATTACKS THAT OCCURRED ON SEPTEMBER 11, 2001, AND FUTURE WAR OR RISK OF WAR MAY ADVERSELY IMPACT OUR RESULTS OF OPERATIONS, OUR ABILITY TO RAISE CAPITAL OR OUR FUTURE GROWTH.

     The impact that the terrorist attacks of September 11, 2001 may have on the energy industry in general, and on Williams in particular, is not known at this time. Uncertainty surrounding retaliatory military strikes or a sustained military campaign may impact Williams' operations in unpredictable ways, including changes in the insurance markets, disruptions of fuel supplies and markets, particularly oil, and the possibility that infrastructure facilities, including pipelines, production facilities, refineries, electric generation, transmission and distribution facilities, could be direct targets of, or indirect casualties of, an act of terror. War or risk of war may also have an adverse effect on the economy. The terrorist attacks on September 11, 2001 and the changes in the insurance markets attributable to the terrorist attacks have made it difficult for Williams to obtain certain types of insurance coverage. Williams may be unable to secure the levels and types of insurance it would otherwise have secured prior to September 11, 2001. There can be no assurance that insurance will be available to Williams without significant additional costs. A lower level of economic activity could also result in a decline in energy consumption which could adversely affect Williams' revenues or restrict its future growth. Instability in the financial markets as a result of terrorism or war could also affect Williams' ability to raise capital.

RISKS RELATING TO FELINE PACS

  YOU ASSUME THE RISK THAT THE MARKET VALUE OF OUR COMMON STOCK MAY DECLINE.

     Although as a holder of FELINE PACS you will be the beneficial owner of the related notes, Treasury portfolio or Treasury securities, as the case may be, you do have an obligation pursuant to the purchase contract to buy our common stock. Unless you pay cash to satisfy your obligation under the purchase contract or the purchase contract is terminated prior to the settlement date due to our bankruptcy, insolvency or reorganization, either the principal of the appropriate applicable ownership interest of the Treasury portfolio when paid at maturity or the proceeds derived from the remarketing of the notes, in the case of Income PACS, or the principal of the related Treasury securities when paid at maturity, in the case of Growth PACS, will automatically be used to purchase a specified number of shares of our common stock on your behalf. The market value of the common stock that you receive on February 16, 2005 may not equal or
exceed the effective price per share of $          paid by you for our common
stock when you purchased your FELINE PACS. If the applicable market value of the
common stock is less than $          , the aggregate market value of the common
stock issued to you pursuant to each purchase contract on February 16, 2005 will be less than the effective price per share paid by you for the common stock when you purchased your FELINE PACS. Accordingly, you assume the risk that the market value of the common stock may decline, and that the decline could be substantial.

  THE OPPORTUNITY FOR EQUITY APPRECIATION PROVIDED BY AN INVESTMENT IN THE FELINE PACS IS LIMITED.

     The appreciation potential of the FELINE PACS is limited to the
appreciation cap price of $          . Although you will receive all of the
benefit of the appreciation of our common stock up to the appreciation cap price, you will not receive any thereafter. If the applicable market value of our common stock as of the settlement date of the purchase contracts is less
than or equal to the appreciation cap price of $          , you will receive
     shares of our common stock for each purchase contract you hold. If the applicable market value of our common stock as of the settlement date of the
purchase contracts is greater than the appreciation cap price of $          ,
you will receive for each purchase contract you hold shares of our common stock having an applicable market value equal to the appreciation cap price of
$          . Because the applicable market value represents a twenty day average and because of the three trading day delay between the last day of the averaging period and the settlement date of the purchase contracts, (i) if the applicable market value is less than or equal to the appreciation cap price, the market price per share of the common stock you receive on the settlement date may be greater or less than the applicable market value per share as determined over the 20 day averaging period, and (ii) if the applicable market value is greater than the appreciation cap price, the market price per share of the common stock you receive on the settlement date may be greater or less than the appreciation cap price.

  THE TRADING PRICES FOR THE FELINE PACS WILL BE DIRECTLY AFFECTED BY THE TRADING PRICE OF OUR COMMON STOCK.

     The trading prices of Income PACS and Growth PACS in the secondary market will be directly affected by the trading price of our common stock, the general level of interest rates and our credit quality. It is impossible to predict whether the price of our common stock or interest rates will rise or fall. The trading price of our common stock will be influenced by our operating results and prospects and by economic, financial and other factors. In addition, general market conditions, including the level of, and fluctuations in, the trading prices of stocks generally and sales of substantial amounts of common stock by us or others in the market after the offering of the FELINE PACS, or the perception that such sales could occur, could affect the price of our common stock. Fluctuations in interest rates may give rise to arbitrage opportunities based on changes in the relative value of the common stock underlying the purchase contracts and of the other components of the FELINE PACS. Any such arbitrage could, in turn, affect the trading prices of the Income PACS, Growth PACS, notes and our common stock.

  IF YOU HOLD FELINE PACS, YOU WILL NOT BE ENTITLED TO ANY RIGHTS WITH RESPECT TO OUR COMMON STOCK, BUT YOU WILL BE BOUND BY ANY CHANGES AFFECTING OUR COMMON STOCK.

     If you hold FELINE PACS, you will not be entitled to any rights with respect to our common stock (including, without limitation, voting rights and rights to receive any dividends or other distributions on our common stock), but you will be subject to all changes affecting our common stock. You will only be entitled to rights on the common stock if and when we deliver shares of common stock upon settlement of the purchase contract on February 16, 2005, or as a result of early settlement upon the occurrence of a merger in which at least 30% of the consideration for our common stock consists of cash or cash equivalents, which we refer to as a cash merger, as the case may be, and if the applicable record date, if any, for the exercise of voting or other rights or the receipt of dividends or other distributions occurs after that date. For example, in the event that an amendment is proposed to our certificate of incorporation or by-laws and the record date for determining the stockholders of record entitled to vote on such amendment occurs prior to delivery of the common stock, you will not be entitled to vote on the amendment, although any changes in the powers, preferences or special rights of our common stock resulting from such amendment will nevertheless be binding on you after the common stock is delivered to you under the purchase contract.

  WE MAY ISSUE ADDITIONAL SHARES OF COMMON STOCK AND THEREBY MATERIALLY AND ADVERSELY AFFECT THE PRICE OF OUR COMMON STOCK.

     The number of shares of common stock that you are entitled to receive on February 16, 2005, or as a result of early settlement of a purchase contract following a cash merger, is subject to adjustment for certain events arising from stock splits and combinations, stock dividends and certain other actions by us that modify our capital structure. We will not adjust the number of shares of common stock that you are to receive on February 16, 2005 or as a result of early settlement of a purchase contract following a cash merger, for other events, including offerings of common stock for cash by us or in connection with acquisitions or tender offers by others to purchase our common stock. We are not restricted from issuing additional common stock during the term of the purchase contracts and have no obligation to consider your interests for any reason. If we issue additional shares of common stock, it may materially and adversely affect the price of our common stock and, because of the relationship of the number of shares to be received on February 16, 2005 to the price of the common stock, such other events may adversely affect the trading prices of Income PACS and Growth PACS.

  THE SECONDARY MARKET FOR THE FELINE PACS AND THE NOTES MAY BE ILLIQUID.

     It is not possible to predict how the Income PACS, the Growth PACS or the notes will trade in the secondary market or whether the market will be liquid or illiquid. There is currently no secondary market for our Income PACS, our Growth PACS or the notes. We will apply to list the Income PACS on the NYSE. If the Growth PACS or the notes are separately traded to a sufficient extent that applicable exchange listing requirements are met, we may endeavor to cause the Growth PACS or notes to be listed on the exchange on which the Income PACS are then listed but we are under no obligation to do so. There can be no assurance as to the liquidity of any market that may develop for the Income PACS, the Growth PACS or the notes, your ability to sell these securities or whether a trading market, if it develops, will continue. In addition, in the event you were to substitute Treasury securities for notes or notes for Treasury securities, thereby converting your Income PACS to Growth PACS or your Growth PACS to

Income PACS, as the case may be, the liquidity of Income PACS or Growth PACS could be adversely affected. There can be no assurance that the Income PACS will not be delisted from the NYSE or that trading in the Income PACS will not be suspended as a result of your election to create Growth PACS by substituting collateral, which could cause the number of Income PACS to fall below the requirement for listing securities on the NYSE that at least 1,000,000 Income PACS be outstanding at any time.

  WE DEPEND ON PAYMENTS FROM OUR SUBSIDIARIES, AND CLAIMS OF HOLDERS RANK JUNIOR TO THOSE OF CREDITORS OF OUR SUBSIDIARIES.

     We are a holding company, and we conduct substantially all of our operations through our subsidiaries. We perform management, legal, financial, tax, consulting, administrative and other services for our subsidiaries. Our principal sources of cash are from external financings, dividends and advances from our subsidiaries, investments, payments by our subsidiaries for services rendered, and interest payments from our subsidiaries on cash advances. The amount of dividends available to us from our subsidiaries largely depends upon each subsidiary's earnings and operating capital requirements. The terms of some of our subsidiaries' borrowing arrangements limit the transfer of funds to us. In addition, the ability of our subsidiaries to make any payments to us will depend on our subsidiaries' earnings, business and tax considerations and legal restrictions.

     As a result of our holding company structure, the notes, which are one of the components of the Income PACS, will effectively rank junior to all existing and future debt, trade payables and other liabilities of our subsidiaries. Any right of ours and our creditors to participate in the assets of any of our subsidiaries upon any liquidation or reorganization of any such subsidiary will be subject to the prior claims of that subsidiary's creditors, including trade creditors, except to the extent that we may ourselves be a creditor of such a subsidiary.

  YOUR RIGHTS TO THE PLEDGED SECURITIES WILL BE SUBJECT TO OUR SECURITY
  INTEREST.

     Although you will be the beneficial owner of the related notes, Treasury securities or Treasury portfolio (together, the "pledged securities"), as applicable, that are components of FELINE PACS, those pledged securities will be pledged to JPMorgan Chase Bank, as the collateral agent, to secure your obligations under the related purchase contracts. Thus, your rights to the pledged securities will be subject to our security interest. Additionally, notwithstanding the automatic termination of the purchase contracts in the event that we become the subject of a case under the U.S. Bankruptcy Code, the delivery of the pledged securities to you may be delayed by the imposition of the automatic stay of Section 362 of the U.S. Bankruptcy Code.

  WE MAY REDEEM THE NOTES UPON THE OCCURRENCE OF A TAX EVENT.

     We have the option to redeem the notes, on not less than 30 days nor more than 60 days prior written notice, in whole but not in part, if a tax event occurs and continues under the circumstances described in this prospectus supplement (a "tax event redemption"). If we exercise this option to redeem the notes, we will pay the redemption price, as described herein, thereof in cash to the holders of the notes. If the tax event redemption occurs before November 16, 2004, or before February 16, 2005 if the notes are not successfully remarketed on the third business day immediately preceding November 16, 2004, the redemption price payable to you as a holder of Income PACS will be distributed to the collateral agent, who in turn will apply a portion of the redemption price to purchase the Treasury portfolio on your behalf, and will remit the remainder of the redemption price, if any, to you, and the Treasury portfolio will be substituted for the notes as collateral to secure your obligations under the purchase contracts related to the Income PACS. If your notes are not components of Income PACS, you will receive the redemption payment directly. There can be no assurance as to the effect on the market price for the Income PACS if we substitute the Treasury portfolio as collateral in place of any notes so redeemed. A tax event redemption will be a taxable event to the holders of the notes.

  WE MAY DEFER CONTRACT ADJUSTMENT PAYMENTS.

     We have the option to defer the payment of contract adjustment payments on the purchase contracts forming a part of the FELINE PACS until February 16, 2005. However, deferred installments of contract adjustment payments will bear
interest at the rate of   % per year (compounded quarterly) until paid. If the
purchase contracts are settled early following a cash merger or terminated due to our bankruptcy, insolvency or reorganization, the right to receive contract adjustment payments and deferred contract adjustment payments, if any, will also terminate.

  THE PURCHASE CONTRACT AGREEMENT WILL NOT BE QUALIFIED UNDER THE TRUST INDENTURE ACT AND THE OBLIGATIONS OF THE PURCHASE CONTRACT AGENT ARE LIMITED.

     The purchase contract agreement between the purchase contract agent and us will not be qualified as an indenture under the Trust Indenture Act of 1939, and the purchase contract agent will not be required to qualify as a trustee under the Trust Indenture Act. Thus, you will not have the benefit of the protection of the Trust Indenture Act with respect to the purchase contract agreement or the purchase contract agent. The notes constituting a part of the Income PACS will be issued pursuant to an indenture, which will be qualified under the Trust Indenture Act. Accordingly, if you hold FELINE PACS, you will not have the benefit of the protections of the Trust Indenture Act other than to the extent applicable to a note included in an Income PACS. The protections generally afforded the holder of a security issued under an indenture that has been qualified under the Trust Indenture Act include:

     - disqualification of the indenture trustee for "conflicting interests," as defined under the Trust Indenture Act;

     - provisions preventing a trustee that is also a creditor of the issuer from improving its own credit position at the expense of the security holders immediately prior to or after a default under such indenture; and

     - the requirement that the indenture trustee deliver reports at least annually with respect to certain matters concerning the indenture trustee and the securities.

  THE UNITED STATES FEDERAL INCOME TAX CONSEQUENCES OF THE PURCHASE, OWNERSHIP AND DISPOSITION OF THE FELINE PACS ARE UNCLEAR.

     No statutory, judicial or administrative authority directly addresses the treatment of the FELINE PACS or instruments similar to the FELINE PACS for United States federal income tax purposes. As a result, the United States federal income tax consequences of the purchase, ownership and disposition of FELINE PACS are not entirely clear. In addition, any gain on a disposition of a note prior to the purchase contract settlement date will generally be treated as ordinary interest income; thus, the ability to offset such interest income with a loss, if any, on a purchase contract may be limited. For additional tax-related risks, see "Certain United States Federal Income Tax
Consequences -- Notes" in this prospectus supplement.

  YOU WILL BE REQUIRED TO ACCRUE ORIGINAL ISSUE DISCOUNT ON THE NOTES FOR UNITED STATES FEDERAL INCOME TAX PURPOSES.

     Because of the manner in which the interest rate on the notes is reset, the notes should be classified as contingent payment debt instruments subject to the "noncontingent bond method" for accruing original issue discount for United States federal income tax purposes. Assuming that the notes are so treated, you will be required to accrue original issue discount on the notes in your gross income on a constant yield-to-maturity basis, regardless of your usual method of tax accounting. For all accrual periods ending on or prior to November 16, 2004, the original issue discount that accrues on the notes will exceed the stated interest payments on the notes. In addition, any gain on the disposition of a note before the date that is six months after the reset date generally will be treated as ordinary interest income; thus, the ability to offset this interest income with a loss, if any, on a purchase contract may be limited. For additional tax-related risks relating to the notes, see "Certain United States Federal Income Tax Consequences -- Notes" in this prospectus supplement.

                  DISCLOSURE ABOUT FORWARD-LOOKING STATEMENTS

     Certain matters discussed in this prospectus supplement and accompanying prospectus include forward-looking statements -- statements that discuss our expected future results based on current and pending business operations. We make these forward-looking statements in reliance on the safe harbor protections provided under the Private Securities Litigation Reform Act of 1995.

     Forward-looking statements can be identified by words such as "anticipates," "believes," "expects," "planned," "scheduled" or similar expressions. Although we believe these forward-looking statements are based on reasonable assumptions, statements made regarding future results are subject to numerous assumptions, uncertainties and risks that may cause future results to be materially different from the results stated or implied in this prospectus supplement and accompanying prospectus.

     The following are important factors that could cause actual results to differ materially from any results projected, forecasted, estimated or budgeted:

     - Changes in general economic conditions in the United States;

     - Changes in laws and regulations to which we are subject, including tax, environmental and employment laws and regulations;

     - The cost and effects of legal and administrative claims and proceedings against Williams or its subsidiaries;

     - Conditions of the capital markets we utilize to access capital to finance operations;

     - The direct or indirect effects on our business resulting from the bankruptcy of Enron, including, but not limited to, its effects on liquidity in the trading and energy industry, and its effects on the capital markets' views of the energy or trading industry and our ability to access the capital markets on terms as favorable as in the past;

     - The ability to raise capital in a cost-effective way;

     - The effect of changes in accounting policies;

     - The ability to manage growth;

     - The ability to control costs;

     - The ability of each business unit to successfully implement key systems, such as order entry systems and service delivery systems;

     - Changes in foreign economies, currencies, laws and regulations, and political climates, especially in Argentina, Brazil, Venezuela and Lithuania, where we have made direct investments;

     - The impact of future federal and state regulations of business activities, including allowed rates of return, the pace of deregulation in retail natural gas and electricity markets, and the resolution of other regulatory matters discussed herein;

     - Fluctuating energy commodity prices;

     - The ability of our energy businesses to develop expanded markets and product offerings as well as their ability to maintain existing markets;

     - The ability of both Williams Gas Pipeline Company, LLC and the Williams Energy Services, LLC to obtain governmental and regulatory approval of various expansion projects;

     - The ability of customers of the energy marketing and trading business to obtain governmental and regulatory approval of various projects, including power generation projects;

     - Future utilization of pipeline capacity, which can depend on energy prices, competition from other pipelines and alternative fuels, the general level of natural gas and petroleum product demand, decisions by customers not to renew expiring natural gas transportation contracts, and weather conditions; and

     - The accuracy of estimated hydrocarbon reserves and seismic data.

                                USE OF PROCEEDS

     We expect to receive net proceeds of approximately $     million after
deducting the underwriting discount and expenses payable by us (or approximately
$     million, if the underwriters exercise their over-allotment option in full)
in connection with this offering.

     Approximately $300 million of the net proceeds of this offering will be used to repay short-term indebtedness owed to The Fuji Bank, Limited, an affiliate of Mizuho International plc, one of the underwriters. This short-term indebtedness bears interest at a floating rate which is LIBOR plus 0.875% and matures in January 2002. The remaining net proceeds from this offering will be used to fund our capital program, repay commercial paper (which has interest rates ranging from 3.10% to 3.68%) and for other general corporate purposes.

                   PRICE RANGE OF COMMON STOCK AND DIVIDENDS

     Our common stock, $1.00 par value, is listed and traded on the New York Stock Exchange under the ticker symbol "WMB." The following table sets forth the high and low sales prices for transactions involving our common stock for each calendar quarter, as reported on the New York Stock Exchange Composite Tape, and related cash dividends paid per common share during such periods.

                                                                                CASH
                                                             HIGH     LOW     DIVIDENDS
                                                            ------   ------   ---------
2002:
  First Quarter (through January 4, 2002).................  $26.35   $24.57         (1)
2001:
  Fourth Quarter..........................................  $30.86   $20.80     $.20
  Third Quarter...........................................   34.40    24.73      .18
  Second Quarter..........................................   44.17    31.90      .15(2)
  First Quarter...........................................   46.43    32.62      .15
2000:
  Fourth Quarter..........................................  $44.94   $30.25     $.15
  Third Quarter...........................................   48.13    39.63      .15
  Second Quarter..........................................   45.13    34.25      .15
  First Quarter...........................................   49.75    29.50      .15
1999:
  Fourth Quarter..........................................  $39.88   $28.00     $.15
  Third Quarter...........................................   46.38    34.19      .15
  Second Quarter..........................................   53.75    38.81      .15
  First Quarter...........................................   41.00    28.75      .15

---------------

(1) We expect that our board of directors will declare a quarterly dividend of $.20 per share in January 2002, which will be payable in March 2002 to holders of record of our common stock on a specified date.

(2) In addition, on April 23, 2001, Williams distributed 398.5 million shares of common stock of Williams Communications Group, Inc. to Williams' shareholders, or .82399 of a share of Williams Communications for each share of Williams' common stock, to complete the tax-free spin-off of Williams' communications business.

     On January 4, 2002 the last reported sale price of our common stock on the New York Stock Exchange was $24.92 per share.

                                 CAPITALIZATION

     The following table sets forth the unaudited cash and cash equivalents, short-term debt and capitalization of Williams as of September 30, 2001, on an actual basis and as adjusted to give effect to the issuance and sale of the FELINE PACS offered hereby and the application of the estimated net proceeds therefrom, as discussed in "Use of Proceeds." We have assumed no exercise of the underwriters' overallotment option. This information should be read in conjunction with the consolidated financial statements and related notes incorporated by reference in the accompanying prospectus. Please read "Where You Can Find More Information" in the accompanying prospectus.

                                                                  SEPTEMBER 30, 2001
                                                              --------------------------
                                                               ACTUAL     AS ADJUSTED(1)
                                                              ---------   --------------
                                                                    (IN MILLIONS)
Cash and cash equivalents...................................  $   413.9      $
                                                              =========      ========
Notes payable and current portion of long-term debt.........  $ 2,456.4      $
                                                              =========      ========
Long-term debt..............................................  $ 8,821.4      $
Minority and preferred interests of consolidated
  subsidiaries..............................................    1,075.0
Stockholders' equity:
  Common stock, $1 par value, 960 million shares authorized,
     518.4 million issued at September 30, 2001(2)..........      518.4
  Capital in excess of par value(3).........................    4,901.1
  Retained earnings.........................................    1,763.8
  Accumulated other comprehensive income....................      377.2
  Other.....................................................      (65.8)
  Less treasury stock (at cost), 3.4 million shares of
     common stock at September 30, 2001.....................      (39.7)
                                                              ---------      --------
Total stockholders' equity..................................    7,455.0
                                                              ---------      --------
Total capitalization(4).....................................  $17,351.4      $
                                                              =========      ========

---------------

(1) Does not reflect adjustments for financing activities subsequent to September 30, 2001.

(2) Amounts exclude the common stock issuable upon settlement of the purchase contracts underlying the FELINE PACS and common stock issuable upon exercise of outstanding options.

(3) Reflects an adjustment of approximately $     million representing the
    present value of the contract adjustment payments payable in connection with the purchase contracts underlying the FELINE PACS.

(4) Consists of long-term debt, minority and preferred interests of consolidated subsidiaries and stockholders' equity.

                              ACCOUNTING TREATMENT

     The net proceeds from the sale of the FELINE PACS will be allocated between the purchase contracts and the notes on our financial statements. The present value of the FELINE PACS contract adjustment payments will be initially charged to equity, with an offsetting credit to liabilities. Subsequent contract adjustment payments are allocated between this liability account and interest expense based on a constant rate calculation over the life of the transaction.

     The FELINE PACS purchase contracts are forward transactions in our common stock. Upon settlement of a purchase contract, we will receive $25 on that purchase contract and will issue the requisite number of shares of common stock. The $25 we receive will be credited to shareholders' equity allocated between the common stock and paid-in-capital accounts.

     Before the issuance of common stock upon settlement of the purchase contracts, the FELINE PACS purchase contracts will be reflected in our diluted earnings per share calculations using the treasury stock method. Under this method, the number of shares of common stock used in calculating diluted earnings per share is deemed to be increased by the excess, if any, of the number of shares that would be issued upon settlement of the purchase contracts less the number of shares that we could have purchased in the market, at the average market price during the period, using the proceeds receivable upon settlement. Consequently, we anticipate that there will be a deemed increase in the number of shares of our common stock during periods when the average market
price of our common stock is above $     .

                         DESCRIPTION OF THE FELINE PACS

     The following is a summary of some of the terms of the FELINE PACS. This summary, together with the summary of some of the provisions of other related documents described below, contains a description of all of the material terms of the FELINE PACS but is not necessarily complete. We refer you to the copies of those documents, including the definitions of terms, which are filed as exhibits to the registration statement of which the accompanying prospectus forms a part. This summary supplements the descriptions of the notes, the units and the stock purchase contracts provided in the accompanying prospectus, and, to the extent it is inconsistent with the accompanying prospectus, replaces the descriptions in that prospectus.

     The FELINE PACS will initially consist of 40,000,000 Income PACS (46,000,000 Income PACS if the underwriters exercise their overallotment option in full), each with a stated amount of $25.

INCOME PACS

     Each Income PACS will consist of a unit comprised of

          (a) a purchase contract under which

             (1) the holder will purchase from us on February 16, 2005, for an amount in cash equal to $25, a number of shares of our common stock equal to the settlement rate described below under "Description of the Purchase Contracts -- General" and

             (2) we will pay the holder quarterly contract adjustment payments
        at the rate of   % of the stated amount per year and

          (b) either

             (1) a note having a principal amount equal to $25, or

             (2) upon the successful remarketing of the notes on the third business day immediately preceding November 16, 2004, or the occurrence of a tax event redemption prior to February 16, 2005, the applicable ownership interest in a portfolio of zero-coupon U.S. Treasury securities, which we refer to as the Treasury portfolio.

     "Applicable ownership interest" means, with respect to an Income PACS and the U.S. Treasury securities in the Treasury portfolio,

          (1) a 2.5%, undivided beneficial ownership interest in a $1,000 face amount of a principal or interest strip in a U.S. Treasury security included in the Treasury portfolio that matures on or prior to February 15, 2005; and

          (2) for the scheduled interest payment date on the notes that occurs on February 16, 2005, in the case of a successful remarketing of the notes, or, in the case of a tax event redemption, for each scheduled interest payment date on the notes that occurs after the tax event redemption date
     and on or before February 16, 2005, a   % undivided beneficial ownership
     interest in a $1,000 face amount of a principal or interest strip in a U.S. Treasury security included in the Treasury portfolio that matures prior to that date.

     The purchase price of each Income PACS will generally be allocated between the related purchase contract and the related note, in proportion to their respective fair market values at the time of purchase. We have determined that the entire purchase price of an Income PACS will be allocable to the notes and no amount will be allocable to the purchase contract. This position generally will be binding on each beneficial owner of each Income PACS but not on the Internal Revenue Service. As long as a FELINE PACS is in the form of an Income PACS, the related note or the appropriate applicable ownership interest of the Treasury portfolio, as applicable, will be pledged to the collateral agent to secure your obligation to purchase our common stock under the related purchase contract.

SUBSTITUTION OF PLEDGED SECURITIES TO CREATE GROWTH PACS

     Unless the Treasury portfolio has replaced the notes as a component of the Income PACS as the result of a successful remarketing of the notes or a tax event redemption, each holder of an Income PACS will have the right, at any time on or prior to the fifth business day immediately preceding February 16, 2005, to substitute for the related notes held by the collateral agent, Treasury securities having an aggregate principal amount at maturity equal to the aggregate principal amount of the notes for which substitution is being made.

     Each Growth PACS will consist of a unit comprised of

          (a) a purchase contract under which

             (1) the holder will purchase from us on February 16, 2005, for an amount in cash equal to $25, a number of shares of our common stock equal to the settlement rate described below under "Description of the Purchase Contracts -- General" and

             (2) we will pay the holder quarterly contract adjustment payments
        at the rate of   % of the stated amount per year and

          (b) a 2.5% undivided beneficial ownership interest in a zero-coupon U.S. Treasury security that matures on February 15, 2005.

     The Treasury securities will be pledged with the collateral agent to secure the holder's obligation to purchase our common stock under the related purchase contracts. Because Treasury securities are issued in integral multiples of $1,000, holders of Income PACS may make the substitution only in integral multiples of 40 Income PACS.

     FELINE PACS with respect to which Treasury securities have been substituted for the related notes or the applicable ownership interest of the Treasury portfolio, as the case may be, as collateral to secure that holder's obligation under the related purchase contracts will be referred to as Growth PACS.

     To create 40 Growth PACS, unless the Treasury portfolio has replaced the notes as a component of the Income PACS as a result of a successful remarketing of the notes or a tax event redemption, you must

          (a) deposit with the collateral agent a Treasury security having a principal amount at maturity of $1,000; and

          (b) transfer 40 Income PACS to the purchase contract agent accompanied by a notice stating that you have deposited a Treasury security with the collateral agent and are requesting that the purchase contract agent instruct the collateral agent to release to you the notes relating to the 40 Income PACS.

     Upon that deposit and the receipt of an instruction from the purchase contract agent, the collateral agent will effect the release of the 40 notes from the pledge under the pledge agreement free and clear of our security interest to the purchase contract agent, which will

          (a) cancel the 40 Income PACS,

          (b) transfer to you the related notes, and

          (c) deliver to you 40 Growth PACS.

     The substituted Treasury security will be pledged with the collateral agent to secure your obligation to purchase our common stock under the related purchase contracts. The related notes released to you will be able to be transferred separately from the resulting Growth PACS. Contract adjustment payments will be payable by us on those Growth PACS on each payment date and
shall accrue from the later of           , 2002 and the last payment date on
which contract adjustment payments were paid. In addition, original issue discount for United States federal income tax purposes will accrue on the related Treasury securities. Interest on any released notes will continue to be payable quarterly.

RECREATING INCOME PACS

     On or prior to the fifth business day immediately preceding February 16, 2005, a holder of Growth PACS may, unless the Treasury portfolio has replaced the notes as a component of the Income PACS as a result of a successful remarketing of the notes or a tax event redemption, recreate Income PACS by

          (a) depositing with the collateral agent notes in an aggregate principal amount of $1,000 and

          (b) transferring 40 Growth PACS to the purchase contract agent accompanied by a notice stating that the Growth PACS holder has deposited with the collateral agent notes in an aggregate principal amount of $1,000 and requesting that the purchase contract agent instruct the collateral agent to release to that holder the related Treasury security.

     Upon the deposit and receipt of instructions from the purchase contract agent, the collateral agent will effect the release of the related Treasury security from the pledge under the pledge agreement free and clear of our security interest to the purchase contract agent, which will

          (a) cancel the 40 Growth PACS,

          (b) transfer to you the Treasury security, and

          (c) deliver to you 40 Income PACS.

     The substituted notes will be pledged with the collateral agent to secure the Income PACS holder's obligation to purchase common stock under the related purchase contracts.

CREATING INCOME PACS OR GROWTH PACS AFTER A SUCCESSFUL REMARKETING OR TAX EVENT REDEMPTION

     If the Treasury portfolio has become a component of the Income PACS as a result of a successful remarketing of the notes or a tax event redemption, holders of Growth PACS or Income PACS, as applicable, may create or recreate Income PACS or Growth PACS, as applicable, by substituting the appropriate applicable ownership interest of the Treasury portfolio or Treasury security, as the case may be, at any time on or prior to the second business day immediately
preceding February 16, 2005, but only in integral multiples of      Growth PACS
or Income PACS, as applicable.

     The substituted ownership interest of the Treasury portfolio or a Treasury security, as the case may be, will be pledged with the collateral agent to secure your obligation to purchase our common stock under the related purchase contracts, and the collateral agent will effect the release of the related Treasury security or applicable ownership interest of the Treasury portfolio, as the case may be, from the pledge under the pledge agreement free and clear of our security interest.

     Holders who elect to substitute pledged securities, before or after a tax event redemption or remarketing, creating or recreating Growth PACS or Income PACS, shall be responsible for any fees or expenses payable in connection with the substitution.

CURRENT PAYMENTS

     Holders of Income PACS are entitled to receive total cash payments at a
rate of   % of the stated amount per year from and after January   , 2002 up to
but excluding February 16, 2005, payable quarterly in arrears. The quarterly payments on the Income PACS will consist of interest on the related note or cash distributions on the applicable ownership interest of the Treasury portfolio, as
applicable, payable at the rate of   % of the stated amount per year, and
quarterly contract adjustment payments payable by us at the rate of   % of the
stated amount per year, subject to our right to defer the payment of such contract adjustment payments. In addition, original issue discount for United States federal income tax purposes will accrue on the related notes.

     Each holder of Growth PACS will be entitled to receive quarterly contract
adjustment payments payable by us at the rate of   % of the stated amount per
year, subject to our right to defer the payment of such contract adjustment payments. In addition, original issue discount will accrue on the related

Treasury securities. Our obligations with respect to contract adjustment payments will be subordinated and junior in right of payment to our obligations under any senior debt.

     Our obligations with respect to the notes will be senior and unsecured and will rank equally in right of payment with all of our other senior unsecured indebtedness. See "Description of Debt Securities" in the accompanying prospectus.

VOTING AND OTHER RIGHTS

     Holders of purchase contracts forming a part of the Income PACS or Growth PACS, in their capacity as such holders, will have no voting or other rights in respect of our common stock.

LISTING OF THE SECURITIES

     We will endeavor to have the Income PACS approved for listing on the NYSE under the symbol "WMB PrI," subject to official notice of issuance. If Growth PACS or notes are separately traded to a sufficient extent that the applicable listing requirements are satisfied, we may endeavor to cause such securities to be listed on the exchange on which the Income PACS are then listed, including, if applicable, the NYSE. We, however, have no obligation to do so.

MISCELLANEOUS

     We or our affiliates may from time to time purchase any of the securities offered in this prospectus supplement that are then outstanding by tender, in the open market or by private agreement.

                     DESCRIPTION OF THE PURCHASE CONTRACTS

GENERAL

     Each purchase contract underlying a FELINE PACS, unless earlier terminated, will obligate you to purchase, and us to sell, on February 16, 2005, for an amount in cash equal to $25, a number of shares of our common stock equal to the settlement rate.

     The settlement rate, which is the number of newly issued shares of our common stock issuable upon settlement of a purchase contract on February 16, 2005, will be calculated, subject to adjustment as described under "-- Anti-dilution adjustments" below, as follows:

          (a) if the applicable market value of our common stock is less than or
     equal to the appreciation cap price of $          , which is   % above
     $          , the last reported sale price of the common stock on January
       , 2002, the settlement rate will be      shares, which is the $25 stated
     amount of the FELINE PACS divided by the closing price of our common stock or the date of this prospectus supplement; and

          (b) if the applicable market value of our common stock is greater than
     the appreciation cap price of $          , the settlement rate will be
     equal to           shares multiplied by the quotient of the appreciation
     cap price of $          divided by the applicable market value of our
     common stock.

     Accordingly, you are subject to any decrease in the value of our common stock between the date of this prospectus supplement and the period during which the applicable market value of our common stock is measured. You are also entitled to any increase in the value of our common stock between the date of this prospectus supplement and the period during which the applicable market value of our common stock is measured, up to the appreciation cap price of
$          . You are not entitled to any appreciation in the value of our common stock beyond the appreciation cap price.

     The applicable market value of our common stock means the average of the closing prices per share of our common stock on each of the twenty consecutive trading days ending on the third trading day immediately preceding February 16, 2005. Because the applicable market value represents a twenty day average and because of the three trading day delay between the last day of the averaging period and the settlement date of the purchase contracts,

          (a) in situations where the applicable market value is less than or equal to the appreciation cap price, the market price per share of the common stock you receive on the settlement date may be greater or less than the applicable market value per share as determined over the 20 day averaging period, and

          (b) in situations where the applicable market value is greater than the appreciation cap price, the market price per share of the common stock you receive on the settlement date may be greater or less than the appreciation cap price.

     The closing price of the common stock on any date of determination means the closing sale price or, if no closing price is reported, the last reported sale price of the common stock on the NYSE on that date. If the common stock is not listed for trading on the NYSE on any determination date, the closing price of the common stock on any date of determination means the closing sales price as reported in the composite transactions for the principal U.S. securities exchange on which the common stock is so listed, or if the common stock is not so listed on a U.S. national or regional securities exchange, as reported by the Nasdaq stock market, or, if the common stock is not so reported, the last quoted bid price for the common stock in the over-the-counter market as reported by the National Quotation Bureau or similar organization or, if that bid price is not available, the market value of the common stock on that date as determined by a nationally recognized independent investment banking firm retained by us for this purpose.

     A trading day is a day on which the common stock (A) is not suspended from trading on any national or regional securities exchange or association or over-the-counter market at the close of business and (B) has traded at least once on the national or regional securities exchange or association or over-the-counter market that is the primary market for the trading of the common stock.

     We will not issue any fractional shares of common stock pursuant to the purchase contracts. In place of fractional shares otherwise issuable, calculated on an aggregate basis in respect of the purchase contracts you are settling, you will be entitled to receive an amount of cash equal to the fractional share times the applicable market value.

     On the business day immediately preceding February 16, 2005, unless,

          (a) you have previously settled the related purchase contracts upon the occurrence of a cash merger through the early delivery of cash to the purchase contract agent, in the manner described under "-- Early settlement upon cash merger,"

          (b) you have settled the related purchase contracts with cash having given prior notice in the manner described under "-- Notice to settle with cash,"

          (c) in the case of Income PACS, you have had the notes related to your purchase contracts remarketed in the manner described in this prospectus supplement, or

          (d) an event described under "-- Termination" below has occurred,

     then

          (1) in the case of Income PACS, unless the Treasury portfolio has replaced the notes as a component of the Income PACS as a result of a successful remarketing of the notes or a tax event redemption, we will exercise our rights as a secured party to dispose of the notes in accordance with applicable law and satisfy in full your obligation to purchase our common stock under the related purchase contract and

          (2) in the case of Income PACS, if the Treasury portfolio has replaced the notes as a component of the Income PACS as a result of a successful remarketing of the notes or a tax event redemption, or in the case of Growth PACS, the principal amount of the applicable ownership interest of the Treasury portfolio or the related Treasury securities, as applicable, when paid at maturity, will automatically be applied to satisfy in full your obligation to purchase common stock under the related purchase contracts.

     The common stock will then be issued and delivered to you or your designee, upon presentation and surrender of the certificate evidencing the FELINE PACS and payment by you of any transfer or similar taxes payable in connection with the issuance of the common stock to any person other than you.

     Where a holder of FELINE PACS effects the early settlement of the related purchase contracts upon the occurrence of a cash merger through the delivery of cash or settles the related purchase contracts with cash on the business day immediately preceding February 16, 2005, the related notes, Treasury securities, or the applicable ownership interest of the Treasury portfolio, as the case may be, will be released to the holder as described in this prospectus supplement. The funds received by the collateral agent on the business day immediately preceding February 16, 2005, upon cash settlement of a purchase contract, will be promptly invested in overnight permitted investments and paid to us on February 16, 2005 to satisfy in full your obligation to purchase common stock under the related purchase contracts. Any funds received by the collateral agent in respect of the interest earned from the overnight investment in permitted investments will be distributed to the purchase contract agent for payment to the holders.

     Prior to the date on which shares of common stock are issued in settlement of purchase contracts, the common stock underlying the related purchase contracts will not be deemed to be outstanding for any purpose and the holders of those purchase contracts will not have any voting rights, rights to dividends or other distributions, or other rights or privileges of a stockholder.

     As a holder of an Income PACS or Growth PACS purchased in this offering or subsequently, you will, by acceptance and under the terms of the purchase contract agreement and the related purchase contracts, be deemed to have:

          (a) irrevocably agreed to be bound by the terms and provisions of the related purchase contracts and the pledge agreement and agreed to perform your obligations thereunder for so long as you remain a holder of that FELINE PACS, and

          (b) duly appointed the purchase contract agent as your attorney-in-fact to enter into and perform the related purchase contracts and pledge agreement on your behalf and in your name.

     In addition, as a beneficial owner of Income PACS or Growth PACS, you, by acceptance of the payments thereunder, will be deemed to have agreed to treat:

          (a) yourself as the owner of the related note and the appropriate applicable ownership interest of the Treasury portfolio or the Treasury securities, as the case may be, and

          (b) the notes as indebtedness for all tax purposes.

REMARKETING

     Pursuant to the remarketing agreement and subject to the terms of the supplemental remarketing agreement among the remarketing agent, the purchase contract agent and us, unless a tax event redemption has occurred, the notes of Income PACS holders will be remarketed on the third business day immediately preceding November 16, 2004. Holders of notes that are not part of Income PACS may also elect to have their notes remarketed.

     The remarketing agent will use its reasonable efforts to remarket those notes on that date at a price of approximately 100.5% of the Treasury portfolio purchase price described below. The portion of the proceeds from the remarketing equal to the Treasury portfolio purchase price will be applied to purchase a Treasury portfolio consisting of:

          (1) interest or principal strips of U.S. Treasury securities that mature on or prior to February 15, 2005 in an aggregate amount equal to the principal amount of the notes included in the Income PACS, and

          (2) interest or principal strips of U.S. Treasury securities that mature on or prior to February 15, 2005 in an aggregate amount equal to the aggregate interest payment that would be due on that interest payment date on the principal amount of the notes included in the Income PACS if the interest rate on the notes was not reset as described in "Description of the Notes -- Market Rate Reset."

     The Treasury portfolio will be substituted for the notes and will be pledged to the collateral agent to secure the obligations of Income PACS holders to purchase our common stock under the purchase contracts.

     In addition, the remarketing agent may deduct as a remarketing fee an amount not exceeding 25 basis points (.25%) of the Treasury portfolio purchase price from any amount of the proceeds in excess of the Treasury portfolio purchase price. The remarketing agent will remit the remaining portion of the proceeds, if any, for the benefit of the holders. Income PACS holders whose notes are remarketed will not otherwise be responsible for payment of any remarketing fee in connection with the remarketing.

     As used in this context, the Treasury portfolio purchase price means the lowest aggregate price quoted by a primary U.S. government securities dealer in New York City to the quotation agent on the third business day immediately preceding November 16, 2004 for the purchase of the Treasury portfolio described above for settlement on November 16, 2004.

     Quotation agent means Merrill Lynch Government Securities, Inc. or its successor or any other primary U.S. government securities dealer in New York City selected by us.

     If (1) despite using its reasonable efforts, the remarketing agent cannot remarket the related notes, other than to us, at a price equal to or greater than 100% of the Treasury portfolio purchase price, or (2) a condition precedent to the remarketing has not been satisfied, in each case resulting in a failed remarketing, the notes will continue to be a component of Income PACS and another remarketing may be attempted as described below.

     If the remarketing of the notes on the third business day preceding November 16, 2004 has resulted in a failed remarketing, unless a tax event redemption has occurred, the notes of holders of Income PACS who fail to notify the purchase contract agent on or before the fifth business day before February 16, 2005 of their intention to pay cash in order to satisfy their obligations under the related purchase contracts, will be remarketed on the third business day immediately preceding February 16, 2005.

     The remarketing agent will then use its reasonable efforts to obtain a price of approximately 100.5% of the aggregate principal amount of such notes. The portion of the proceeds from the remarketing equal to the aggregate principal amount of the notes will automatically be applied to satisfy in full the obligations of the Income PACS holders to purchase our common stock under the related purchase contracts.

     In addition, the remarketing agent may deduct as a remarketing fee an amount not exceeding 25 basis points (.25%) of the aggregate principal amount of the remarketed notes from any amount of the proceeds in excess of the aggregate principal amount of the remarketed notes. The remarketing agent will remit the remaining portion of the proceeds, if any, for the benefit of the holders. Income PACS holders whose notes are remarketed will not otherwise be responsible for payment of any remarketing fee in connection with the remarketing.

     If (1) despite using its reasonable efforts, the remarketing agent cannot remarket the related notes, other than to us, at a price equal to or greater than 100% of the aggregate principal amount of the notes, or (2) a condition precedent to the remarketing has not been satisfied, in each case resulting in a failed remarketing, we will exercise our rights as a secured party to dispose of the notes in accordance with applicable law and satisfy in full, from the proceeds of that disposition, the holders' obligations to purchase common stock under the related purchase contracts.

     We will cause a notice of any failed remarketing to be published on the second business day immediately preceding November 16, 2004 or February 16, 2005, as applicable, by publication in a daily newspaper in the English language of general circulation in The City of New York, which is expected to be The Wall Street Journal. In addition, we will request, not later than seven nor more than 15 calendar days prior to a remarketing date, that the depositary notify its participants holding notes, Income PACS and Growth PACS of the remarketing, including, in the case of a second failed remarketing, the procedures that must be followed if a note holder wishes to exercise its right to put its note to us as described in this prospectus supplement. If required by applicable law we will endeavor to ensure that a registration statement with regard to the full amount of the notes to be remarketed shall be effective in a form that will enable the remarketing agent to rely on it in connection with the remarketing process. It is currently anticipated that Merrill Lynch, Pierce, Fenner & Smith Incorporated will be the remarketing agent.

NOTICE TO SETTLE WITH CASH

     If you want to settle the purchase contract underlying a FELINE PACS with cash on the business day immediately preceding February 16, 2005, you must notify the purchase contract agent by presenting and surrendering the FELINE PACS certificate evidencing those FELINE PACS. You must present the certificates at the offices of the purchase contract agent with the form of "Notice to Settle by Separate Cash" on the reverse side of the certificate completed and executed as indicated. If you are an Income

PACS holder, you must present the documents on or prior to 5:00 p.m. New York City time on the fifth business day immediately preceding February 16, 2005. If you are a Growth PACS holder, or you are an Income PACS holder and the Treasury portfolio has replaced the notes as a component of Income PACS as a result of a successful remarketing of the notes or a tax event redemption, you must present the documents on or prior to 5:00 p.m., New York City time, on the second business day immediately preceding February 16, 2005.

     If you have given notice of your intention to settle the related purchase contract with cash but fail to deliver the cash on the business day immediately preceding February 16, 2005, we will exercise our right as a secured party to dispose of, in accordance with applicable law, the related notes, the applicable ownership interest of the Treasury portfolio or the Treasury securities, as the case may be, to satisfy in full from the proceeds of that disposition your obligation to purchase common stock under the related purchase contract.

EARLY SETTLEMENT UPON CASH MERGER

     Prior to the settlement date, if we are involved in a merger in which at least 30% of the consideration for our common stock consists of cash or cash equivalents, which we refer to as a cash merger, then on or after the date of the cash merger each holder of the FELINE PACS will have the right to accelerate and settle the related purchase contract at the settlement rate in effect immediately before the cash merger, provided that at such time, if so required under the U.S. federal securities laws, there is in effect a registration statement covering any securities to be delivered in respect of the purchase contracts being settled. We refer to this right as the "merger early settlement right." We will provide each of the holders with a notice of the completion of a cash merger within five business days thereof. The notice will specify the early settlement date, which shall be ten days after the date of the notice. The notice will set forth, among other things, the formula for determining the applicable settlement rate and the amount of the cash, securities and other consideration receivable by the holder upon settlement. To exercise the merger early settlement right, you must deliver to the purchase contract agent, not later than one business day before the early settlement date, the certificate evidencing your FELINE PACS, if the FELINE PACS are held in certificated form, and payment of the applicable purchase price in the form of a certified or cashier's check. If you exercise the merger early settlement right, we will deliver to you on the early settlement date the kind and amount of securities, cash or other property that you would have been entitled to receive if you had settled the purchase contract immediately before the cash merger at the settlement rate in effect at such time, determined using the average of the closing prices per share of the common stock on each of the twenty consecutive trading days ending on the third trading day immediately preceding the date of the cash merger. You will also receive the notes or Treasury securities or applicable ownership interests in the Treasury portfolio underlying the FELINE PACS. Your receipt of the applicable ownership interests in the Treasury portfolio will be subject to the purchase contract agent's disposition of the subject securities for cash and the payment of the cash to you to the extent that you would otherwise have been entitled to receive less than $1,000 principal amount at maturity of any security. If you do not elect to exercise your merger early settlement right, your FELINE PACS will remain outstanding and subject to normal settlement on the settlement date. We have agreed that, if required under the U.S. federal securities laws, we will use commercially reasonable efforts to (1) have in effect a registration statement covering any securities to be delivered in respect of the purchase contracts being settled and (2) provide a prospectus in connection therewith, in each case in a form that may be used in connection with the early settlement upon a cash merger.

CONTRACT ADJUSTMENT PAYMENTS

     Contract adjustment payments in respect of FELINE PACS will be fixed at a rate per year of % of the stated amount. Contract adjustment payments payable for any period will be computed on the basis of a 360-day year of twelve 30-day months. Contract adjustment payments will accrue from January , 2002 and will be payable quarterly in arrears on February 16, May 16, August 16, and November 16 of each year, commencing May 16, 2002.

     Contract adjustment payments will be payable to the holders of purchase contracts as they appear on the books and records of the purchase contract agent on the relevant record dates.

     As long as the FELINE PACS remain in book-entry only form, the record dates will be the first day of each month in which the relevant contract adjustment payment date falls. Those payments will be paid through the purchase contract agent who will hold amounts received in respect of the contract adjustment payments for your benefit relating to those FELINE PACS. Subject to any applicable laws and regulations, each of those payments will be made as described under "-- Book-entry system." If the FELINE PACS do not remain in book-entry only form, we shall have the right to select relevant record dates, which shall be more than one business day but less than 60 business days prior to the relevant payment dates.

     If any date on which contract adjustment payments are to be made on the purchase contracts related to the FELINE PACS is not a business day, then payment of the contract adjustment payments payable on that date will be made on the next succeeding day that is a business day, and no interest or payment will be paid in respect of the delay. A business day shall mean any day other than a Saturday, Sunday or any other day on which banking institutions and trust companies in The City of New York are permitted or required by any applicable law to close.

     Our obligations with respect to contract adjustment payments will be subordinated and junior in right of payment to our obligations under any senior debt.

OPTION TO DEFER CONTRACT ADJUSTMENT PAYMENTS

     We will have the right to defer payment of all or part of the contract adjustment payments on the purchase contracts until no later than the purchase contract settlement date. We will pay interest on any deferred contract
adjustment payment at a rate of   % per year, compounded quarterly, until paid.
If the purchase contracts are settled early or terminated, you will have no right to receive any deferred and unpaid contract adjustment payments. In the event we exercise our option to defer the payment of contract adjustment payments, then until the deferred contract adjustment payments have been paid, we and our subsidiaries will not, with certain exceptions, declare or pay dividends on, make distributions with respect to, or redeem, purchase or acquire, or make a liquidation payment with respect to, any of our capital stock. We have no present intention of exercising our right to defer the payment of the contract adjustment payments.

ANTI-DILUTION ADJUSTMENTS

     The formula for calculating the settlement rate will be subject to adjustment, without duplication, upon the occurrence of certain events, including:

          (a) issuances of our common stock as a dividend or distribution to all holders of our common stock;

          (b) the issuance to all holders of our common stock of rights, warrants or options, other than pursuant to any dividend reinvestment plans or share purchase plans, entitling them, for a period of up to 45 days, to subscribe for or purchase our common stock at less than the current market price at the time of announcement of such issuance;

          (c) subdivisions, splits and combinations of our common stock;

          (d) distributions to all holders of our common stock of evidences of our indebtedness, shares of capital stock, securities, cash or property, excluding any dividend or distribution covered by clause (a) or (b) above and any dividend or distribution paid exclusively in cash;

          (e) distributions consisting exclusively of cash to all holders of our common stock in an aggregate amount that, together with

        - other all-cash distributions made within the preceding 12 months and

        - any cash and the fair market value, as of the expiration of the tender or exchange offer referred to below, of consideration payable in respect of any tender or exchange offer by us or a subsidiary of ours for our common stock concluded within the preceding 12 months, exceeds 15% of our aggregate market capitalization on the date of that distribution; the aggregate market capitalization being the product of the current market price of the common stock multiplied by the number of shares of common stock then outstanding; and

          (f) the successful completion of a tender or exchange offer made by us or any subsidiary of ours for our common stock which involves an aggregate consideration that, together with

        - any cash and the fair market value of consideration payable in respect of any tender or exchange offer by us or a subsidiary of ours for our common stock concluded within the preceding 12 months and

        - the aggregate amount of any all-cash distributions to all holders of our common stock made within the preceding 12 months, exceeds 15% of our aggregate market capitalization on the expiration of the tender or exchange offer.

     The current market price per share of common stock on any day means the average of the daily closing prices for the ten consecutive trading days ending not later than the earlier of the day in question and the day before the "ex date" with respect to the issuance or distribution requiring the computation. For purposes of this paragraph, the term "ex date," when used with respect to any issuance or distribution, shall mean the first date on which the common stock trades regular way on the applicable exchange or in the applicable market without the right to receive the issuance or distribution.

     The formula for calculating the settlement rate will not be adjusted for other events, such as an offering of our common stock for cash, a third party tender offer, or in connection with acquisitions.

     In the case of reclassifications, consolidations, mergers, sales or transfers of assets or other transactions, which we refer to as merger events, pursuant to which our common stock is converted into the right to receive securities, cash or property, each purchase contract then outstanding would, without the consent of the holders of the related Income PACS or Growth PACS, as the case may be, become a contract to purchase only the kind and amount of securities, cash and property receivable upon such merger event (except as otherwise specifically provided, without any interest thereon and without any right to dividends or distributions thereon which have a record date that is prior to the purchase contract settlement date) which would have been received by the holder of the related Income PACS or Growth PACS immediately prior to the date of consummation of such transaction if such holder had then settled such purchase contract.

     If at any time (1) we make a distribution of property to our common stockholders which would be taxable to those stockholders as a dividend for United States federal income tax purposes, which includes generally distributions of our evidences of indebtedness or assets, but generally not stock dividends or rights to subscribe to capital stock and (2) according to the settlement rate adjustment provisions of the purchase contract agreement, the settlement rate is increased, that increase may give rise to a taxable dividend to holders of FELINE PACS.

     In addition, we may make increases to the settlement rate as our board of directors deems advisable to avoid or diminish any income tax to holders of our capital stock resulting from any dividend, distribution of capital stock, distribution of rights to acquire capital stock or from any event treated similarly for income tax purposes or for any other reasons.

     Adjustments to the settlement rate will be calculated to the nearest 1/10,000th of a share. No adjustment in the settlement rate shall be required unless that adjustment would require an increase or decrease of at least one percent in the settlement rate. We will carry forward and take into account in any subsequent adjustment any adjustment that would otherwise be required to be made but for its failure to exceed the percentage threshold.

     We will be required to provide an officer's certificate to the purchase contract agent setting forth the adjusted settlement rate and its calculation and, within ten business days following the adjustment of the settlement rate, to provide written notice to the holders of FELINE PACS of the occurrence of that event and a statement specifying in reasonable detail the method by which the adjustment to the settlement rate was determined and the revised settlement rate.

     Each adjustment to the settlement rate will result in a corresponding adjustment to the number of shares of common stock issuable upon early settlement of a purchase contract upon the occurrence of a cash merger.

TERMINATION OF PURCHASE CONTRACTS

     The purchase contracts, our related rights and obligations and those of the holders of the FELINE PACS, including the right and obligation to purchase common stock and the right to receive accrued and unpaid contract adjustment payments and deferred and unpaid contract adjustment payments, will automatically terminate upon the occurrence of particular events of bankruptcy, insolvency or reorganization with respect to us.

     Upon termination, the collateral agent will release the related notes, the appropriate applicable ownership interest of the Treasury portfolio or the Treasury securities held by it to the purchase contract agent for distribution to the holders. The release will be subject in the case of the Treasury portfolio to the purchase contract agent's disposition of the subject securities for cash and the payment of the cash to the holders to the extent that the holders would otherwise have been entitled to receive less than $1,000 principal amount at maturity of any security. Upon termination, however, the release and distribution may be subject to a delay. If we become the subject of a case under the Bankruptcy Code, a delay may occur as a result of the automatic stay under the U.S. Bankruptcy Code and continue until the automatic stay has been lifted.

PLEDGED SECURITIES AND PLEDGE AGREEMENT

     The notes related to the Income PACS, the applicable ownership interest of the Treasury portfolio if a successful remarketing of the notes or a tax event redemption has occurred, or the Treasury securities related to the Growth PACS (collectively, the pledged securities) will be pledged to the collateral agent, for our benefit. Pursuant to the pledge agreement, the pledged securities will secure the obligations of holders of FELINE PACS to purchase our common stock under the related purchase contracts. Your rights to the related pledged securities will be subject to our security interest created by the pledge agreement. You will not be permitted to withdraw the pledged securities related to the Income PACS or Growth PACS from the pledge arrangement except

          (a) to substitute Treasury securities for the notes or the applicable ownership interest of the Treasury portfolio,

          (b) to substitute notes or the appropriate applicable ownership interest of the Treasury portfolio for the related Treasury securities, or

          (c) upon the termination or early settlement of the related purchase contracts.

     Subject to the security interest and the terms of the purchase contract agreement and the pledge agreement, (1) each holder of Income PACS, unless the Treasury portfolio has replaced the notes as a component of the Income PACS as a result of a successful remarketing of the notes or a tax event redemption, will be entitled through the purchase contract agent and the collateral agent to all of the proportional rights and preferences of the related notes, including distribution, voting, redemption, repayment and liquidation rights and (2) each holder of Growth PACS or Income PACS, if the Treasury portfolio has replaced the notes as a component of the Income PACS as a result of a successful remarketing of the notes or a tax event redemption, will retain beneficial ownership of the applicable ownership interest of the Treasury portfolio or the related Treasury securities pledged in respect of the related purchase contracts. We will have no interest in the pledged securities other than our security interest.

     Except as described in "Description of the Purchase Contracts -- General," the collateral agent will, upon receipt of payments on the pledged securities, distribute those payments to the purchase contract agent, which will in turn distribute them, together with contract adjustment payments received from us, to the persons in whose names the related Income PACS or Growth PACS are registered at the close of business on the record date immediately preceding the date of payment.

BOOK-ENTRY SYSTEM

     The Depository Trust Company, which we refer to along with its successors in this capacity as the depositary, will act as securities depositary for the FELINE PACS. The FELINE PACS will be issued only as fully-registered securities registered in the name of Cede & Co., the depositary's nominee. One or more fully-registered global security certificates, representing the total aggregate number of FELINE PACS, will be issued and will be deposited with the depositary and will bear a legend regarding the restrictions on exchanges and registration of transfer referred to below.

     The laws of some jurisdictions may require that some purchasers of securities take physical delivery of securities in definitive form. These laws may impair the ability to transfer beneficial interests in the FELINE PACS so long as the FELINE PACS are represented by global security certificates.

     The depositary is a limited-purpose trust company organized under the New York Banking Law, a "banking organization" within the meaning of the New York Banking Law, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code and a "clearing agency" registered pursuant to the provisions of Section 17A of the Securities Exchange Act of 1934. The depositary holds securities that its participants deposit with the depositary. The depositary also facilitates the settlement among participants of securities transactions, including transfers and pledges, in deposited securities through electronic computerized book-entry changes in participants' accounts, thereby eliminating the need for physical movement of securities certificates. Direct participants include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations. The depositary is owned by a number of its direct participants and by the NYSE, the American Stock Exchange, Inc., and the National Association of Securities Dealers, Inc. Access to the depositary's system is also available to others, including securities brokers and dealers, banks and trust companies that clear transactions through or maintain a direct or indirect custodial relationship with a direct participant either directly or indirectly. The rules applicable to the depositary and its participants are on file with the SEC.

     No FELINE PACS represented by global security certificates may be exchanged in whole or in part for FELINE PACS registered, and no transfer of global security certificates in whole or in part may be registered, in the name of any person other than the depositary or any nominee of the depositary except as set forth below.

     Ownership of beneficial interests in the global security certificates will be limited to participants or persons that may hold beneficial interests through institutions that have accounts with the depositary or its nominee. Ownership of beneficial interests in global security certificates will be shown only on, and the transfer of those ownership interests will be effected only through, records maintained by the depositary or its nominee, with respect to participants' interests, or any participant, with respect to interests of persons held by the participant on their behalf.

     Although the depositary has agreed to the foregoing procedures in order to facilitate transfer of interests in the global security certificates among participants, the depositary is under no obligation to perform or continue to perform these procedures and these procedures may be discontinued at any time. We will not have any responsibility for the performance by the depositary or its direct participants or indirect participants under the rules and procedures governing the depositary.

     In the event that the depositary notifies us that it is unwilling or unable to continue as a depositary for the global security certificates and no successor depositary has been appointed within 90 days after this notice, or an event of default under the purchase contract agreement or the indenture has occurred and is continuing, certificates for the FELINE PACS will be printed and delivered in exchange for beneficial interests in the global security certificates. Any global note that is exchangeable pursuant to the preceding sentence shall be exchangeable for FELINE PACS certificates registered in the names directed by the depositary. We expect that these instructions will be based upon directions received by the depositary from its participants with respect to ownership of beneficial interests in the global security certificates.

     As long as the depositary or its nominee is the registered owner of the global security certificates, the depositary or the nominee, as the case may be, will be considered the sole owner and holder of the global security certificates and all FELINE PACS represented by these certificates for all purposes under the FELINE PACS and the purchase contract agreement. Except in the limited circumstances referred to above, owners of beneficial interests in global security certificates will not be entitled to have such global security certificates or the FELINE PACS represented by these certificates registered in their names, will not receive or be entitled to receive physical delivery of FELINE PACS certificates in exchange for beneficial interests in global security certificates and will not be considered to be owners or holders of the global security certificates or any FELINE PACS represented by these certificates for any purpose under the FELINE PACS or the purchase contract agreement.

     All payments on the FELINE PACS represented by the global security certificates and all transfers and deliveries of related notes, applicable ownership interest of the Treasury portfolio, Treasury securities and common stock will be made to the depositary or its nominee, as the case may be, as the holder of the FELINE PACS.

     Procedures for settlement of purchase contracts on February 16, 2005 or upon early settlement upon the occurrence of a cash merger will be governed by arrangements among the depositary, participants and persons that may hold beneficial interests through participants designed to permit settlement without the physical movement of certificates. Payments, transfers, deliveries, exchanges and other matters relating to beneficial interests in global security certificates may be subject to various policies and procedures adopted by the depositary from time to time.

     Neither we or any of our agents, nor the purchase contract agent or any of its agents will have any responsibility or liability for any aspect of the depositary's or any participant's records relating to, or for payments made on account of, beneficial interests in global security certificates, or for maintaining, supervising or reviewing any of the depositary's records or any participant's records relating to these beneficial ownership interests.

     The information in this section concerning the depositary and its book-entry system has been obtained from sources that we believe to be reliable, but we have not attempted to verify the accuracy of this information.

                 DESCRIPTION OF THE PURCHASE CONTRACT AGREEMENT
                            AND THE PLEDGE AGREEMENT

     The summary of the purchase contract agreement and pledge agreement set forth below is not complete and is qualified in all respects by reference to those agreements, forms of which have been filed as exhibits to the registration statement of which this prospectus supplement and the accompanying prospectus forms a part.

GENERAL

     Except as described in "Description of the Purchase Contracts -- Book-entry system," payments on the FELINE PACS will be payable, purchase contracts, and documents related to the FELINE PACS and purchase contracts, will be settled, and transfers of the FELINE PACS will be registrable, at the office of the purchase contract agent in the Borough of Manhattan, The City of New York. In addition, if the FELINE PACS do not remain in book-entry form, payment on the FELINE PACS may be made, at our option, by check mailed to the address of the person entitled to payment as shown on the security register.

     Shares of our common stock will be delivered on February 16, 2005, or earlier upon early settlement following a cash merger, or, if the purchase contracts have terminated, the related pledged securities will be delivered, potentially after a delay as a result of the imposition of the automatic stay under the Bankruptcy Code, see "Description of the Purchase
Contracts -- Termination of purchase contracts," in each case upon presentation and surrender of the FELINE PACS certificate at the office of the purchase contract agent.

     If you fail to present and surrender the FELINE PACS certificate evidencing the Income PACS or Growth PACS to the purchase contract agent on February 16, 2005, the shares of common stock issuable in settlement of the related purchase contract will be registered in the name of the purchase contract agent. The shares of common stock, together with any related payment, will be held by the purchase contract agent as agent for your benefit, until the FELINE PACS certificate is presented and surrendered or you provide satisfactory evidence that the certificate has been destroyed, lost or stolen, together with any indemnity that may be required by the purchase contract agent and us.

     If the purchase contracts have terminated prior to February 16, 2005, the related pledged securities have been transferred to the purchase contract agent for distribution to the holders, and a holder fails to present and surrender the FELINE PACS certificate evidencing the holder's Income PACS or Growth PACS to the purchase contract agent, the related pledged securities delivered to the purchase contract agent and payments on the pledged securities will be held by the purchase contract agent as agent for the benefit of the holder until the FELINE PACS certificate is presented or the holder provides the evidence and indemnity described above.

     The purchase contract agent will have no obligation to invest or to pay interest on any amounts held by the purchase contract agent pending distribution, as described above.

     No service charge will be made for any registration of transfer or exchange of the FELINE PACS, except for any tax or other governmental charge that may be imposed in connection with a transfer or exchange.

MODIFICATION

     The purchase contract agreement will contain provisions permitting us and the purchase contract agent to modify the purchase contract agreement without the consent of the holders for any of the following purposes:

     - to evidence the succession of another person to our obligations,

     - to evidence and provide for the acceptance of appointment of a successor purchase contract agent,

     - to add to the covenants for the benefit of holders,

     - to make provision with respect to the rights of holders pursuant to adjustments in the settlement rate due to consolidations, mergers or other reorganization events, or

     - to cure any ambiguity, to correct or supplement any provisions that may be inconsistent, or to make any other provisions with respect to such matters or questions, provided that such action shall not adversely affect the interest of the holders in any material respect.

     The purchase contract agreement and the pledge agreement will contain provisions permitting us and the purchase contract agent or collateral agent, as the case may be, with the consent of the holders of not less than a majority of the purchase contracts at the time outstanding, to modify the terms of the purchase contracts, the purchase contract agreement and the pledge agreement. However, no such modification may, without the consent of the holder of each outstanding purchase contract affected by the modification,

     - change any payment date,

     - change the amount or type of pledged securities related to the purchase contract, impair the right of the holder of any pledged securities to receive distributions on the pledged securities or otherwise adversely affect the holder's rights in or to those pledged securities,

     - impair the right to institute suit for the enforcement of the purchase contract, any contract adjustment payments or any deferred contract adjustment payments,

     - reduce the number of shares of common stock or the amount of any other property purchasable under the purchase contract, increase the price to purchase common stock or any other property upon settlement of the purchase contract, change the purchase contract settlement date or the right to early settlement following a cash merger or otherwise adversely affect the holder's rights under the purchase contract,

     - change the place or currency of payment or reduce any contract adjustment payments or deferred contract adjustment payments, or

     - reduce the above-stated percentage of outstanding purchase contracts the consent of the holders of which is required for the modification or amendment of the provisions of the purchase contracts, the purchase contract agreement or the pledge agreement.

     If any amendment or proposal referred to above would adversely affect only the Income PACS or the Growth PACS, then only the affected class of holders will be entitled to vote on the amendment or proposal and the amendment or proposal will not be effective except with the consent of the holders of not less than a majority of the affected class or all of the holders of the affected class, as applicable.

NO CONSENT TO ASSUMPTION

     Each holder of Income PACS or Growth PACS, by acceptance of these securities, will under the terms of the purchase contract agreement and the Income PACS or Growth PACS, as applicable, be deemed expressly to have withheld any consent to the assumption, i.e., affirmance, of the related purchase contracts by us or our trustee if we become the subject of a case under the Bankruptcy Code or other similar state or federal law provisions for reorganization or liquidation.

CONSOLIDATION, MERGER, SALE OR CONVEYANCE

     We will covenant in the purchase contract agreement that we will not merge or consolidate with or into any other entity or sell, assign, transfer, lease or convey all or substantially all of our properties and assets to any person or entity, unless (1) we are the continuing corporation or the successor entity is a corporation organized and existing under the laws of the United States of America or a U.S. State or the District of Columbia and such corporation expressly assumes our obligations under the purchase contracts, the notes, the purchase contract agreement, the pledge agreement, the indenture, including any supplemental indenture, and the remarketing agreement and (2) we or the successor corporation is not, immediately after the merger, consolidation, sale, assignment, transfer, lease or conveyance, in default of our or its payment obligations under the purchase contracts, the notes, the purchase contract agreement, the pledge agreement, the indenture, including any supplemental indenture, and the remarketing agreement or in material default in the performance of any of our or its other obligations under these agreements.

TITLE

     We, the purchase contract agent and the collateral agent may treat the registered owner of any FELINE PACS as the absolute owner of the FELINE PACS for the purpose of making payment and settling the related purchase contracts and for all other purposes.

REPLACEMENT OF FELINE PACS CERTIFICATES

     In the event that physical certificates have been issued, any mutilated FELINE PACS certificate will be replaced by us at the expense of the holder upon surrender of the certificate to the purchase contract agent. FELINE PACS certificates that become destroyed, lost or stolen will be replaced by us at the expense of the holder upon delivery to us and the purchase contract agent of evidence of the destruction, loss or theft satisfactory to us and the purchase contract agent. In the case of a destroyed, lost or stolen FELINE PACS certificate, an indemnity satisfactory to the purchase contract agent and us may be required at the expense of the holder of the FELINE PACS evidenced by the certificate before a replacement will be issued.

     Notwithstanding the foregoing, we will not be obligated to issue any Income PACS or Growth PACS on or after the business day immediately preceding February 16, 2005, or after early settlement with respect to a particular Income PACS or Growth PACS, or after the purchase contracts have terminated. The purchase contract agreement will provide that, in lieu of the delivery of a replacement FELINE PACS certificate following February 16, 2005 or early settlement with respect to a particular Income PACS or Growth PACS, the purchase contract agent, upon delivery of the evidence and indemnity described above, will deliver the common stock issuable pursuant to the purchase contracts included in the Income PACS or Growth PACS evidenced by the certificate. If the purchase contracts have terminated prior to February 16, 2005, the purchase contract agent will deliver the notes, the appropriate applicable ownership interest of the Treasury portfolio or the Treasury securities, as the case may be, included in the Income PACS or Growth PACS evidenced by that certificate.

GOVERNING LAW

     The purchase contract agreement, the pledge agreement and the purchase contracts will be governed by, and construed in accordance with, the laws of the State of New York.

INFORMATION CONCERNING THE PURCHASE CONTRACT AGENT

     JPMorgan Chase Bank will be the purchase contract agent. The purchase contract agent will act as your agent. The purchase contract agreement will not obligate the purchase contract agent to exercise any discretionary actions in connection with a default under the terms of the Income PACS and Growth PACS or the purchase contract agreement.

     The purchase contract agreement will contain provisions limiting the liability of the purchase contract agent. The purchase contract agreement will contain provisions under which the purchase contract agent may resign or be replaced. This resignation or replacement would be effective upon the appointment of a successor.

INFORMATION CONCERNING THE COLLATERAL AGENT

     JPMorgan Chase Bank will be the collateral agent. The collateral agent will act solely as our agent and will not assume any obligation or relationship of agency or trust for or with any of the holders of the

Income PACS and Growth PACS except for the obligations owed by a pledgee of property to the owner of the property under the pledge agreement and applicable law.

     The pledge agreement will contain provisions limiting the liability of the collateral agent. The pledge agreement will contain provisions under which the collateral agent may resign or be replaced. This resignation or replacement would be effective upon the appointment of a successor.

     Since JPMorgan Chase Bank is serving as both the collateral agent and the purchase contract agent, if an event of default occurs under the purchase contract agreement or the pledge agreement, JPMorgan Chase Bank will resign as the collateral agent, but remain as the purchase contract agent. We will then select a new collateral agent in accordance with the terms of the pledge agreement.

MISCELLANEOUS

     The purchase contract agreement will provide that we will pay all fees and expenses other than underwriters' expenses (including counsel) related to the offering of the FELINE PACS, the retention of the collateral agent and the enforcement by the purchase contract agent of the rights of the holders of the FELINE PACS.

     Should you elect to substitute the related pledged securities, creating or recreating Growth PACS or Income PACS, you shall be responsible for any fees or expenses payable in connection with that substitution, as well as any commissions, fees or other expenses incurred in acquiring the pledged securities to be substituted, and we shall not be responsible for any of those fees or expenses.

                            DESCRIPTION OF THE NOTES

     The following description is a summary of the terms of our   % senior notes
due 2007. It supplements the description of the debt securities in the accompanying prospectus and, to the extent it is inconsistent with the prospectus, replaces the description in the prospectus. The notes will be issued under the senior debt indenture between us and Bank One Trust Company, National Association, as indenture trustee. The descriptions in this prospectus supplement and the accompanying prospectus contain a description of the material terms of the notes and the indenture but do not purport to be complete, and reference is hereby made to the senior debt indenture, the supplemental indenture, and the form of note that are or will be filed as exhibits or incorporated by reference to the registration statement and to the Trust Indenture Act.

GENERAL

     The notes will be our direct, senior and unsecured obligations and will rank without preference or priority among themselves and equally with all of our existing and future unsecured and unsubordinated indebtedness. The notes initially will be issued in aggregate principal amount equal to $1,000,000,000. If the over-allotment option is exercised in full by the underwriters an additional $150,000,000 of the notes will be issued.

     The notes will not be subject to a sinking fund provision. Unless a tax event redemption has occurred prior to February 16, 2007, the entire principal amount of the notes will mature and become due and payable, together with any accrued and unpaid interest, on February 16, 2007. Except for a tax event redemption, we may not redeem the notes.

     Notes forming a part of the Income PACS will be issued in certificated form, will be in denominations of $25 and integral multiples of $25, without coupons, and may be transferred or exchanged, without service charge but upon payment of any taxes or other governmental charges payable in connection with the transfer or exchange, at the offices described below. Payments on notes issued as a global security will be made to the depositary, a successor depositary or, in the event that no depositary is used, to a paying agent for the notes. Principal and interest with respect to certificated notes will be payable, the transfer of the notes will be registrable and notes will be exchangeable for notes of other denominations of a like aggregate principal amount, at the office or agency maintained by us for this purpose in the Borough of Manhattan, The City of New York. However, at our option, payment of interest may be made by check mailed to the address of the holder entitled to payment or by wire transfer to an account appropriately designated by the holder entitled to payment. We will appoint Bank One Trust Company as the initial paying agent, transfer agent and registrar for the notes. We may at any time designate additional transfer agents and paying agents with respect to the notes, and may remove any transfer agent, paying agent or registrar for the notes. We will at all times be required to maintain a paying agent and transfer agent for the notes in the Borough of Manhattan, The City of New York.

     Any monies deposited with the trustee or any paying agent, or held by us in trust, for the payment of principal of or interest on any note and remaining unclaimed for two years after such principal or interest has become due and payable shall, at our request, be repaid to us or released from trust, as applicable, and the holder of the note shall thereafter look, as a general unsecured creditor, only to us for the payment thereof.

     The indenture does not contain provisions that afford holders of the notes protection in the event of a highly leveraged transaction or other similar transaction involving us that may adversely affect the holders.

INTEREST

     Each note shall bear interest initially at the rate of   % per year from
the original issue date, payable quarterly in arrears on February 16, May 16, August 16 and November 16 of each year, each an "interest payment date," commencing May 16, 2002 to the person in whose name the note is registered at the close of business on the first day of the month in which the interest payment date falls. The original issue discount rules that apply to contingent payment debt instruments should govern the income inclusions with respect to the notes for United States federal income tax purposes.

     The applicable interest rate on the notes will be reset on the third business day immediately preceding November 16, 2004 to the reset rate described below under "-- Market rate reset," unless the remarketing of the notes on that date fails. If the remarketing of the notes on that date fails, the interest rate on the notes will not be reset at that time. However, in these circumstances, the interest rate on the notes outstanding on and after November 16, 2004 will be reset on the third business day immediately preceding February 16, 2005 to the reset rate described below, unless the remarketing of the notes on that date also fails, in which case the interest rate will not be reset.

     The amount of interest payable for any period will be computed on the basis of a 360-day year consisting of twelve 30-day months.

MARKET RATE RESET

     The reset rate will be equal to the sum of the reset spread and the rate of interest on the applicable benchmark Treasury in effect on the third business day immediately preceding November 16, 2004 or February 16, 2005, as the case may be, and will be determined by the reset agent. In the case of a reset on the third business day immediately preceding November 16, 2004, the reset rate will be the rate determined by the reset agent as the rate the notes should bear in order for the notes included in Income PACS to have an approximate aggregate market value on the reset date of 100.5% of the Treasury portfolio purchase price described under "Description of the Purchase Contracts -- Remarketing." In the case of a reset on the third business day immediately preceding February 16, 2005, the reset rate will be the rate determined by the reset agent as the rate the notes should bear in order for each note to have an approximate market value of 100.5% of the principal amount of the notes. The reset rate will in no event exceed the maximum rate permitted by applicable law.

     The applicable benchmark Treasury means direct obligations of the United States, as agreed upon by us and the reset agent, which may be obligations traded on a when-issued basis only, having a maturity comparable to the remaining term to maturity of the notes, which will be two years or two and one-quarter years as applicable. The rate for the applicable benchmark Treasury will be the bid side rate displayed at 10:00 A.M., New York City time, on the third business day immediately preceding November 16, 2004 or February 16, 2005, as applicable, in the Telerate system, or if the Telerate system is (a) no longer available on that date or (b) in the opinion of the reset agent, after consultation with us, no longer an appropriate system from which to obtain the rate, such other nationally recognized quotation system as, in the opinion of the reset agent, after consultation with us, is appropriate. If this rate is not so displayed, the rate for the applicable benchmark Treasury will be, as calculated by the reset agent, the yield to maturity for the applicable benchmark Treasury, expressed as a bond equivalent on the basis of a year of 365 or 366 days, as applicable, and applied on a daily basis, and computed by taking the arithmetic mean of the secondary market bid rates, as of 10:30 A.M., New York City time, on the third business day immediately preceding November 16, 2004 or February 16, 2005, as applicable, of three leading United States government securities dealers selected by the reset agent, after consultation with us. These dealers may include the reset agent or an affiliate thereof. We currently anticipate that Merrill Lynch, Pierce, Fenner & Smith Incorporated will be the reset agent.

     On the seventh business day immediately preceding November 16, 2004 or February 16, 2005, which we refer to as the reset announcement date

          (1) the applicable benchmark Treasury to be used to determine the reset rate on the third business day prior to November 16, 2004 or February 16, 2005, as applicable, will be selected,

          (2) the reset agent will establish the reset spread to be added to the rate on the applicable benchmark Treasury in effect on the third business day immediately preceding November 16, 2004 or February 16, 2005, as applicable, and

          (3) we will announce the reset spread and the applicable benchmark Treasury.

     We will cause a notice of the reset spread and the applicable benchmark Treasury to be published on the business day following the reset announcement date by publication in a daily newspaper in the English language of general circulation in New York City, which is expected to be The Wall Street Journal. We will request, not later than seven nor more than 15 calendar days prior to the reset announcement date, that the depositary notify its participants holding notes, Income PACS or Growth PACS of the reset announcement date and of the procedures that must be followed if any owner of FELINE PACS wishes to settle the related purchase contract with cash on the business day immediately preceding February 16, 2005.

OPTIONAL REMARKETING

     On or prior to the fifth business day immediately preceding November 16, 2004, in the case of the remarketing to be conducted on the third business day preceding November 16, 2004, or February 16, 2005, in the case of the remarketing, if any, to be conducted on the third business day preceding February 16, 2005, but no earlier than the interest payment date immediately preceding November 16, 2004 or February 16, 2005, as applicable, holders of notes that are not components of Income PACS may elect to have their notes remarketed in the same manner as notes that are components of Income PACS by delivering their notes along with a notice of this election to the collateral agent. The collateral agent will hold the notes in an account separate from the collateral account in which the pledged securities will be held. Holders of notes electing to have their notes remarketed will also have the right to withdraw the election on or prior to the fifth business day immediately preceding November 16, 2004 or February 16, 2005, as applicable.

PUT OPTION UPON A FAILED REMARKETING

     If the remarketing of the notes on the third business day immediately preceding February 16, 2005 has occurred and has resulted in a failed remarketing, holders of notes following February 16, 2005 will have the right to put the notes to us until April 1, 2005, upon at least three business days' prior notice, at a price equal to 100% of the principal amount, plus accrued and unpaid interest, if any.

TAX EVENT REDEMPTION

     If a tax event occurs and is continuing, we may, at our option, redeem the notes in whole, but not in part, at any time at a price, which we refer to as the redemption price, equal to, for each note, the redemption amount described below plus accrued and unpaid interest, if any, to the date of redemption. Installments of interest on notes which are due and payable on or prior to a redemption date will be payable to the holders of the notes registered as such at the close of business on the relevant record dates. If, following the occurrence of a tax event, we exercise our option to redeem the notes, the proceeds of the redemption will be payable in cash to the holders of the notes. If the tax event redemption occurs prior to November 16, 2004, or if the notes are not successfully remarketed on the third business day immediately preceding November 16, 2004, prior to February 16, 2005, the redemption price for the notes forming a part of the Income PACS will be distributed to the collateral agent, who in turn will purchase the Treasury portfolio described below on behalf of the holders of Income PACS and remit the remainder of the redemption price, if any, to the purchase contract agent for payment to the holders. The Treasury portfolio will be substituted for the notes and will be pledged to the collateral agent to secure the Income PACS holders' obligations to purchase our common stock under the purchase contracts.

     Tax event means the receipt by us of an opinion of nationally recognized independent tax counsel experienced in such matters to the effect that, as a result of

     - any amendment to, change in, or announced proposed change in, the laws, or any regulations thereunder, of the United States or any political subdivision or taxing authority thereof or therein affecting taxation,

     - any amendment to or change in an interpretation or application of any such laws or regulations by any legislative body, court, governmental agency or regulatory authority, or

     - any interpretation or pronouncement that provides for a position with respect to any such laws or regulations that differs from the generally accepted position on the date of this prospectus supplement, which amendment, change or proposed change is effective or which interpretation or pronouncement is announced on or after the date of this prospectus supplement, there is more than an insubstantial risk that interest or original issue discount on the notes would not be deductible, in whole or in part, by us for United States federal income tax purposes.

     The Treasury portfolio to be purchased on behalf of the holders of Income PACS will consist of:

     - interest or principal strips of U.S. Treasury securities that mature on or prior to February 15, 2005 in an aggregate amount equal to the aggregate principal amount of the notes included in Income PACS; and

     - with respect to each scheduled interest payment date on the notes that occurs after the tax event redemption date and on or before February 16, 2005, interest or principal strips of U.S. Treasury securities that mature on or prior to that interest payment date in an aggregate amount equal to the aggregate interest payment that would be due on the aggregate principal amount of the notes on that date if the interest rate of the notes was not reset on the applicable reset date.

     Solely for purposes of determining the Treasury portfolio purchase price in the case of a tax event redemption date occurring after November 16, 2004, if there was a successful remarketing of the notes on the third business day preceding such date, or February 16, 2005 if the remarketing of the notes on the third business day preceding November 16, 2004 resulted in a failed remarketing, "Treasury portfolio" shall mean a portfolio of zero-coupon U.S. Treasury securities consisting of:

     - principal or interest strips of U.S. Treasury securities which mature on or prior to February 15, 2007 in an aggregate amount equal to the aggregate principal amount of the notes outstanding on the tax event redemption date; and

     - with respect to each scheduled interest payment date on the notes that occurs after the tax event redemption date, interest or principal strips of U.S. Treasury securities which mature prior to that interest payment date in an aggregate amount equal to the aggregate interest payment that would be due on the aggregate principal amount of the notes outstanding on the tax event redemption date if the interest rate of the notes was not reset on the applicable reset date.

     Redemption amount means

     - in the case of a tax event redemption occurring prior to November 16, 2004, or prior to February 16, 2005 if the remarketing of the notes on the third business day preceding November 16, 2004 resulted in a failed remarketing, for each note the product of the principal amount of the note and a fraction whose numerator is the Treasury portfolio purchase price and whose denominator is the aggregate principal amount of notes included in Income PACS; and

     - in the case of a tax event redemption date occurring on or after November 16, 2004, or February 16, 2005 if the remarketing of the notes on the third business day preceding November 16, 2004 resulted in a failed remarketing, for each note the product of the principal amount of the note and a fraction whose numerator is the Treasury portfolio purchase price and whose denominator is the aggregate principal amount of the notes outstanding on the tax event redemption date.

     Treasury portfolio purchase price means the lowest aggregate price quoted by a primary U.S. government securities dealer in New York City to the quotation agent on the third business day immediately preceding the tax event redemption date for the purchase of the Treasury portfolio for settlement on the tax event redemption date.

     Quotation agent means Merrill Lynch Government Securities, Inc. or its successor or any other primary U.S. government securities dealer in New York City selected by us.

     Notice of any redemption will be mailed at least 30 days but not more than 60 days before the redemption date to each registered holder of notes to be redeemed at its registered address. Unless we default in payment of the redemption price, on and after the redemption date interest shall cease to accrue on the notes. In the event any notes are called for redemption, neither we nor the trustee will be required to register the transfer of or exchange the notes to be redeemed.

BOOK-ENTRY CLEARANCE AND SETTLEMENT

     Notes which are released from the pledge following substitution or early settlement will be issued in the form of one or more global certificates, which we refer to as global securities, registered in the name of the depositary or its nominee. Except under the limited circumstances described below or except upon recreation of Income PACS, notes represented by the global securities will not be exchangeable for, and will not otherwise be issuable as, notes in certificated form. The global securities described above may not be transferred except by the depositary to a nominee of the depositary or by a nominee of the depositary to the depositary or another nominee of the depositary or to a successor depositary or its nominee.

     The laws of some jurisdictions may require that certain purchasers of securities take physical delivery of the securities in certificated form. These laws may impair the ability to transfer beneficial interests in such a global security.

     Except as provided below, owners of beneficial interests in such a global security will not be entitled to receive physical delivery of notes in certificated form and will not be considered the holders, as defined in the indenture, thereof for any purpose under the indenture, and no global security representing notes shall be exchangeable, except for another global security of like denomination and tenor to be registered in the name of the depositary or its nominee or a successor depositary or its nominee. Accordingly, each beneficial owner must rely on the procedures of the depositary or if such person is not a participant, on the procedures of the participant through which such person owns its interest to exercise any rights of a holder under the indenture.

     In the event that

     - the depositary notifies us that it is unwilling or unable to continue as a depositary for the global security certificates and no successor depositary has been appointed within 90 days after this notice, or

     - the depositary at any time ceases to be a clearing agency registered under the Securities Exchange Act at which time the depositary is required to be so registered to act as the depositary and no successor depositary has been appointed within 90 days after we learn that the depositary has ceased to be so registered, or

     - we determine in our sole discretion that we will no longer have debt securities represented by global securities or permit the global security certificates to be exchangeable or an event of default under the indenture has occurred and is continuing, certificates for the notes will be printed and delivered in exchange for beneficial interests in the global security certificates. Any global note that is exchangeable pursuant to the preceding sentence shall be exchangeable for note certificates registered in the names directed by the depositary. We expect that these instructions will be based upon directions received by the depositary from its participants with respect to ownership of beneficial interests in the global security certificates.

             CERTAIN UNITED STATES FEDERAL INCOME TAX CONSEQUENCES

     The following is a summary of certain of the material United States federal income tax consequences of the purchase, ownership and disposition of the FELINE PACS, notes and common stock acquired under a purchase contract. This summary deals only with FELINE PACS, notes and common stock that are held as capital assets by holders that purchase FELINE PACS upon original issuance at their issue price. This summary does not address all of the tax consequences that may be relevant to holders in light of their particular circumstances, such as holders that may be subject to special tax treatment such as banks, insurance companies, broker dealers, tax-exempt organizations, holders that hold FELINE PACS, notes or common stock as part of a straddle, hedge, conversion transaction or other integrated investment and holders whose functional currency is not the U.S. dollar. In addition, this summary does not address any aspects of state, local or foreign tax laws. This summary is based on the United States federal income tax laws, regulations, rulings and decisions in effect as of the date hereof, all of which are subject to change or differing interpretations, possibly on a retroactive basis.

     No statutory, administrative or judicial authority directly addresses the treatment of FELINE PACS or instruments similar to FELINE PACS for United States federal income tax purposes. As a result, no assurance can be given that the Internal Revenue Service will agree with the tax consequences described herein. Each prospective investor should consult its tax advisor as to the particular tax consequences of purchasing, owning and disposing of the FELINE PACS, notes or common stock, including the application and effect of United States federal, state, local and foreign tax laws.

U.S. HOLDERS

     The following summary is addressed to U.S. holders. For purposes of this summary, "U.S. holder" means (1) a person who is a citizen or resident of the United States, (2) a corporation or partnership created or organized in or under the laws of the United States or any state thereof or the District of Columbia,
(3) an estate the income of which is subject to United States federal income taxation regardless of its source or (4) a trust if (a) a court within the United States is able to exercise primary supervision over the administration of such trust and one or more United States persons have the authority to control all substantial decisions of the trust or (b) such trust has in effect a valid election to be treated as a domestic trust for United States federal income tax purposes. If a partnership holds FELINE PACS, notes or common stock, the tax treatment of a partner will generally depend upon the status of the partner and the activities of the partnership.

  FELINE PACS

     Allocation of Purchase Price. A holder's acquisition of an Income PACS will be treated as an acquisition of a unit consisting of the note and the purchase contract that constitute such Income PACS. The purchase price of each Income PACS will be allocated between the two components in proportion to their respective fair market values at the time of purchase. Such allocation will establish the holder's initial tax basis in the note and the purchase contract. We will report the fair market value of each note as $25 and the fair market value of each purchase contract as $0. This position will be binding upon each holder (but not on the Internal Revenue Service) unless such holder explicitly discloses a contrary position on a statement attached to such holder's timely filed United States federal income tax return for the taxable year in which an Income PACS is acquired. Thus, absent such disclosure, a holder should allocate the purchase price for an Income PACS in accordance with the foregoing. The remainder of this discussion assumes that this allocation of purchase price will be respected for United States federal income tax purposes.

     Ownership of Notes or Treasury Securities. A holder will be treated as owning the notes or Treasury securities constituting a part of the Income PACS or Growth PACS, respectively, for United States federal income tax purposes. We and, by acquiring FELINE PACS, each holder agree to treat the notes or Treasury securities constituting a part of the FELINE PACS as owned by such holder for all tax purposes, and the remainder of this summary assumes such treatment. The United States federal income tax consequences of owning the notes or Treasury securities are discussed below (see "Notes" and "Treasury Securities").

     Sales, Exchanges or Other Taxable Dispositions of FELINE PACS. Upon a sale, exchange or other taxable disposition of a FELINE PACS, a holder will be treated as having sold, exchanged or disposed of the purchase contract and the notes, the Treasury portfolio or the Treasury securities that constitute such FELINE PACS and will generally recognize gain or loss equal to the difference between the portion of the proceeds to such holder allocable to the purchase contract and the notes, the Treasury portfolio or Treasury securities, as the case may be, and such holder's respective adjusted tax basis in the purchase contract and the notes, the Treasury portfolio or Treasury securities, except to the extent such holder is treated as receiving an amount with respect to accrued acquisition discount on the Treasury portfolio or Treasury securities, which amount will be treated as ordinary income, or to the extent such holder is treated as receiving an amount with respect to accrued contract adjustment payments or deferred contract adjustment payments, which may be treated as ordinary income, in each case, to the extent not previously included in income. In the case of the purchase contract, the Treasury portfolio and Treasury securities, such gain or loss will generally be capital gain or loss, and such gain or loss will generally be long-term capital gain or loss if the holder held such FELINE PACS for more than one year at the time of such disposition. Long-term capital gains of individuals are eligible for reduced rates of taxation. The deductibility of capital losses is subject to limitations.

     If the disposition of a FELINE PACS occurs when the purchase contract has negative value, the holder should be considered to have received additional consideration for the notes, the Treasury portfolio or Treasury securities, as the case may be, in an amount equal to such negative value and to have paid such amount to be released from the holder's obligation under the purchase contract. If such deemed additional consideration with respect to a note results in income, such income should be ordinary and may not be offset by a loss realized with respect to the purchase contract. The rules that govern the determination of the character of gain or loss on the disposition of the notes are summarized under "Notes -- Sales, Exchanges or Other Taxable Dispositions of Notes."

     In determining gain or loss, payments to a holder of contract adjustment payments or deferred contract adjustment payments that have not previously been included in the income of such holder should either reduce such holder's adjusted tax basis in the purchase contract or result in an increase in the amount realized on the disposition of the purchase contract. Any contract adjustment payments or deferred contract adjustment payments included in a holder's income but not paid should increase such holder's adjusted tax basis in the purchase contract (see "-- Purchase Contracts -- Contract Adjustment Payments and Deferred Contract Adjustment Payments" below).

  NOTES

     Classification of the Notes. In connection with the issuance of the notes, Skadden, Arps, Slate, Meagher & Flom LLP will deliver an opinion that, under current law, and based on certain representations, facts and assumptions set forth in such opinion, the notes will be classified as indebtedness for United States federal income tax purposes. We and, by acquiring Income PACS, each holder agree to treat the notes as our indebtedness for all tax purposes.

     Original Issue Discount. Because of the manner in which the interest rate on the notes is reset, the notes should be classified as contingent payment debt instruments subject to the "noncontingent bond method" for accruing original issue discount, as set forth in the applicable Treasury regulations. We intend to treat the notes as such, and the remainder of this discussion assumes that the notes will be so treated for United States federal income tax purposes. As discussed more fully below, the effects of applying such method will be (1) to require each holder, regardless of its usual method of tax accounting, to use an accrual method with respect to the notes, (2) for all accrual periods until November 16, 2004, to require each holder to accrue interest income in excess of interest payments actually received and (3) generally to result in ordinary, rather than capital, treatment of any gain or loss on the sale, exchange or other taxable disposition of the notes. See "-- Sales, Exchanges or Other Taxable Dispositions of Notes."

     A holder of notes will accrue original issue discount on a constant yield to maturity basis based on the "comparable yield" of the notes. The comparable yield of the notes will generally be the rate at which we would issue a fixed rate debt instrument with terms and conditions similar to the notes. We have
determined that the comparable yield is   % and the projected payments for the
notes per $     of principal amount are $     on           , 2002, $     for
each subsequent quarter ending on or prior to November 16, 2004, and $     for
each quarter ending after November 16, 2004. We have also determined that the
projected payment for the notes, per $     of principal amount, at the maturity
date is $     (which includes the stated principal amount of the notes as well as the final projected interest payment).

     If after November 16, 2004, the remaining amounts of principal and interest payable on the notes differ from the payments set forth on the foregoing projected payment schedule, negative or positive adjustments reflecting such difference should generally be taken into account by a holder as adjustments to interest income in a reasonable manner over the period to which they relate. We expect to account for any such difference with respect to a period as an adjustment for that period.

     Holders are generally bound by the comparable yield and projected payment schedule provided by us unless either is unreasonable. A holder that uses its own comparable yield and projected payment schedule must explicitly disclose this fact and the reason that it has used its own comparable yield and projected payment schedule. In general, this disclosure must be made on a statement attached to the timely filed United States federal income tax return of the holder for the taxable year that includes the date of its acquisition of the note.

     The foregoing comparable yield and projected payment schedule are supplied solely for computing income under the noncontingent bond method for United States federal income tax purposes and do not constitute a projection or representation as to the amounts that a holder of notes or Income PACS will actually receive.

     Adjustment to Tax Basis in Notes. A holder's tax basis in a note will be increased by the amount of original issue discount included in income with respect to the note and decreased by the amount of projected payments with respect to the notes through the computation date.

     Sales, Exchanges or Other Taxable Dispositions of Notes. A holder will recognize gain or loss on a disposition of a note (including a redemption for cash or upon the remarketing thereof) in an amount equal to the difference between the amount realized by the holder on the disposition of the note and the holder's adjusted tax basis in such note. Selling expenses incurred by a holder, including the remarketing fee, will reduce the amount of gain or increase the amount of loss recognized by such holder upon a disposition of a note. Gain recognized on the disposition of a note prior to the purchase contract settlement date will be treated as ordinary interest income. Loss recognized on the disposition of a note prior to the purchase contract settlement date will be treated as ordinary loss to the extent of such holder's prior inclusions of original issue discount on the note and as capital loss thereafter. In general, gain recognized on the disposition of a note on or after the purchase contract settlement date will be ordinary interest income to the extent attributable to the excess, if any, of the total remaining principal and interest payments due on the note over the total remaining payments set forth on the projected payment schedule for the note. Any gain recognized in excess of such amount and any loss recognized on such a disposition will generally be treated as a capital gain or loss. Long-term capital gains of individuals are eligible for reduced rates of taxation. The deductibility of capital losses is subject to limitations.

  TREASURY SECURITIES

     Original Issue Discount. A holder of Growth PACS will be required to treat its ownership interest in the Treasury securities comprising a Growth PACS as an interest in a bond that was originally issued on the date such holder acquired the Treasury securities and that has original issue discount equal to the excess of the amount payable at maturity of such Treasury securities over the purchase price thereof. A holder will be required to include such original issue discount in income on a constant yield to maturity basis over the period between the purchase date of the Treasury securities and the maturity date of the

Treasury securities, regardless of such holder's method of tax accounting and in advance of the receipt of cash attributable to such original issue discount. Amounts of original issue discount included in a holder's gross income will increase such holder's adjusted tax basis in the Treasury securities.

     Sales, Exchanges or Other Taxable Dispositions of Treasury Securities. As discussed below, in the event that a holder obtains the release of Treasury securities by delivering notes to the collateral agent, the holder will generally not recognize gain or loss upon such substitution. The holder will recognize gain or loss on a subsequent disposition of the Treasury securities in an amount equal to the difference between the amount realized by the holder on such disposition and the holder's adjusted tax basis in the Treasury securities, except to the extent such holder is treated as receiving an amount with respect to accrued acquisition discount on the Treasury securities, which amount will be treated as ordinary income. Such gain or loss will generally be capital gain or loss and will generally be long-term capital gain or loss if the holder held such Treasury securities for more than one year at the time of the disposition. Long-term capital gains of individuals are eligible for reduced rates of taxation. The deductibility of capital losses is subject to limitations.

  PURCHASE CONTRACTS

     Contract Adjustment Payments and Deferred Contract Adjustment
Payments. There is no direct authority that addresses the treatment, under current law, of contract adjustment payments or deferred contract adjustment payments, and such treatment is, therefore, unclear. Contract adjustment payments and deferred contract adjustment payments may constitute taxable income to a holder of FELINE PACS when received or accrued, in accordance with the holder's regular method of tax accounting. To the extent we are required to file information returns with respect to contract adjustment payments or deferred contract adjustment payments, we intend to report such payments as taxable income to each holder. Holders should consult their tax advisors concerning the treatment of contract adjustment payments and deferred contract adjustment payments, including the possibility that any contract adjustment payment or deferred contract adjustment payment may be treated as a loan, purchase price adjustment, rebate or payment analogous to an option premium, rather than being includible in income on a current basis. The treatment of contract adjustment payments and deferred contract adjustment payments could affect a holder's adjusted tax basis in a purchase contract or common stock received under a purchase contract or the amount realized by a holder upon the sale or disposition of a FELINE PACS or the termination of a purchase contract. See "FELINE PACS -- Sales, Exchanges or Other Taxable Dispositions of FELINE PACS," "-- Acquisition of Common Stock Under a Purchase Contract" and "-- Termination of Purchase Contract."

     Acquisition of Common Stock Under a Purchase Contract. A holder of a FELINE PACS will generally not recognize gain or loss on the purchase of common stock under a purchase contract, including upon an early settlement upon a cash merger, except with respect to any cash paid in lieu of a fractional share of common stock. Subject to the following discussion, a holder's aggregate initial tax basis in the common stock received under a purchase contract should generally equal the purchase price paid for such common stock plus such holder's adjusted tax basis in the purchase contract, if any, less the portion of such purchase price and adjusted tax basis allocable to a fractional share. Payments of contract adjustment payments or deferred contract adjustment payments that have been received in cash by a holder but not included in income by such holder should reduce such holder's adjusted tax basis in the purchase contract or the common stock to be received thereunder (see "-- Contract Adjustment Payments and Deferred Contract Adjustment Payments" above). The holding period for common stock received under a purchase contract will commence on the date following the acquisition of such common stock.

     Ownership of Common Stock Acquired Under the Purchase Contract. Any distribution on common stock we pay out of our current or accumulated earnings and profits (as determined for United States federal income tax purposes) will constitute a dividend and will be includible in income by a holder when received. Any such dividend will be eligible for the dividends received deduction if received by an otherwise qualifying corporate holder that meets the holding period and other requirements for the dividends received deduction. Upon a disposition of common stock, a holder will generally recognize capital gain or loss equal to the difference between the amount realized and such holder's adjusted tax basis in the common stock. Such capital gain or loss will generally be long-term capital gain or loss if the holder held such common stock for more than one year at the time of such disposition. Long-term capital gains of individuals are eligible for reduced rates of taxation. The deductibility of capital losses is subject to limitations.

     Termination of Purchase Contract. If a purchase contract terminates, a holder of a FELINE PACS will recognize gain or loss equal to the difference between the amount realized, if any, upon such termination and such holder's adjusted tax basis, if any, in the purchase contract at the time of such termination. Any contract adjustment payments or deferred contract adjustment payments received by a holder but not previously included in income by such holder should either reduce such holder's adjusted tax basis in the purchase contract or increase the amount realized on the termination of the purchase contract. Any contract adjustment payments or deferred contract adjustment payments included in a holder's income but not received should increase such holder's adjusted tax basis in the purchase contract. Gain or loss recognized will generally be capital gain or loss and will generally be long-term capital gain or loss if the holder held such purchase contract for more than one year at the time of such termination. Long-term capital gains of individuals are eligible for reduced rates of taxation. The deductibility of capital losses is subject to limitations. A holder will not recognize gain or loss on the receipt of such holder's proportionate share of the notes, Treasury securities or the Treasury portfolio upon termination of the purchase contract and will have the same adjusted tax basis and holding period in such notes, Treasury securities or the Treasury portfolio as before such termination.

     Adjustment to Settlement Rate. A holder of FELINE PACS might be treated as receiving a constructive dividend distribution from us if (l) the settlement rate is adjusted and as a result of such adjustment the proportionate interest of holders of FELINE PACS in our assets or earnings and profits is increased and
(2) the adjustment is not made pursuant to a bona fide, reasonable anti-dilution formula. An adjustment in the settlement rate would not be considered made pursuant to such a formula if the adjustment were made to compensate a holder for certain taxable distributions with respect to the common stock.

  SUBSTITUTION OF TREASURY SECURITIES TO CREATE OR RECREATE GROWTH PACS

     A holder of an Income PACS that delivers Treasury securities to the collateral agent in substitution for notes or the Treasury portfolio will generally not recognize gain or loss upon the delivery of such Treasury securities or the release of the notes or the Treasury portfolio to such holder. Such holder will continue to take into account items of income or deduction otherwise includible or deductible, respectively, by such holder with respect to such Treasury securities and notes or the Treasury portfolio, and such holder's adjusted tax bases in the Treasury securities and the notes or the Treasury portfolio and the purchase contract will not be affected by such delivery and release.

  SUBSTITUTION OF NOTES TO RECREATE INCOME PACS

     A holder of a Growth PACS that delivers notes to the collateral agent in substitution for Treasury securities will generally not recognize gain or loss upon the delivery of such notes or the release of the Treasury securities to the holder. Such holder will continue to take into account items of income or deduction otherwise includible or deductible, respectively, by such holder with respect to such Treasury securities and notes, and such holder's adjusted tax bases in the Treasury securities, the notes and the purchase contract will not be affected by such delivery and release.

  REMARKETING AND TAX EVENT REDEMPTION OF NOTES

     A remarketing or tax event redemption will be a taxable event for holders of notes which will have the United States federal income tax consequences described under "Notes -- Sales, Exchanges or Other Taxable Dispositions of Notes."

     Ownership of Treasury Portfolio. We and, by acquiring FELINE PACS, each holder agree to treat such holder as the owner, for United States federal income tax purposes, of the applicable ownership interest of the Treasury portfolio constituting a part of the Income PACS beneficially owned by such holder in the event of a remarketing of the notes on the third business day preceding November 16, 2004 or a tax event redemption prior to the purchase contract settlement date. Each holder will include in income any amount earned on such pro rata portion of the Treasury portfolio for all tax purposes. The remainder of this summary assumes that holders of Income PACS will be treated as the owners of the applicable ownership interest of the Treasury portfolio that constitutes a part of such Income PACS for United States federal income tax purposes.

     Interest Income and Original Issue Discount. Following a remarketing of the notes on the third business day preceding November 16, 2004 or a tax event redemption prior to the purchase contract settlement date, a holder of Income PACS will be required to treat its pro rata portion of each Treasury security in the Treasury portfolio as a bond that was originally issued on the date the collateral agent acquired the relevant Treasury securities and that has original issue discount (or, in the case of short-term Treasury securities, as defined below, acquisition discount) equal to the holder's pro rata portion of the excess of the amounts payable on such Treasury securities over the value of the Treasury securities at the time the collateral agent acquired them on behalf of holders of Income PACS. A holder, whether on the cash or accrual method of tax accounting, will be required to include original issue discount (other than original issue discount on short-term Treasury securities, as defined below) in income for United States federal income tax purposes as it accrues on a constant yield to maturity basis. The amount of such excess will constitute only a portion of the total amounts payable in respect of the Treasury portfolio. Consequently, a portion of each scheduled payment to holders will be treated as a return of such holders' investment in the Treasury portfolio and will not be considered current income for United States federal income tax purposes.

     In the case of any Treasury security with a maturity of one year or less from the date of its issue (a "short-term Treasury security"), in general, only accrual basis taxpayers will be required to include acquisition discount in income as it accrues. Unless such accrual basis holder elects to accrue the acquisition discount on a short-term Treasury security on a constant yield to maturity basis, such acquisition discount will be accrued on a straight-line basis. A holder that obtains the release of its applicable ownership interest of the Treasury portfolio and subsequently disposes of such interest will recognize ordinary income on such disposition to the extent of any gain realized that does not exceed an amount equal to the ratable share of the acquisition discount on the Treasury securities not previously included in income.

     Tax Basis of the Treasury Portfolio. A holder's initial tax basis in such holder's applicable ownership interest of the Treasury portfolio will equal such holder's pro rata portion of the amount paid by the collateral agent for the Treasury portfolio. A holder's adjusted tax basis in the Treasury portfolio will be increased by the amount of original issue discount or acquisition discount included in income with respect thereto and decreased by the amount of cash received with respect to the Treasury portfolio.

NON-U.S. HOLDERS

     The following summary is addressed to non-U.S. holders. A non-U.S. holder is a holder that is not a U.S. holder as defined under "-- U.S. Holders." Special rules may apply if such non-U.S. holder is a "controlled foreign corporation," "passive foreign investment company" or "foreign personal holding company" and is subject to special treatment under the Internal Revenue Code. In addition, this summary does not address holders that at any time beneficially and/or constructively own more than 5% of the FELINE PACS or the common stock. If we were at any time during the past five years, we are or we become, a United States real property holding corporation, such holders, or, if our common stock ceases to be regularly traded, any non-U.S. holder, may be subject to United States federal withholding and/or income tax on the sale of a FELINE PACS or common stock. A non-U.S. holder that falls within any of the foregoing categories should consult its tax advisor to determine the United States federal, state, local and foreign tax consequences that may be relevant to it.

  UNITED STATES FEDERAL WITHHOLDING TAX

     United States federal withholding tax will not apply to any payment of principal or interest (including original issue discount and acquisition discount) on the notes, the Treasury securities or the Treasury portfolio provided that:

     - the non-U.S. holder does not actually (or constructively) own 10% or more of the total combined voting power of all classes of our voting stock within the meaning of the Internal Revenue Code and the Treasury regulations;

     - the non-U.S. holder is not a controlled foreign corporation that is related to us through stock ownership; and

     - (a) the non-U.S. holder provides its name, address and certain other information on an Internal Revenue Service Form W-8BEN (or a suitable substitute form), and certifies, under penalties of perjury, that it is not a United States person or (b) the non-U.S. holder holds its notes, Treasury securities or Treasury portfolio through certain foreign intermediaries or certain foreign partnerships and certain certification requirements are satisfied.

     We will generally withhold tax at a rate of 30% on the dividends, if any, paid on the shares of common stock acquired under the purchase contract and on any contract adjustment payments or deferred contract adjustment payments made with respect to a purchase contract. If a tax treaty applies, a non-U.S. holder may be eligible for a reduced rate of withholding. Similarly, contract adjustment payments, deferred contract adjustment payments or dividends that are effectively connected with the conduct of a trade or business by a non-U.S. holder within the United States (and, where a tax treaty applies, are also attributable to a United States permanent establishment maintained by the non-U.S. holder) are not subject to the withholding tax, but instead are subject to United States federal income tax, as described below. In order to claim any such exemption or reduction in the 30% withholding tax, a non-U.S. holder should provide a properly executed Internal Revenue Service Form W-8BEN (or suitable substitute form) claiming a reduction of or an exemption from withholding under an applicable tax treaty or a properly executed Internal Revenue Service Form W-8ECI (or a suitable substitute form) stating that such payments are not subject to withholding tax because they are effectively connected with the non-U.S. holder's conduct of a trade or business in the United States.

     In general, United States federal withholding tax will not apply to any gain or income realized by a non-U.S. holder on the sale, exchange or other disposition of the FELINE PACS, notes, purchase contracts, Treasury securities, Treasury portfolio or common stock acquired under the purchase contracts.

  UNITED STATES FEDERAL INCOME TAX

     If a non-U.S. holder is engaged in a trade or business in the United States (and, if a tax treaty applies, if the non-U.S. holder maintains a permanent establishment within the United States) and interest (including original issue discount and acquisition discount) on the notes, the Treasury securities and the Treasury portfolio, dividends on the common stock and, to the extent they constitute taxable income, contract adjustment payments and deferred contract adjustment payments made with respect to the purchase contracts are effectively connected with the conduct of that trade or business (and, if a tax treaty applies, that permanent establishment), such non-U.S. holder will be subject to United States federal income tax (but not withholding tax), on the interest, original issue discount, acquisition discount, dividends, contract adjustment payments and deferred contract adjustment payments on a net income basis in the same manner as if such non-U.S. holder were a U.S. holder. In addition, a non-U.S. holder that is a foreign corporation may be subject to a 30% (or, if a tax treaty applies, such lower rate as provided) branch profits tax.

     Any gain or income realized on the disposition of a FELINE PACS, a purchase contract, a note, a Treasury security, the Treasury portfolio or common stock acquired under the purchase contract generally will not be subject to United States federal income tax unless:

     - that gain or income is effectively connected with the non-U.S. holder's conduct of a trade or business in the United States; or

     - the non-U.S. holder is an individual who is present in the United States for 183 days or more in the taxable year of the disposition and certain other conditions are met.

  BACKUP WITHHOLDING TAX

     In general, no backup withholding will be required with respect to payments we make with respect to the FELINE PACS or the notes if a non-U.S. holder has provided us with an Internal Revenue Service Form W-8BEN (or a suitable substitute form) described above and we do not have actual knowledge or reason to know that a holder is a United States person. In addition, no backup withholding will be required regarding the sale of FELINE PACS, notes, Treasury securities, the Treasury portfolio or common stock acquired under the purchase contracts even if made within the United States or conducted though certain United States financial intermediaries if the payor receives the statement described above and does not have actual knowledge or reason to know that the holder is a United States person or the holder can otherwise establish an exemption.

     Any amounts withheld under the backup withholding rules will be allowed as a credit against a holder's United States federal income tax liability provided that the required information is furnished to the Internal Revenue Service.

                              ERISA CONSIDERATIONS

     The Employee Retirement Income Security Act of 1974, as amended ("ERISA"), and the United States Internal Revenue Code of 1986, as amended (the "Code"), impose certain restrictions on (a) employee benefit plans (as defined in Section 3(3) of ERISA), (b) plans described in section 4975(e)(1) of the Code, including individual retirement accounts or Keogh plans, (c) any entities whose underlying assets include plan assets by reason of a plan's investment in such entities (each a "Plan") and (d) persons who have certain specified relationships to such Plans ("Parties in Interest" under ERISA and "Disqualified Persons" under the
Code). Moreover, based on the reasoning of the United States Supreme Court in John Hancock Life Ins. Co. v. Harris Trust and Sav. Bank, 510 U.S. 86 (1993), an insurance company's general account may be deemed to include assets of the Plans investing in the general account (e.g., through the purchase of an annuity contract), and the insurance company might be treated as a Party in Interest with respect to a Plan by virtue of such investment. ERISA also imposes certain duties on persons who are fiduciaries of Plans subject to ERISA and prohibits certain transactions between a Plan and Parties-in-Interest or Disqualified Persons with respect to such Plans.

     If Williams were a Party in Interest or Disqualified Person with respect to an investing Plan (or becomes a Party in Interest or Disqualified Person in connection with this transaction), such Plan's acquisition or holding of the FELINE PACS could be deemed to constitute a transaction prohibited under Title I of ERISA or Section 4975 of the Code (e.g., the extension of credit between a Plan and a Party in Interest or Disqualified Person). Such transactions may, however, be subject to a statutory or administrative exemption such as Prohibited Transaction Class Exemption ("PTCE") 90-1, which exempts certain transactions involving insurance company pooled separate accounts; PTCE 95-60, which exempts certain transactions involving insurance company general accounts; PTCE 91-38, which exempts certain transactions involving bank collective investment funds; and PTCE 84-14, which exempts certain transactions effected on behalf of a Plan by a "qualified professional asset manager;" PTCE 96-23, which exempts certain transactions effected on behalf of a Plan by an "in-house asset manager;" PTCE 81-8, which exempts certain short-term investment transactions;
Section 408(e) of ERISA and 4975(d)(13) of the Code, which exempt the acquisition or disposition of "qualifying employer securities" (as such term is defined in Section 407(d)(5) of ERISA) or pursuant to any other available exemption. There can be no assurance, however, that all of the conditions of any such exemption will be satisfied.

     By its purchase of the FELINE PACS (or an interest therein), each purchaser of the FELINE PACS will be deemed to have represented and agreed that either (i) it is not purchasing the FELINE PACS with the assets of any Plan or (ii) one or more exemptions apply such that the use of such assets will not constitute a non-exempt prohibited transaction under ERISA or the Code. Additionally, each purchaser of the FELINE PACS (or an interest therein) will be deemed to have directed the remarketing agent to take such actions as set forth in this prospectus supplement. Any Plan fiduciary that proposes to cause a Plan to purchase the FELINE PACS should consult with its counsel with respect to the potential applicability of ERISA and the Code to such investment and whether any exemption would be applicable and determine on its own whether all conditions of such exemption or exemptions have been satisfied.

SPECIAL CONSIDERATIONS APPLICABLE TO INSURANCE COMPANY GENERAL ACCOUNTS

     Any investor that is an insurance company using the assets of an insurance company general account should note that the Small Business Job Protection Act of 1996 added new Section 401(c) of ERISA relating to the status of the assets of insurance company general accounts under ERISA and Section 4975 of the Code. Pursuant to Section 401(c), the DOL issued final regulations effective January 5, 2000 (the "General Account Regulations") with respect to insurance policies issued on or before December 31, 1998, that are supported by an insurer's general account. As a result of the General Account Regulations, assets of an insurance company general account will not be treated as "plan assets" for purposes of the fiduciary responsibility provisions of ERISA and Section 4975 of the Code to the extent such assets relate to contracts issued to employee benefit plans on or before December 31, 1998 and the insurer satisfies various conditions. The plan asset status of insurance company separate accounts is unaffected by new Section 401(c) of ERISA, and separate account assets continue to be treated as the plan assets of any such plan invested in a separate account.

                                  UNDERWRITING

     We intend to offer the Income PACS through the underwriters. Merrill Lynch, Pierce, Fenner & Smith Incorporated and Salomon Smith Barney Inc. are acting as representatives of the underwriters named below. Subject to the terms and conditions in a purchase agreement between us and the underwriters, we have agreed to sell to the underwriters, and the underwriters have severally agreed to purchase from us, the number of Income PACS set forth opposite their names below.

                                                               NUMBER OF
UNDERWRITER                                                   INCOME PACS
-----------                                                   -----------
Merrill Lynch, Pierce, Fenner & Smith
             Incorporated...................................
Salomon Smith Barney Inc. ..................................
Banc of America Securities LLC..............................
Credit Suisse First Boston Corporation......................
J.P. Morgan Securities Inc. ................................
Lehman Brothers Inc. .......................................
Mizuho International plc....................................
ABN AMRO Rothschild LLC.....................................
BMO Nesbitt Burns Corp. ....................................
Barclays Bank PLC...........................................
CIBC World Markets Corp. ...................................
Commerzbank Capital Markets Corp. ..........................
Credit Lyonnais Securities (USA) Inc. ......................
RBC Dain Rauscher Inc. .....................................
The Royal Bank of Scotland plc..............................
Scotia Capital (USA) Inc. ..................................
TD Securities (USA) Inc. ...................................
                                                              -----------
             Total..........................................   40,000,000
                                                              ===========

     The underwriters have agreed to purchase all of the Income PACS sold pursuant to the purchase agreement if any of the Income PACS are purchased. If an underwriter defaults, the purchase agreement provides that the purchase commitments of the nondefaulting underwriters may be increased or the purchase agreement may be terminated.

     We have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act of 1933, or to contribute to payments the underwriters may be required to make in respect of those liabilities.

     The underwriters are offering the Income PACS, subject to prior sale, when, as and if issued to and accepted by them, subject to approval of legal matters by their counsel, including the validity of the Income PACS, and other conditions contained in the purchase agreement, such as the receipt by the underwriters of officers' certificates and legal opinions. The underwriters reserve the right to withdraw, cancel or modify offers to the public and to reject orders in whole or in part.

COMMISSIONS AND DISCOUNTS

     The underwriters have advised us that they propose initially to offer the Income PACS to the public at the public offering price on the cover page of this prospectus supplement and to dealers at that price less a concession not in
excess of $     per Income PACS. The underwriters may allow, and the dealers may
reallow, a discount not in excess of $     per Income PACS to other dealers.
After the initial public offering, the public offering price, concession and discount may be changed.

     The expenses of the offering, not including the underwriting commission,
are estimated to be $          and are payable by us.

     The following table shows the per unit and total public offering price, underwriting discount to be paid by us to the underwriters and proceeds before expenses to us. The information is presented assuming either no exercise or full exercise by the underwriters of the overallotment option.

                                             PER INCOME PACS   WITHOUT OPTION   WITH OPTION
                                             ---------------   --------------   -----------
Public offering price......................         $                $               $
Underwriting discount......................         $                $               $
Proceeds, before expenses, to us...........         $                $               $

OVERALLOTMENT OPTION

     We have granted an option to the underwriters to purchase up to an additional 6,000,000 Income PACS at the public offering price less the underwriting discount. If the underwriters exercise this option, solely to cover any overallotments, they must purchase the additional Income PACS within 30 days from the date of this prospectus supplement, subject to certain limitations. If the underwriters exercise this option, each will be obligated, subject to conditions contained in the purchase agreement, to purchase approximately the same percentage of additional Income PACS as the number set forth next to the underwriter's name in the preceding table bears to the total number of Income PACS set forth next to the names of all underwriters in the preceding table.

NO SALE OF SIMILAR SECURITIES

     We have agreed, with some exceptions, not to directly or indirectly, without the prior written consent of Merrill Lynch, Pierce, Fenner & Smith Incorporated on behalf of the underwriters, for a period of 90 days after the date of this prospectus supplement:

     - offer, pledge, sell or contract to sell any FELINE PACS, purchase contracts, common stock or any similar securities or any security convertible into such securities;

     - sell any option or contract to purchase any FELINE PACS, purchase contracts, common stock or any similar securities or any security convertible into such securities;

     - purchase any option or contract to sell any FELINE PACS, purchase contracts, common stock or any similar securities or any security convertible into such securities;

     - grant any option, right or warrant for the sale of any FELINE PACS, purchase contracts, common stock or any similar securities or any security convertible into such securities;

     - lend or otherwise dispose of or transfer any FELINE PACS, purchase contracts, common stock or any similar securities or any security convertible into such securities; or

     - enter into any swap or other agreement that transfers, in whole or in part, the economic consequence of ownership of FELINE PACS, purchase contracts, common stock or any similar securities or any security convertible into such securities.

     This agreement does not apply to issuances under our employee or director compensation plans or our employee or shareholder investment plans or to issuances as consideration in connection with previously announced acquisitions. Merrill Lynch, Pierce, Fenner & Smith Incorporated, in its sole discretion, may release any of the securities subject to these lock-up agreements at any time without notice.

NEW YORK STOCK EXCHANGE LISTING

     The Income PACS are a new issue of securities with no established trading market. We will apply to have the Income PACS approved for listing on the NYSE, subject to official notice of issuance. We have been advised by the underwriters that they intend to make a market in the securities, but they are not obligated to do so and may discontinue market-making at any time without notice. We can provide no assurance as to the liquidity of, or any trading market for, the securities.

REMARKETING

     This prospectus supplement, as amended or supplemented, may be used by the remarketing agent for remarketing of the securities at such time as is necessary or upon early settlement of the stock purchase contracts.

PRICE STABILIZATION AND SHORT POSITIONS

     Until the distribution of the Income PACS offered hereby is completed, SEC rules may limit the underwriters and selling group members from bidding for or purchasing the Income PACS or shares of our common stock. However, the representatives may engage in transactions that stabilize the price of the Income PACS or our common stock, such as bids or purchases that peg, fix or maintain the price of the Income PACS or our common stock.

     In connection with the offering, the representatives may make short sales of our Income PACS. Short sales involve the sale by the underwriters, at the time of the offering, of a greater number of Income PACS than they are required to purchase in the offering. Covered short sales are sales made in an amount not greater than the overallotment option. The underwriters may close out any covered short position by either exercising the overallotment option or purchasing Income PACS in the open market. In determining the source of Income PACS to close out the covered short position, the representatives will consider, among other things, the price of Income PACS available for purchase in the open market as compared to the price at which they may purchase the Income PACS through the overallotment option. Naked short sales are sales in excess of the overallotment option. The representatives must close out any naked short position by purchasing Income PACS in the open market. A naked short position is more likely to be created if the representatives are concerned that there may be downward pressure on the price of the Income PACS or our common stock in the open market after pricing that could adversely affect investors who purchase in the offering. Similar to other purchase transactions, purchases by the representatives to cover syndicate short positions may have the effect of raising or maintaining the market price of the Income PACS and our common stock or preventing or retarding a decline in the market price of the Income PACS and our common stock. As a result, the prices of the Income PACS and our common stock may be higher than they would otherwise be in the absence of these transactions.

     Neither we nor any of the underwriters make any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of the Income PACS or our common stock. In addition, neither we nor any of the underwriters make any representation that the representatives will engage in these transactions or that these transactions, once commenced, will not be discontinued without notice.

ELECTRONIC PROSPECTUS

     A prospectus in electronic format may be made available on the websites maintained by one or more of the underwriters participating in this offering. The representatives may agree to allocate a number of shares to underwriters for sale to their online brokerage account holders. Internet distributions will be allocated by the underwriters that will make internet distributions on the same basis as other allocations. Merrill Lynch will be facilitating distribution for this offering to certain of their internet subscription customers. Merrill Lynch intends to allocate a limited number of shares for sale to their online brokerage customers. An electronic preliminary prospectus supplement is available on the internet website maintained by Merrill Lynch. Other than the preliminary prospectus supplement in electronic format, the information on the Merrill Lynch website is not intended to be part of this prospectus supplement, as amended or supplemented.

OTHER RELATIONSHIPS

     In the ordinary course of business, certain of the underwriters and their affiliates have provided financial advisory, investment banking and general financing and banking services to us and certain of our affiliates for customary fees. Approximately $300 million of the net proceeds of this offering will be used to repay short-term indebtedness owed to The Fuji Bank, Limited, an affiliate of Mizuho International plc, one of the underwriters.

                                 LEGAL MATTERS

     William G. von Glahn, Senior Vice President and General Counsel of Williams and Skadden, Arps, Slate, Meagher & Flom LLP, New York, New York, will pass upon certain legal matters for Williams in connection with the securities offered by this prospectus supplement and accompanying prospectus. Davis Polk & Wardwell, New York, New York, will pass upon certain legal matters for the underwriters in connection with the securities offered by this prospectus supplement and accompanying prospectus. Davis Polk & Wardwell has from time to time represented, and may continue to represent, Williams and its affiliates in certain legal matters. As of the date of this prospectus supplement, Mr. von Glahn beneficially owns, directly or indirectly, approximately 235,659 shares of Williams' common stock and also has exercisable options to purchase an additional 147,600 shares of Williams' common stock.

PROSPECTUS

                          THE WILLIAMS COMPANIES, INC.

                                 $2,500,000,000

                                DEBT SECURITIES,

                                PREFERRED STOCK,

                                 COMMON STOCK,

                                   WARRANTS,

                             PURCHASE CONTRACTS AND

                                     UNITS

                             ---------------------

     We will provide the specific terms of each series or issue of securities in supplements to this prospectus. You should read this prospectus and the supplements carefully before you invest.

                             ---------------------

     NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                             ---------------------

                The date of this prospectus is December 27, 2001

                      WHERE YOU CAN FIND MORE INFORMATION

     Williams has filed with the Securities and Exchange Commission in Washington, D.C., a registration statement on Form S-3 under the Securities Act of 1933 for the securities offered in this prospectus. Williams has not included certain portions of the registration statement in this prospectus, as permitted by the Commission's rules and regulations. For further information, you should refer to the registration statement and its exhibits. Williams is subject to the informational requirements of the Securities Exchange Act of 1934, and therefore files reports and other information with the Commission. Williams' file number with the Commission is 1-4174.

     You may inspect and copy the registration statement and its exhibits, as well as such reports and other information which Williams files with the Commission, at the public reference facilities of the Commission at its principal offices at Judiciary Plaza, 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549 and its regional offices at Northwest Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511 and 233 Broadway, New York, New York 10005. You can obtain information on the operation of the Commission's public reference facilities by calling 1-800-SEC-0330. Information filed by Williams is also available at the Commission's worldwide web site at http://www.sec.gov. You can also obtain these materials at set rates from the Public Reference Section of the Commission at its principal office at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549.

                             ---------------------

     YOU SHOULD RELY ONLY ON THE INFORMATION INCORPORATED BY REFERENCE OR PROVIDED IN THIS PROSPECTUS AND ITS SUPPLEMENT(S). WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH DIFFERENT INFORMATION. YOU SHOULD NOT ASSUME THAT THE INFORMATION IN THIS PROSPECTUS OR ANY SUPPLEMENT IS ACCURATE AS OF ANY DATE OTHER THAN THE DATE ON THE FRONT OF THOSE DOCUMENTS. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY THE SECURITIES IN ANY JURISDICTION TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION IN SUCH JURISDICTION.

                             ---------------------

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     Williams is incorporating by reference its annual report on Form 10-K for the fiscal year ended December 31, 2000, its quarterly reports on Form 10-Q for the quarters ended March 31, 2001, June 30, 2001 and September 30, 2001 and its current reports on Form 8-K filed January 5, 2001, January 31, 2001, February 8, 2001, March 16, 2001, March 19, 2001, April 2, 2001, April 12, 2001, April 27,
2001, May 1, 2001, May 3, 2001, May 7, 2001, May 22, 2001 (restatement of financial statements for the year ended December 31, 2000 to reflect Williams Communications Group, Inc. as discontinued operations due to a tax-free spinoff), June 13, 2001, July 30, 2001, August 2, 2001, September 17, 2001,
September 25, 2001, October 26, 2001, November 29, 2001, December 19, 2001, and December 21, 2001.

     All documents which Williams files pursuant to Sections 13, 14, or 15(d) of the Exchange Act after the date of this prospectus and prior to the termination of this offering shall be deemed to be incorporated by reference in this prospectus and to be a part of this prospectus from the date of filing of such documents. Any statement contained in a document incorporated by reference in this prospectus shall be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement in this prospectus or in any subsequently filed document that also is or is deemed to be incorporated by reference modifies or replaces such statement.

     Williams will provide without charge to each person to whom a copy of this prospectus has been delivered, upon the written or oral request of any such person, a copy of any or all of the documents incorporated by reference herein, other than exhibits to such documents, unless such exhibits are specifically incorporated by reference into the information that this prospectus incorporates. You should direct written or oral requests for such copies to: The Williams Companies, Inc., One Williams Center, Tulsa, Oklahoma 74172, Attention:
Corporate Secretary, telephone (918) 573-2000.

                          THE WILLIAMS COMPANIES, INC.

     Williams, together with its subsidiaries, is a leading company in the energy sector. Through Williams Gas Pipeline Company, LLC, Williams Energy Services, LLC, and Williams Energy Marketing & Trading Company and their subsidiaries, Williams engages in the following types of energy-related activities:

     - transportation and storage of natural gas and related activities through operation and ownership of five wholly owned interstate natural gas pipelines and several pipeline joint ventures;

     - exploration and production of oil and gas through ownership of 3.1 trillion cubic feet of proved natural gas reserves primarily located in Colorado, New Mexico, Wyoming and Kansas;

     - natural gas gathering, processing, and treating activities through ownership and operation of approximately 11,450 miles of gathering lines, 12 natural gas treating plants, and 17 natural gas processing plants (three of which are partially owned) located in the United States and Canada;

     - natural gas liquids transportation through ownership and operation of approximately 14,300 miles of natural gas liquids pipeline (4,568 miles of which are partially owned);

     - transportation of petroleum products and related terminal services through ownership or operation of approximately 9,170 miles of petroleum products pipeline and 80 petroleum products terminals (some of which are partially owned);

     - light hydrocarbon/olefin transportation through 300 miles of pipeline in Southern Louisiana;

     - ethylene production through a 5/12 interest in a 1.2 billion pound/year facility in Geismar, Louisiana;

     - production and marketing of ethanol and bio-products through operation and ownership of two ethanol plants (one of which is partially owned) and ownership of minority interests or investments in four other plants;

     - refining of petroleum products through operation and ownership of two refineries;

     - retail marketing primarily through 50 travel centers; and

     - energy commodity marketing and trading.

     Williams, through subsidiaries, also directly invests in energy projects primarily in Canada, South America and Lithuania and continues to explore and develop additional projects for international investments. In addition, Williams invests in energy and infrastructure development funds in Asia and Latin America.

     Williams is a holding company headquartered in Tulsa, Oklahoma. Williams was originally incorporated under the laws of the State of Nevada in 1949 and was reincorporated under the laws of the State of Delaware in 1987. Williams maintains its principal executive offices at One Williams Center, Tulsa, Oklahoma 74172, telephone (918) 573-2000.

                                USE OF PROCEEDS

     Unless otherwise indicated in the applicable prospectus supplement, Williams will use the net proceeds from the sale of the securities for general corporate purposes, including repayment of outstanding debt. Williams anticipates that it will raise additional funds from time to time through debt financings, including borrowings under its bank credit agreements.

                  RATIOS OF EARNINGS TO COMBINED FIXED CHARGES
                   AND PREFERRED STOCK DIVIDEND REQUIREMENTS

     The following table presents Williams' consolidated ratio of earnings to combined fixed charges and preferred stock dividend requirements for the periods shown.

 NINE MONTHS
    ENDED        YEAR ENDED DECEMBER 31,
SEPTEMBER 30,  ----------------------------
    2001       2000  1999  1998  1997  1996
-------------  ----  ----  ----  ----  ----
    3.52       2.98  1.86  1.70  2.36  2.63

     For purposes of computing these ratios, earnings means income (loss) from continuing operations before:

     - income taxes;

     - extraordinary gain (loss);

     - minority interest in income (loss) and preferred returns of consolidated subsidiaries;

     - interest expense, net of interest capitalized;

     - interest expense of 50 percent-owned companies;

     - that portion of rental expense that we believe to represent an interest factor;

     - adjustment to equity earnings to exclude equity investments with losses; and

     - adjustment to equity earnings to reflect actual distributions from equity investments.

     Fixed charges means the sum of the following:

     - interest expense;

     - that portion of rental expense that we believe to represent an interest factor;

     - pretax effect of dividends on preferred stock of Williams (1999 and prior);

     - pretax effect of dividends or preferred stock and other preferred returns of consolidated subsidiaries; and

     - interest expense of 50 percent-owned companies.

                         DESCRIPTION OF DEBT SECURITIES

     The debt securities will constitute either senior or subordinated debt of Williams. Williams will issue debt securities that will be senior debt under the senior debt indenture between Williams and Bank One Trust Company, National Association, as Trustee. Williams will issue debt securities that will be subordinated debt under the subordinated debt indenture between Williams and Bank One Trust Company, National Association, as trustee. This prospectus refers to the senior debt indenture and the subordinated debt indenture individually as the indenture and collectively as the indentures. This prospectus refers to Bank One Trust Company, National Association, as the trustee. Williams has filed the forms of the indentures as exhibits to the registration statement.

     THE FOLLOWING SUMMARIES OF CERTAIN PROVISIONS OF THE INDENTURES AND THE DEBT SECURITIES ARE NOT COMPLETE AND THESE SUMMARIES ARE SUBJECT TO THE DETAILED PROVISIONS OF THE APPLICABLE INDENTURE. FOR A FULL DESCRIPTION OF THESE PROVISIONS, INCLUDING THE DEFINITIONS OF CERTAIN TERMS USED IN THIS PROSPECTUS, AND FOR OTHER INFORMATION REGARDING THE DEBT SECURITIES, SEE THE INDENTURES. Wherever this prospectus refers to particular sections or defined terms of the applicable indenture, these sections or defined terms are incorporated by reference in this prospectus as part of the statement made, and the statement is qualified in its entirety by such reference. The indentures are substantially identical, except for the provisions relating to subordination and Williams' limitation on liens. See "-- Subordinated Debt" and "-- Certain Covenants of Williams." Neither indenture contains any covenant or provision which affords debt holders protection in the event of a highly leveraged transaction.

CERTAIN DEFINITIONS

     Certain terms in Article One of the senior debt indenture are summarized as follows:

     "Consolidated Funded Indebtedness" means the aggregate of all outstanding Funded Indebtedness of Williams and its consolidated Subsidiaries determined on a consolidated basis in accordance with accounting principles generally accepted in the United States.

     "Consolidated Net Tangible Assets" means the total assets appearing on a consolidated balance sheet of Williams and its consolidated subsidiaries less, in general:

     - intangible assets;

     - current and accrued liabilities (other than Consolidated Funded Indebtedness and capitalized rentals or leases), deferred credits, deferred gains, and deferred income;

     - reserves;

     - advances to finance oil or natural gas exploration and development to the extent that the indebtedness related thereto is excluded from Funded Indebtedness;

     - an amount equal to the amount excluded from Funded Indebtedness representing "production payment" financing of oil or natural gas exploration and development; and

     - minority stockholder interests.

     "Funded Indebtedness" means any indebtedness which matures more than one year after the date the amount of Funded Indebtedness is being determined, less any such indebtedness as will be retired by any deposit or payment required to be made within one year from such date under any prepayment provision, sinking fund, purchase fund, or otherwise. Funded Indebtedness does not, however, include indebtedness of Williams or any of its subsidiaries incurred to finance outstanding advances to others to finance oil or natural gas exploration and development, to the extent that the latter are not in default in their obligations to Williams or such subsidiary. Funded Indebtedness also does not include indebtedness of Williams or any of its subsidiaries incurred to finance oil or natural gas exploration and development through what is commonly referred to as a "production payment" to the extent that Williams or any of its subsidiaries have not guaranteed the repayment of the production payment.

     You should note that the term "subsidiary," as used in this section describing the debt securities, refers only to a corporation in which Williams, or another subsidiary or subsidiaries of Williams, owns at least a majority of the outstanding securities which have voting power.

GENERAL TERMS OF THE DEBT SECURITIES

     Neither of the indentures limits the amount of debt securities, debentures, notes, or other evidences of indebtedness that Williams or any of its subsidiaries may issue. The debt securities will be unsecured senior or subordinated obligations of Williams. Williams' subsidiaries own all of the operating assets of Williams and its subsidiaries. Therefore, Williams' rights and the rights of Williams' creditors, including holders of debt securities, to participate in the assets of any subsidiary upon the subsidiary's liquidation or recapitalization will be subject to the prior claims of the subsidiary's creditors, except to the extent that Williams may itself be a creditor with recognized claims against the subsidiary. The ability of Williams to pay principal of and interest on the debt securities is, to a large extent, dependent upon dividends or other payments from its subsidiaries.

     The indentures provide that Williams may issue debt securities from time to time in one or more series and that Williams may denominate the debt securities and make them payable in foreign currencies. The relevant prospectus supplement will describe special United States federal income tax considerations applicable to any debt securities denominated and payable in a foreign currency.

TERMS YOU WILL FIND IN THE PROSPECTUS SUPPLEMENT

     The prospectus supplement will provide information relating to the debt securities and the following terms of the debt securities, to the extent such terms are applicable to the debt securities described in a particular prospectus supplement:

     - classification as senior or subordinated debt securities;

     - ranking of the specific series of debt securities relative to other outstanding indebtedness, including subsidiaries' debt;

     - if the debt securities are subordinated, the aggregate amount of outstanding indebtedness, as of a recent date, that is senior to the subordinated securities, and any limitation on the issuance of additional senior indebtedness;

     - the specific designation, aggregate principal amount, purchase price, and denomination of such debt securities;

     - currency or units based on or relating to currencies in which such debt securities are denominated and/or in which principal, premium, if any, and/or any interest will or may be payable;

     - maturity date;

     - interest rate or rates, if any, or the method by which the rate will be determined;

     - the dates on which any interest will be payable;

     - the place or places where the principal of and interest, if any, on the debt securities will be payable;

     - any redemption or sinking fund provisions;

     - whether the debt securities will be issuable in registered or bearer form or both and, if debt securities in bearer form are issuable, restrictions applicable to the exchange of one form for another and to the offer, sale, and delivery of debt securities in bearer form;

     - whether Williams will issue the debt securities by themselves or as part of a unit together with other securities;

     - any applicable United States federal income tax consequences, including whether and under what circumstances Williams will pay additional amounts on debt securities held by a person who is not a U.S. person, as defined in the prospectus supplement, in respect of any tax, assessment, or governmental charge withheld or deducted, and if so, whether Williams will have the option to redeem such debt securities rather than pay such additional amounts; and

     - any other specific terms of the debt securities, including any additional events of default or covenants with respect to such debt securities.

     Holders of debt securities may present debt securities for exchange in the manner, at the places, and subject to the restrictions set forth in the debt securities and the prospectus supplement. Holders of registered debt securities may present debt securities for transfer in the manner, at the places, and subject to the restrictions set forth in the debt securities and the prospectus supplement. Williams will provide these services without charge, other than any tax or other governmental charge payable in connection therewith, but subject to the limitations provided in the applicable indenture. Debt securities in bearer form and the coupons, if any, appertaining thereto will be transferable by delivery.

INTEREST RATE

     Debt securities that bear interest will do so at a fixed rate or a floating rate. Williams will sell, at a discount below the stated principal amount, any debt securities which bear no interest or which bear interest at a rate that at the time of issuance is below the prevailing market rate.

     The relevant prospectus supplement will describe the special United States federal income tax considerations applicable to:

     - any discounted debt securities; or

     - certain debt securities issued at par which are treated as having been issued at a discount for United States federal income tax purposes.

REGISTERED GLOBAL SECURITIES

     Williams may issue registered debt securities of a series in the form of one or more fully registered global securities. Williams will deposit the registered global security with a depositary or with a nominee for a depositary identified in the prospectus supplement relating to such series. Williams will then issue one or more registered global securities in a denomination or aggregate denominations equal to the portion of the aggregate principal amount of outstanding registered debt securities of the series to be represented by the registered global security or securities. Unless and until it is exchanged in whole or in part for debt securities in definitive registered form, a registered global security may not be transferred, except as a whole in three cases:

     - by the depositary for the registered global security to a nominee of the depositary;

     - by a nominee of the depositary to the depositary or another nominee of the depositary; or

     - by the depositary or any nominee to a successor of the depositary or a nominee of the successor.

     The prospectus supplement relating to a series of debt securities will describe the specific terms of the depositary arrangement concerning any portion of the debt securities to be represented by a registered global security. Williams anticipates that the following provisions will apply to all depositary arrangements.

     Upon the issuance of a registered global security, the depositary for the registered global security will credit, on its book-entry registration and transfer system, the principal amounts of the debt securities represented by the registered global security to the accounts of persons that have accounts with the depositary. These persons are referred to as "participants." Any underwriters or agents participating in the distribution of debt securities represented by the registered global security will designate the accounts to be credited. Only participants or persons that hold interests through participants will be able to beneficially own interests in a registered global security. The depositary for a global security will maintain records of beneficial ownership interests in a registered global security for participants. Participants or persons that hold through participants will maintain records of beneficial ownership interests in a global security for persons other than participants. These records will be the only means to transfer beneficial ownership in a registered global security.

     So long as the depositary for a registered global security, or its nominee, is the registered owner of a registered global security, the depositary or its nominee will be considered the sole owner or holder of the debt securities represented by the registered global security for all purposes under the applicable indenture. Except as set forth below, owners of beneficial interests in a registered global security:

     - may not have the debt securities represented by a registered global security registered in their names;

     - will not receive or be entitled to receive physical delivery of debt securities represented by a registered global security in definitive form; and

     - will not be considered the owners or holders of debt securities represented by a registered global security under the applicable indenture.

PAYMENT OF INTEREST ON AND PRINCIPAL OF REGISTERED GLOBAL SECURITIES

     Williams will make principal, premium, if any, and interest payments on debt securities represented by a registered global security registered in the name of a depositary or its nominee to the depositary or its nominee as the registered owner of the registered global security. None of Williams, the trustee, or any paying agent for debt securities represented by a registered global security will have any responsibility or liability for:

     - any aspect of the records relating to, or payments made on account of, beneficial ownership interests in such registered global security; or

     - maintaining, supervising, or reviewing any records relating to beneficial ownership interests.

     Williams expects that the depositary, upon receipt of any payment of principal, premium or interest, will immediately credit participants' accounts with payments in amounts proportionate to their beneficial interests in the principal amount of a registered global security as shown on the depositary's records. Williams also expects that payments by participants to owners of beneficial interests in a registered global security held through participants will be governed by standing instructions and customary practices. This is currently the case with the securities held for the accounts of customers registered in "street name." Williams also expects that this payout will be the responsibility of participants.

EXCHANGE OF REGISTERED GLOBAL SECURITIES

     Williams will issue debt securities in definitive form in exchange for the registered global security if:

     - the depositary for any debt securities represented by a registered global security is at any time unwilling or unable to continue as depositary; and

     - Williams does not appoint a successor depositary within ninety days.

     In addition, Williams may, at any time, determine not to have any of the debt securities of a series represented by one or more registered global securities. In this event, Williams will issue debt securities of a series in definitive form in exchange for all of the registered global security or securities representing these debt securities.

SENIOR DEBT

     Williams will issue under the senior debt indenture the debt securities and any coupons that will constitute part of the senior debt of Williams. These senior debt securities will rank equally and ratably with all other unsecured and unsubordinated debt of Williams.

SUBORDINATED DEBT

     Williams will issue under the subordinated debt indenture the debt securities and any coupons that will constitute part of the subordinated debt of Williams. These subordinated debt securities will be subordinate and junior in right of payment, to the extent and in the manner set forth in the subordinated debt indenture, to all "senior indebtedness" of Williams. The subordinated debt indenture defines "senior indebtedness" as obligations of, or guaranteed or assumed by, Williams for borrowed money or evidenced by bonds, debentures, notes, or other similar instruments, and amendments, renewals, extensions, modifications, and refundings of any such indebtedness or obligation. "Senior indebtedness" does not include nonrecourse obligations, the subordinated debt securities, or any other obligations specifically designated as being subordinate in right of payment to senior indebtedness. See subordinated debt indenture, section 1.1.

     In general, the holders of all senior indebtedness are entitled to receive payment of the full amount unpaid on senior indebtedness before the holders of any of the subordinated debt securities or coupons are entitled to receive a payment on account of the principal or interest on the indebtedness evidenced by the subordinated debt securities in certain events. These events include:

     - any insolvency or bankruptcy proceedings, or any receivership, liquidation, reorganization, or other similar proceedings which concern Williams or a substantial part of its property;

     - a default having occurred for the payment of principal, premium, if any, or interest on or other monetary amounts due and payable on any senior indebtedness or any other default having occurred concerning any senior indebtedness, which permits the holder or holders of any senior indebtedness to accelerate the maturity of any senior indebtedness with notice or lapse of time, or both. This type of an event of default must have continued beyond the period of grace, if any, provided for this type of an event of default under the senior indebtedness, and this type of an event of default shall not have been cured or waived or shall not have ceased to exist; or

     - the principal of, and accrued interest on, any series of the subordinated debt securities having been declared due and payable upon an event of default contained in the subordinated debt indenture. This declaration must not have been rescinded and annulled as provided in the subordinated debt indenture.

     If this prospectus is being delivered in connection with a series of subordinated debt securities, the accompanying prospectus supplement or the information incorporated in this prospectus by reference will set forth the approximate amount of senior indebtedness outstanding as of the end of the most recent fiscal quarter.

CERTAIN COVENANTS OF WILLIAMS

     Liens. The senior debt indenture refers to any instrument securing indebtedness, such as a mortgage, pledge, lien, security interest, or encumbrance on any property of Williams, as a "mortgage." The senior debt indenture further provides that, subject to certain exceptions, Williams will not, nor will it permit any subsidiary to, issue, assume, or guarantee any indebtedness secured by a mortgage unless Williams provides equal and proportionate security for the senior debt securities Williams issues under the senior debt indenture. Among these exceptions are:

     - certain purchase money mortgages;

     - certain preexisting mortgages on any property acquired or constructed by Williams or a subsidiary;

     - certain mortgages created within one year after completion of such acquisition or construction;

     - certain mortgages created on any contract for the sale of products or services related to the operation or use of any property acquired or constructed within one year after completion of such acquisition or construction;

     - mortgages on property of a subsidiary existing at the time it became a subsidiary of Williams; and

     - mortgages, other than as specifically excepted, in an aggregate amount which, at the time of, and after giving effect to, the incurrence does not exceed five percent of Consolidated Net Tangible Assets. See the senior debt indenture, section 3.6.

     Consolidation, Merger, Conveyance of Assets. Each indenture provides, in general, that Williams will not consolidate with or merge into any other entity or convey, transfer, or lease its properties and assets substantially as an entirety to any person unless:

     - the corporation, limited liability company, limited partnership, joint stock company, or trust formed by such consolidation or into which Williams is merged or the person which acquires such assets expressly assumes Williams' obligations under the applicable indenture and the debt securities issued under this indenture; and

     - immediately after giving effect to such transaction, no event of default, and no event which, after notice or lapse of time or both, would become an event of default, shall have happened and be continuing. See section
       9.1 of the indentures.

     Event Risk. Except for the limitations on liens described above, neither indenture nor the debt securities contains any covenants or other provisions designed to afford holders of the debt securities protection in the event of a highly leveraged transaction involving Williams.

EVENT OF DEFAULT

     In general, each indenture defines an event of default with respect to debt securities of any series issued under the indenture as being:

          (a) default in payment of any principal of the debt securities of such series, either at maturity, upon any redemption, by declaration, or otherwise;

          (b) default for 30 days in payment of any interest on any debt securities of such series unless otherwise provided;

          (c) default for 90 days after written notice in the observance or performance of any covenant or warranty in the debt securities of that series or that Indenture other than:

        - default in or breach of a covenant which is dealt with otherwise below, or

        - if certain conditions are met, if the events of default described in this clause (c) are the result of changes in generally accepted accounting principles; or

          (d) certain events of bankruptcy, insolvency, or reorganization of Williams. See section 5.1 of the indentures.

     In general, each indenture provides that if an event of default described in clauses (a), (b), or (c) above occurs and does not affect all series of debt securities then outstanding, the trustee or the holders of debt securities of the relevant series may then declare the following amounts to be due and payable immediately:

     - the entire principal of all debt securities of each series affected by the event of default; and

     - the interest accrued on such principal.

     Such a declaration by the holders requires the approval of at least 25 percent in principal amount of the debt securities of each series issued under the applicable indenture and then outstanding, treated as one class, which are affected by the event of default.

     Each indenture also generally provides that if a default described in clause (c) above which is applicable to all series of debt securities then outstanding or certain events of bankruptcy, insolvency, and reorganization of Williams occur and are continuing, the trustee or the holders of debt securities may declare the entire principal of all such debt securities and interest accrued thereon to be due and payable immediately. This declaration by the holders requires the approval of at least 25 percent in principal amount of all debt securities issued under the applicable indenture and then outstanding, treated as one class. Upon certain conditions, the holders of a majority in aggregate principal amount of the debt securities of all such affected series then outstanding may annul such declarations and waive the past defaults. However, the majority holders may not annul or waive a continuing default in payment of principal of, premium, if any, or interest on such debt securities. See sections 5.1 and 5.10 of the indentures.

     Each indenture provides that the holders of debt securities issued under that indenture, treated as one class, will indemnify the trustee before the trustee exercises any of its rights or powers under the indenture. This indemnification is subject to the trustee's duty to act with the required standard of care during a default. See section 6.2 of the indentures. The holders of a majority in aggregate principal amount of the outstanding debt securities of each series affected, treated as one class, issued under the applicable indenture may direct the time, method, and place of:

     - conducting any proceeding for any remedy available to the trustee; or

     - exercising any trust or power conferred on the trustee.

This right of the holders of debt securities is, however, subject to the provisions in each indenture providing for the indemnification of the trustee and other specified limitations. See section 5.9 of the indentures.

     In general, each indenture provides that holders of debt securities issued under that indenture may only institute an action against Williams under the indenture if the following four conditions are fulfilled:

     - the holder previously has given to the trustee written notice of default and the default continues;

     - the holders of at least 25 percent in principal amount of the debt securities of each affected series (treated as one class) issued under the applicable indenture and then outstanding have requested the trustee to institute such action and have offered the trustee reasonable indemnity;

     - the trustee has not instituted such action within 60 days of receipt of such request; and

     - the trustee has not received direction inconsistent with such written request by the holders of a majority in principal amount of the debt securities of each affected series (treated as one class) issued under the applicable indenture and then outstanding. See sections 5.6, 5.7, and
       5.9 of the indentures.

     The above four conditions do not apply to actions by holders of the debt securities under the applicable indenture against Williams for payment of principal or interest on or after the due date provided. Each indenture contains a covenant that Williams will file annually with the trustee a certificate of no default or a certificate specifying any default that exists. See section 3.5 of the indentures.

DISCHARGE, DEFEASANCE, AND COVENANT DEFEASANCE

     Williams can discharge or defease its obligations under each indenture as set forth below. See section 10.1 of the indentures.

     Under terms satisfactory to the trustee, Williams may discharge certain obligations to holders of any series of debt securities issued under the applicable indenture which have not already been delivered to the trustee for cancellation. These debt securities must also:

     - have become due and payable;

     - be due and payable by their terms within one year; or

     - be scheduled for redemption by their terms within one year.

     Williams may redeem any series of debt securities by irrevocably depositing an amount certified to be sufficient to pay, at maturity or upon redemption, the principal of and interest on such debt securities. Williams may make such deposit in cash or, in the case of debt securities payable only in U.S. dollars, U.S. Government Obligations, as defined in the applicable indenture.

     Williams may also, upon satisfaction of the conditions listed below, discharge certain obligations to holders of any series of debt securities issued under such indenture at any time ("Defeasance"). Under terms satisfactory to the trustee, Williams may be released with respect to any outstanding series of debt securities issued under the relevant indenture from the obligations imposed by sections 3.6 and 9.1, in the case of the senior debt indenture, and section 9.1, in the case of the subordinated debt indenture. These sections contain the covenants described above limiting liens and consolidations, mergers and conveyances of assets. Also under terms satisfactory to the trustee, Williams may omit to comply with these sections without creating an event of default ("Covenant Defeasance"). Defeasance or Covenant Defeasance may be effected only if, among other things:

     - Williams irrevocably deposits with the trustee cash or, in the case of debt securities payable only in U.S. dollars, U.S. Government obligations as trust funds in an amount certified to be sufficient to pay at maturity or upon redemption the principal of and interest on all outstanding debt securities of the series issued under the applicable indenture;

     - Williams delivers to the trustee an opinion of counsel to the effect that the holders of the series of debt securities will not recognize income, gain, or loss for United States federal income tax purposes as a result of such Defeasance or Covenant Defeasance. Such opinion must further state that these holders will be subject to United States federal income tax on the same amounts, in the same manner and at the same times as would have been the case if Defeasance or Covenant Defeasance had not occurred.

       In the case of a Defeasance, this opinion must be based on a ruling of the Internal Revenue Service or a change in United States federal income tax law occurring after the date of the applicable indenture, since this result would not occur under current tax law;

     - in the case of the subordinated debt indenture, no event or condition shall exist that, pursuant to certain provisions described under "-- Subordinated Debt" above, would prevent Williams from making payments of principal of or interest on the subordinated debt securities at the date of the irrevocable deposit referred to above or at any time during the period ending on the 91st day after the deposit date; and

     - in the case of the subordinated indenture, Williams delivers to the trustee for the subordinated debt indenture an opinion of counsel to the effect that:

          (1) the trust funds will not be subject to any rights of holders of senior indebtedness; and

          (2) after the 91st day following the deposit, the trust funds will not be subject to the effect of any applicable bankruptcy, insolvency, reorganization, or similar laws affecting creditors' rights generally.

     If a court were to rule under any such law in any case or proceeding that the trust funds remained property of Williams, counsel must give its opinion only with respect to:

          (1) the trustee's valid and perfected security interest in these trust funds;

          (2) adequate protection of holders of the subordinated debt securities interests in these funds; and

          (3) no prior rights of holders of senior debt securities in property or interests granted to the trustee or holders of the subordinated debt securities in exchange for or with respect to these trust funds.

MODIFICATION OF THE INDENTURES

     Each indenture provides that Williams and the trustee may enter into supplemental indentures, which conform to the provisions of the Trust Indenture Act of 1939, without the consent of the holders to, in general:

     - secure any debt securities;

     - evidence the assumption by a successor person of the obligations of Williams;

     - add further covenants for the protection of the holders;

     - cure any ambiguity or correct any inconsistency in that indenture, so long as the action will not adversely effect the interests of the holders;

     - establish the form or terms of debt securities of any series; and

     - evidence the acceptance of appointment by a successor trustee. See section 8.1 of the indentures.

     Each indenture also permits Williams and the trustee to:

     - add any provisions to that indenture;

     - change in any manner that indenture;

     - eliminate any of the provisions of that indenture; and

     - modify in any way the rights of the holders of debt securities of each series affected.

     All of the above actions require the consent of the holders of at least a majority in principal amount of debt securities of each series issued under that indenture then outstanding and affected. These holders will vote as one class to approve such changes.

     Such changes must, however, conform to the Trust Indenture Act of 1939 and Williams and the trustee may not, without the consent of each holder of outstanding debt securities affected thereby:

     - extend the final maturity of the principal of any debt securities;

     - reduce the principal amount of any debt securities;

     - reduce the rate or extend the time of payment of interest on any debt securities;

     - reduce any amount payable on redemption of any debt securities;

     - change the currency in which the principal, including any amount in respect of original issue discount, or interest on any debt securities is payable;

     - reduce the amount of any original issue discount security payable upon acceleration or provable in bankruptcy;

     - alter certain provisions of the indenture relating to debt securities not denominated in U.S. dollars or for which conversion to another currency is required to satisfy the judgment of any court;

     - impair the right to institute suit for the enforcement of any payment on any debt securities when due; or

     - reduce the percentage in principal amount of debt securities of any series issued under the applicable indenture, the consent of the holders of which is required for any such modification. See section 8.2 of the indentures.

     The subordinated debt indenture may not be amended to alter the subordination of any outstanding subordinated debt securities without the consent of each holder of senior indebtedness then outstanding that would be adversely affected by such an amendment. See the subordinated debt indenture, section 8.6.

CONVERSION RIGHTS

     The prospectus supplement will provide if a series of securities is convertible into our common stock and the initial conversion price per share at which the securities may be converted. Unless we specify other conversion provisions in the prospectus supplement, the following provisions will be applicable to our convertible securities.

     If we have not redeemed a convertible security, the holder of the convertible security may convert the security, or any portion of the principal amount in integral multiples of $1,000, at the conversion price in effect at the time of conversion, into shares of Williams' common stock. Conversion rights expire at the close of business on the date specified in the prospectus supplement for a series of convertible securities. Conversion rights expire at the close of business on the redemption date in the case of any convertible securities that we call for redemption.

     In order to exercise the conversion privilege, the holder of the convertible security must surrender to us, at any office or agency maintained for that purpose, the security with a written notice of the election to convert the security, and, if the holder is converting less than the entire principal amount of the security, the amount of security to be converted. In addition, if the convertible security is converted during the period between a record date for the payment of interest and the related interest payment date, the person entitled to convert the security must pay us an amount equal to the interest payable on the principal amount being converted.

     We will not pay any interest on converted securities on any interest payment date after the date of conversion except for those securities surrendered during the period between a record date for the payment of interest and the related interest payment date.

     Convertible securities shall be deemed to have been converted immediately prior to the close of business on the day of surrender of the security. We will not issue any fractional shares of stock upon conversion, but we will make an adjustment in cash based on the market price at the close of business on the date of conversion.

     The conversion price will be subject to adjustment in the event of:

     - payment of stock dividends or other distributions of our common stock;

     - issuance of rights or warrants to all our stockholders entitling them to subscribe for or purchase our stock at a price less than the market price of our common stock;

     - the subdivision of our common stock into a greater or lesser number of shares of stock;

     - the distribution to all stockholders of evidences of our indebtedness or assets, excluding stock dividends or other distributions and rights or warrants; or

     - the reclassification of our common stock into other securities.

We may also decrease the conversion price as we consider necessary so that any event treated for Federal income tax purposes as a dividend of stock or stock rights will not be taxable to the holders of our common stock.

     We will pay any and all transfer taxes that may be payable in respect of the issue or delivery of shares of common stock on conversion of the securities. We are not required to pay any tax which may be payable in respect of any transfer involved in the issue and delivery of shares in a name other than that of the holder of the security to be converted and no issue and delivery shall be made unless and until the person requesting the issue has paid the amount of any such tax or established to our satisfaction that such tax has been paid.

     After the occurrence of:

     - consolidation with or merger of Williams into any other corporation,

     - any merger of another corporation into Williams, or

     - any sale or transfer of substantially all of the assets of Williams,

which results in any reclassification, change or conversion of our common stock, the holders of any convertible securities will be entitled to receive on conversion the kind and amount of shares of common stock or other securities, cash or other property receivable upon such event by a holder of our common stock immediately prior to the occurrence of the event.

CONCERNING THE TRUSTEE

     The trustee is one of a number of banks with which Williams and its subsidiaries maintain ordinary banking relationships and with which Williams and its subsidiaries maintain credit facilities.

LIMITATIONS ON ISSUANCE OF BEARER DEBT SECURITIES

     Debt securities in bearer form are subject to special U.S. tax requirements and may not be offered, sold, or delivered within the United States or its possessions or to a U.S. person, except in certain transactions permitted by U.S. tax regulations. Investors should consult the prospectus supplement in the event that bearer debt securities are issued for special procedures and restrictions that will apply to such an offering.

                         DESCRIPTION OF PREFERRED STOCK

     Under the Williams' certificate of incorporation, as amended, Williams is authorized to issue up to 30,000,000 shares of preferred stock, par value $1.00 per share, in one or more series. At September 30, 2001, no shares of preferred stock were outstanding outside of our consolidated group. See "Outstanding Preferred Stock Within the Consolidated Group" below. The following description of preferred stock sets forth certain general terms and provisions of the series of preferred stock to which any prospectus supplement may relate. The prospectus supplement relating to a particular series of preferred stock will describe certain other terms of such series of preferred stock. If so indicated in the prospectus supplement relating to a particular series of preferred stock, the terms of any such series of preferred stock may differ from the terms set forth below. The description of preferred stock set forth below and the description of the terms of a particular series of preferred stock set forth in the related prospectus supplement are not complete and are qualified in their entirety by reference to the certificate of incorporation and to the certificate of designation relating to that series of preferred stock.

     The rights of the holders of each series of preferred stock will be subordinate to those of Williams' general creditors.

GENERAL TERMS OF THE PREFERRED STOCK

     The certificate of incorporation will set forth the designations, preferences, and relative, participating, optional and other special rights, and the qualifications, limitations, and restrictions of the preferred stock of each series. To the extent the certificate of incorporation does not set forth the rights and limitations, they shall be fixed by the certificate of designation relating to the series. A prospectus supplement, relating to each series, shall specify the terms of the preferred stock as follows:

     - the distinctive designation of the series and the number of shares which shall constitute the series;

     - the rate of dividends, if any, payable on shares of the series, the date, if any, from which the dividends shall accrue, the conditions upon which and the date when the dividends shall be payable, and whether the dividends shall be cumulative or noncumulative;

     - the amounts which the holders of the preferred stock of the series shall be entitled to be paid in the event of a voluntary or involuntary liquidation, dissolution, or winding up of Williams; and

     - whether or not the preferred stock of the series shall be redeemable and at what times and under what conditions and the amount or amounts payable thereon in the event of redemption.

     The prospectus supplement may, in a manner not inconsistent with the provisions of the certificate of incorporation:

     - limit the number of shares of the series that may be issued;

     - provide for a sinking fund for the purchase or redemption or a purchase fund for the purchase of shares of the series, set forth the terms and provisions governing the operation of any fund, and establish the status as to reissue of shares of preferred stock purchased or otherwise reacquired or redeemed or retired through the operation of the sinking or purchase fund;

     - grant voting rights to the holder of shares of the series, in addition to and not inconsistent with those granted by the certificate of incorporation to the holders of preferred stock;

     - impose conditions or restrictions upon the creation of indebtedness of Williams or upon the issue of additional preferred stock or other capital stock ranking equally with or prior to the preferred stock or capital stock as to dividends or distribution of assets on liquidation;

     - impose conditions or restrictions upon the payment of dividends upon, the making of other distributions to, or the acquisition of junior stock;

     - grant to the holders of the preferred stock of the series the right to convert the preferred stock into shares of another series or class of capital stock; and

     - grant other special rights to the holders of shares of the series as the board of directors may determine and as shall not be inconsistent with the provisions of the certificate of incorporation.

DIVIDENDS

     Holders of the preferred stock of any series shall be entitled to receive, when and as declared by the board of directors, preferential dividends in cash at the rate per annum, if any, fixed for the series. Their entitlement will be subject to any limitations specified in the certificate of designation providing for the issuance of a particular series of preferred stock. The certificate of designation providing for the issuance of preferred stock of the series may specify the date on which the preferential dividends are payable. The preferential dividends shall further be payable to stockholders of record on a date which precedes each dividend payment date which the board of directors has fixed in advance of each particular dividend.

     Each share of preferred stock shall rank on a parity with each other share of preferred stock, irrespective of series, with respect to preferential dividends accrued on the shares of the series. Williams will not declare or pay any dividend nor will it set apart a dividend for payment for the preferred stock of any series unless at the same time Williams declares, pays, or sets apart a dividend in like proportion to the dividends accrued upon the preferred stock of each other series. This does not, however, prevent Williams from authorizing or issuing one or more series of preferred stock bearing dividends subject to contingencies as to the existence or amount of earnings of Williams during one or more fiscal periods, or as to other events, to which dividends on other series of preferred stock are not subject.

     So long as any shares of preferred stock remain outstanding, Williams will not, unless all dividends accrued on outstanding shares of preferred stock for all past dividend periods shall have been paid, or declared and a sum sufficient for the payment of the dividends set apart:

     - pay or declare any dividends whatsoever, whether in cash, stock, or otherwise;

     - make any distribution on any class of junior stock;

     - purchase, retire, or otherwise acquire for valuable consideration any shares of preferred stock (subject to certain limitations) or junior stock.

     The ability of Williams, as a holding company, to pay dividends on the preferred stock will depend upon the payment of dividends, interest, or other charges by subsidiaries to it. Debt instruments of certain subsidiaries of Williams limit the amount of payments to Williams, which could affect the amount of funds available to Williams to pay dividends on the preferred stock.

     Bank One Trust Company, National Association, is the registrar, transfer agent, and dividend disbursing agent for the shares of the preferred stock.

REDEMPTION

     With the approval of its board of directors, Williams may redeem all or any part of the preferred stock of any series that by its terms is redeemable. Redemption will take place at the time or times and on the terms and conditions fixed for the series. Williams must duly give notice in the manner provided in the certificate of designation providing for this series. Williams must pay for preferred stock in cash the sum fixed for this series, together, in each case, with an amount equal to accrued and unpaid dividends on the series of preferred stock. The certificate of designation providing for a series of preferred stock which is subject to redemption may provide, upon the two conditions discussed below, that the shares will no longer be deemed outstanding, and all rights with respect to the shares will cease, including the accrual of further dividends, other than the right to receive the redemption price of the shares without interest, when:

     - Williams has given notice of redemption of all or part of the shares of the series; and

     - Williams has set aside or deposited with a suitable depositary for the proportionate benefit of the shares called for redemption the redemption price of these shares, together with accrued dividends to the date fixed as the redemption date.

     Redemption will terminate the right of holders of the preferred stock to accrual of further dividends. Redemption will not, however, terminate the right of holders of the shares redeemed to receive the redemption price for these shares without interest.

VOTING RIGHTS

     The preferred stock will have no right or power to vote on any question or in any proceeding or to be represented at or to receive notice of any meeting of stockholders, except as:

     - stated in this prospectus;

     - expressly provided by law; or

     - provided in the certificate of designation of the series of preferred stock.

     On any matters on which the holders of the preferred stock or any series thereof shall be entitled to vote separately as a class or series, they shall be entitled to one vote for each share held.

     So long as any shares of preferred stock are outstanding, Williams must not, during the continuance of any default in the payment of dividends on the preferred stock, redeem or otherwise acquire for value any shares of the preferred stock or of any other stock ranking on a parity with the preferred stock concerning dividends or distribution of assets on liquidation. Holders of a majority of the number of shares of preferred stock outstanding at the time may, however, permit such a redemption by giving their consent in person or by proxy, either in writing or by vote at any annual meeting or any special meeting called for the purpose.

LIQUIDATION RIGHTS

     In the event of any liquidation, dissolution, or winding up of the affairs of Williams, voluntary or involuntary, the holders of the preferred stock of the respective series are entitled to be paid in full the following amounts:

     - the amount fixed in the certificate of designation providing for the issue of shares of the series; plus

     - a sum equal to all accrued and unpaid dividends on the shares of preferred stock to the date of payment of the dividends.

     Williams must have made this payment in full to the holders of the preferred stock before it may make any distribution or payment to the holders of any class of stock of Williams ranking junior to the preferred stock as to dividends or distribution of assets on liquidation. After Williams has made this payment in full to the holders of the preferred stock, the remaining assets and funds of Williams will be distributed among the holders of the stock of Williams ranking junior to the preferred stock according to their rights. If the assets of Williams available for distribution to holders of preferred stock are sufficient to make the payment required to be made in full, these assets will be distributed to the holders of shares of preferred stock proportionately to the amounts payable upon each share of preferred stock.

PREFERRED STOCK PURCHASE RIGHTS

     On February 6, 1996, Williams entered into a rights agreement with The First Chicago Trust Company of New York, as rights agent, which currently provides for a dividend of one-third preferred stock purchase right for each outstanding share of Williams' common stock. The rights trade automatically with shares of common stock and become exercisable only under the circumstances described below. The rights are designed to protect the interests of Williams and its stockholders against coercive takeover tactics. The purpose of the rights is to encourage potential acquirers to negotiate with the board of directors of Williams prior to attempting a takeover and to provide the board with leverage in negotiating on behalf of all stockholders the terms of any proposed takeover. The rights may have anti-takeover effects. The rights should not, however, interfere with any merger or other business combination approved by the board of directors of Williams.

     Until a right is exercised, the right does not entitle the holder to additional rights as a Williams' stockholder, including, without limitation, the right to vote or to receive dividends. Upon becoming exercisable, each right entitles its holder to purchase from Williams one two-hundredth of a share of Series A Junior Participating Preferred Stock at an exercise or purchase price of $140.00 per right, subject to adjustment. Each one two-hundredth of a share of Series A Junior Participating Preferred Stock entitles the holder to receive quarterly dividends payable in cash of an amount per share equal to:

     - the greater of (a) $120, or (b) 1200 times the aggregate per share amount of all cash dividends; plus

     - 1200 times the aggregate per share amount payable in kind of all non-cash dividends or other distributions other than dividends payable in common stock, since the immediately preceding quarterly dividend payment date.

The dividends on the Junior Participating Preferred Stock are cumulative. Holders of Junior Participating Preferred Stock have voting rights entitling them to 1200 votes per share on all matters submitted to a vote of the stockholders of Williams.

     In general, the rights will not be exercisable until the distribution date, which is the earlier of (a) the close of business on the 10th business day after Williams learns that a person or group has acquired, or obtained the right to acquire, beneficial ownership of 15% or more of our outstanding common stock,
(b) the close of business on the 10th business day after the commencement of a tender or exchange offer for 15% or more of Williams' outstanding common stock, or (c) the close of business on the 10th business day after the board of directors of Williams determines that any adverse person or group has become the beneficial owner of an amount of common stock which the board of directors determines to be substantial. Below we refer to the person or group acquiring at least 15% of our common stock as an acquiring person.

     In the event that a person or group acquires beneficial ownership of 15% or more of Williams' outstanding common stock or the board of directors of Williams determines that any adverse person or group has become the beneficial owner of a substantial amount of common stock, each holder of a right will have the right to exercise and receive common stock having a value equal to two times the exercise price of the right. The exercise price is the purchase price times the number of shares of common stock associated with each right. Any rights that are at any time beneficially owned by an acquiring person will be null and void and any holder of such right will be unable to exercise or transfer the right.

     In the event that someone becomes an acquiring person and either (a) Williams is involved in a merger or other business combination in which Williams is not the surviving corporation, (b) Williams is involved in a merger or other business combination in which Williams is the surviving corporation but all or a part of its common stock is changed or exchanged, or (c) 50% or more of Williams' assets, cash flow or earning power is sold or transferred, each right becomes exercisable and each right will entitle its holder to receive common stock of the acquiring person having a value equal to two times the exercise price of the right.

     The rights will expire at the close of business on February 6, 2006, unless redeemed before that time. At any time prior to the earlier of (a) 10 days following the stock acquisition date, as defined in the rights agreement, and
(b) the expiration date, the board of directors of Williams may redeem the rights in whole, but not in part, at a price of $.01 per right. Prior to the distribution date, Williams may amend the rights agreement in any respect without the approval of the rights holders. However, after the distribution date, the rights agreement may not be amended in any way that would adversely affect the holders of rights (other than any acquiring person or group) or cause the rights to again become redeemable. The Junior Participating Preferred Stock ranks junior to all other series of Williams' preferred stock as to the payment of dividends and the distribution of assets unless the terms of the series specify otherwise.

     You should refer to the applicable provisions of the rights agreement, which is incorporated by reference as Exhibit 4 to Form 8-K filed January 24, 1996.

OUTSTANDING PREFERRED STOCK WITHIN THE CONSOLIDATED GROUP

     On March 28, 2001, Williams issued 14,000 shares of its March 2001 Mandatorily Convertible Single Reset Preferred Stock (the "March 2001 Preferred Stock") to a wholly owned subsidiary as part of a transaction to provide indirect credit support for $1.4 billion of Williams Communications Group, Inc. structured notes through a commitment to issue Williams' equity in the event of a Williams Communications default, the downgrading of Williams' senior unsecured debt to Ba1 or below by Moody's, BB or below by

S&P, or BB+ or below by Fitch if Williams' common stock closing price is below $30.22 for ten consecutive trading days while such downgrade is in effect or to the extent proceeds from Williams Communications' refinancing or remarketing of other structured notes prior to March 2004 produces proceeds of less than $1.4 billion. For a full description of the March 2001 Preferred Stock, please refer to Williams' certificate of incorporation and the certificate of designation of the March 2001 Preferred Stock, which has been filed as part of Exhibit 3(I)(a) to Form 10-Q filed by Williams on May 15, 2001 and incorporated by reference herein.

     On December 28, 2000, in connection with the purchase of various energy-related assets in Canada and formation of Snow Goose Associates, L.L.C. and Arctic Fox Assets, L.L.C., Williams issued 342,000 shares of Williams' December 2000 cumulative convertible preferred stock ("December 2000 Preferred Stock") to Arctic Fox Assets, L.L.C., a wholly owned subsidiary of Williams. For a full description of the December 2000 Preferred Stock, please refer to Williams' certificate of incorporation and the certificate of designation of the December 2000 Preferred Stock, which has been filed as part of Exhibit 3(I)(a) to Form 10-Q filed by Williams on May 15, 2001 and incorporated by reference herein.

                          DESCRIPTION OF COMMON STOCK

     As of the date of this prospectus, Williams is authorized to issue up to 960,000,000 shares of common stock. As of September 30, 2001, Williams had 515,078,748 issued and outstanding shares of common stock. In addition, at September 30, 2001 options to purchase 26,479,917 shares of common stock were outstanding under various stock and compensation incentive plans. The outstanding shares of Williams' common stock are fully paid and nonassessable. The holders of Williams' common stock are not entitled to preemptive or redemption rights. Shares of Williams' common stock are not convertible into shares of any other class of capital stock. First Chicago Trust Company of New York, a division of EquiServe, is the transfer agent and registrar for our common stock.

     Williams currently has the following provisions in its charter or bylaws which could be considered to be "anti-takeover" provisions: (i) an article in its charter providing for a classified board of directors divided into three classes, one of which is elected for a three-year term at each annual meeting of stockholders, (ii) an article in its charter providing that directors cannot be removed except for cause and by the affirmative vote of three-fourths of the outstanding shares of common stock, (iii) an article in its charter requiring the affirmative vote of three-fourths of the outstanding shares of common stock for certain merger and asset sale transactions with holders of more than five percent of the voting power of Williams, and (iv) a bylaw requiring stockholders to provide prior notice for nominations for election to the board of directors or for proposing matters which can be acted upon at stockholders meetings.

     Williams is a Delaware corporation and is subject to Section 203 of the Delaware General Corporation Law. In general, Section 203 prevents an interested stockholder (defined generally as a person owning 15% or more of Williams' outstanding voting stock) from engaging in a business combination with Williams for three years following the date that person became an interested stockholder unless: (i) before that person became an interested stockholder, the board of directors of Williams approved the transaction in which the interested stockholder became an interested stockholder or approved the business combination; (ii) upon completion of the transaction that resulted in the interested stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of Williams outstanding at the time the transaction commenced (excluding stock held by persons who are both directors and officers of Williams or by certain employee stock plans); or (iii) on or following the date on which that person became an interested stockholder, the business combination is approved by Williams' board of directors and authorized at a meeting of stockholders by the affirmative vote of the holders of a least 66 2/3% of the outstanding voting stock of Williams (excluding shares held by the interested stockholder). A business combination includes mergers, asset sales and other transactions resulting in a financial benefit to the interested stockholder.

DIVIDENDS

     The holders of Williams' common stock are entitled to receive dividends when, as, and if declared by the board of directors of Williams, out of funds legally available for their payment subject to the rights of holders of any outstanding preferred stock.

VOTING RIGHTS

     The holders of Williams' common stock are entitled to one vote per share on all matters submitted to a vote of stockholders.

RIGHTS UPON LIQUIDATION

     In the event of Williams' voluntary or involuntary liquidation, dissolution, or winding up, the holders of Williams' common stock will be entitled to share equally in any assets available for distribution after the payment in full of all debts and distributions and after the holders of all series of outstanding preferred stock have received their liquidation preferences in full.

                            DESCRIPTION OF WARRANTS

     Williams may issue warrants to purchase its debt or equity securities or securities of third parties or other rights, including rights to receive payment in cash or securities based on the value, rate or price of one or more specified commodities, currencies, securities or indices, or any combination of the foregoing. Warrants may be issued independently or together with any other securities and may be attached to, or separate from, such securities. Each series of warrants will be issued under a separate warrant agreement to be entered into between Williams and a warrant agent. The terms of any warrants to be issued and a description of the material provisions of the applicable warrant agreement will be set forth in the applicable prospectus supplement.

     The applicable prospectus supplement will describe the following terms of any warrants in respect of which this prospectus is being delivered:

     - the title of such warrants;

     - the aggregate number of such warrants;

     - the price or prices at which such warrants will be issued;

     - the currency or currencies, in which the price of such warrants will be payable;

     - the securities or other rights, including rights to receive payment in cash or securities based on the value, rate or price of one or more specified commodities, currencies, securities or indices, or any combination of the foregoing, purchasable upon exercise of such warrants;

     - the price at which and the currency or currencies, in which the securities or other rights purchasable upon exercise of such warrants may be purchased;

     - the date on which the right to exercise such warrants shall commence and the date on which such right shall expire;

     - if applicable, the minimum or maximum amount of such warrants which may be exercised at any one time;

     - if applicable, the designation and terms of the securities with which such warrants are issued and the number of such warrants issued with each such security;

     - if applicable, the date on and after which such warrants and the related securities will be separately transferable;

     - information with respect to book-entry procedures, if any;

     - if applicable, a discussion of any material United States Federal income tax considerations; and

     - any other terms of such warrants, including terms, procedures and limitations relating to the exchange and exercise of such warrants.

                       DESCRIPTION OF PURCHASE CONTRACTS

     Williams may issue purchase contracts for the purchase or sale of:

     - debt or equity securities issued by Williams or securities of third parties, a basket of such securities, an index or indices of such securities or any combination of the above as specified in the applicable prospectus supplement;

     - currencies; or

     - commodities.

     Each purchase contract will entitle the holder thereof to purchase or sell, and obligate us to sell or purchase, on specified dates, such securities, currencies or commodities at a specified purchase price, which may be based on a formula, all as set forth in the applicable prospectus supplement. Williams may, however, satisfy its obligations, if any, with respect to any purchase contract by delivering the cash value of such purchase contract or the cash value of the property otherwise deliverable or, in the case of purchase contracts on underlying currencies, by delivering the underlying currencies, as set forth in the applicable prospectus supplement. The applicable prospectus supplement will also specify the methods by which the holders may purchase or sell such securities, currencies or commodities and any acceleration, cancellation or termination provisions or other provisions relating to the settlement of a purchase contract.

     The purchase contracts may require Williams to make periodic payments to the holders thereof or vice versa, which payments may be deferred to the extent set forth in the applicable prospectus supplement, and those payments may be unsecured or prefunded on some basis. The purchase contracts may require the holders thereof to secure their obligations in a specified manner to be described in the applicable prospectus supplement. Alternatively, purchase contracts may require holders to satisfy their obligations thereunder when the purchase contracts are issued. Williams' obligation to settle such pre-paid purchase contracts on the relevant settlement date may constitute indebtedness. Accordingly, pre-paid purchase contracts will be issued under either the senior indenture or the subordinated indenture.

                              DESCRIPTION OF UNITS

     As specified in the applicable prospectus supplement, Williams may issue units consisting of one or more purchase contracts, warrants, debt securities, shares of preferred stock, shares of common stock or any combination of such securities. The applicable prospectus supplement will describe:

     - the terms of the units and of the purchase contracts, warrants, debt securities, preferred stock and common stock comprising the units, including whether and under what circumstances the securities comprising the units may be traded separately;

     - a description of the terms of any unit agreement governing the units; and

     - a description of the provisions for the payment, settlement, transfer or exchange of the units.

                              PLAN OF DISTRIBUTION

     Williams may sell the securities through agents, through underwriters, through dealers, and directly to purchasers.

     Agents designated by Williams from time to time may solicit offers to purchase the securities. The prospectus supplement will name any such agent who may be deemed to be an underwriter, as that term is defined in the Securities Act, involved in the offer or sale of the securities in respect of which this prospectus is delivered. The prospectus supplement will also set forth any commissions payable by Williams to such agent. Unless otherwise indicated in the prospectus supplement, any such agent will be acting on a best efforts basis for the period of its appointment.

     If Williams uses any underwriters in the sale, Williams will enter into an underwriting agreement with the underwriters at the time of sale to them. The prospectus supplement which the underwriter will use to make resales to the public of the securities in respect of which this prospectus is delivered will set forth the names of the underwriters and the terms of the transaction.

     If a dealer is utilized in the sale of the securities in respect of which this prospectus is delivered, Williams will sell the securities to the dealer, as principal. The dealer may then resell the securities to the public at varying prices to be determined by the dealer at the time of resale.

     Agents, dealers, and underwriters may be entitled under agreements entered into with Williams to indemnification by Williams against certain civil liabilities, including liabilities under the Securities Act, or to contribution with respect to payments which such agents, dealers, or underwriters may be required to make in respect of such civil liabilities. Agents, dealers, and underwriters may be customers of, engage in transactions with, or perform services for Williams in the ordinary course of business.

     One or more firms, referred to as "remarketing firms," may also offer or sell the securities, if the prospectus supplement so indicates, in connection with a remarketing arrangement upon their purchase. Remarketing firms will act as principals for their own accounts or as agents for Williams. These remarketing firms will offer or sell the securities in accordance with a redemption or repayment pursuant to the terms of the securities. The prospectus supplement will identify any remarketing firm and the terms of its agreement, if any, with Williams and will describe the remarketing firm's compensation. Remarketing firms may be deemed to be underwriters in connection with the securities they remarket. Remarketing firms may be entitled under agreements that may be entered into with Williams to indemnification by Williams against certain civil liabilities, including liabilities under the Securities Act, and may be customers of, engage in transactions with or perform services for Williams in the ordinary course of business.

     If the prospectus supplement so indicates, Williams will authorize agents and underwriters or dealers to solicit offers by certain purchasers to purchase the securities from Williams at the public offering price set forth in the prospectus supplement. The solicitation will occur pursuant to delayed delivery contracts providing for payment and delivery on a specified date in the future. These contracts will be subject to only those conditions set forth in the prospectus supplement, and the prospectus supplement will set forth the commission payable for solicitation of such offers.

     Each series of debt securities offered will be a new issue of securities and will have no established trading market. The debt securities offered may or may not be listed on a national securities exchange. Williams cannot be sure as to the liquidity of or the existence of trading markets for any debt securities offered.

     Certain persons participating in this offering may engage in transactions that stabilize, maintain or otherwise affect the price of the securities. Specifically, the underwriters, if any, may overallot in connection with the offering, and may bid for, and purchase, the securities in the open market.

                                    EXPERTS

     The consolidated financial statements and schedules of Williams at December 31, 2000 and 1999 and for each of the three years in the period ended December 31, 2000 appearing in Williams' Form 8-K filed with the Securities and Exchange Commission on May 22, 2001, have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon included therein and incorporated herein by reference. Such consolidated financial statements and schedules are incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

                                 LEGAL MATTERS

     William G. von Glahn, Senior Vice President and General Counsel of Williams will pass upon certain legal matters for Williams in connection with the securities offered by this prospectus. Davis Polk & Wardwell, New York, New York will pass upon certain legal matters for the underwriters in connection with the securities offered by this prospectus. As of September 30, 2001, Mr. von Glahn beneficially owned, directly or indirectly approximately 236,340 shares of Williams' common stock and also has exercisable options to purchase an additional 147,600 shares of Williams' common stock.

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                           40,000,000 FELINE PACS(SM)
              (INITIALLY CONSISTING OF 40,000,000 INCOME PACS(SM))

                                     (LOGO)

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                             PROSPECTUS SUPPLEMENT
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                                          , 2002
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